UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

The St. Joe Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies: Not applicable
	2)	Aggregate number of securities to which transaction applies: Not applicable
3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable

	4)	Proposed maximum aggregate value of transaction: $565,000,000
	5)	Total fee paid: $72,772

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

133 South WaterSound Parkway

WaterSound, Florida 32413

January 31, 2014

Dear Shareholder:

A special meeting of the shareholders of The St. Joe Company (the “Special Meeting”) will be held on March 4, 2014, at 8:00 AM, Eastern Standard Time, at the Offices of Greenberg Traurig, P.A., 333 S.E. 2nd Ave., Suite 4400, Miami, Florida 33131. At the Special Meeting, you will be asked to:

1.	Approve our sale of approximately 382,834 acres of land located in Northwest Florida (the “Subject Lands”), along with certain other assets and inventory and rights under certain continuing leases and contracts (the “Transaction”), pursuant to the Purchase and Sale Agreement by and between St. Joe and AgReserves Inc. (the “Purchaser” or “AgReserves”), dated November 6, 2013 (the “Sale Agreement”) as more fully described in the enclosed proxy statement (the “Transaction Proposal”);

2.	Approve one or more adjournments of the Special Meeting to solicit additional votes and proxies if there are insufficient votes at the time of the Special Meeting to approve the Transaction Proposal (the “Adjournment Proposal”); and

3.	Transact such other business as may properly come before the Special Meeting and any postponements or adjournments thereof.

Only shareholders who owned shares of our common stock at the close of business on January 27, 2014, the record date for the Special Meeting, will be entitled to vote at the Special Meeting and any postponements or adjournments thereof.

After careful consideration of all factors which the Board has deemed relevant, the Board deems the Sale Agreement and the transactions contemplated thereby, including, without limitation, the Transaction, to be advisable, fair to and in the best interests of the Company and its shareholders. Our Board of Directors unanimously recommends that you vote “FOR” the Transaction Proposal and “FOR” the Adjournment Proposal.

The enclosed Notice of Special Meeting and proxy statement explain the Transaction and provide specific information concerning the Special Meeting. Please read these materials (including the annexes) carefully.

Your vote is very important, regardless of the number of shares you own. The Transaction Proposal must be approved by a majority of all the votes entitled to be cast on the Transaction. Therefore, if you do not return your proxy card or attend the Special Meeting and vote in person, it will have the same effect as if you voted “AGAINST” the Transaction Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Transaction Proposal, but will have no impact on the Adjournment Proposal. To vote your shares, you may return your proxy card, vote by internet or telephone or attend the Special Meeting and vote in person. Even if you plan to attend the Special Meeting, we urge you to promptly submit a proxy for your shares by completing, signing, dating and returning the enclosed proxy card.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

Bruce R. Berkowitz

Chairman of the Board

133 South WaterSound Parkway

WaterSound, Florida 32413

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 4, 2014

Time and Date	March 4, 2014, at 8:00 AM, Eastern Standard Time

Place	Offices of Greenberg Traurig Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Suite 4400 Miami, FL 33131

Items of Business	1.

Approve our sale of approximately 382,834 acres of land located in Northwest Florida (the “Subject Lands”), along with certain other assets and inventory and rights under certain continuing leases and contracts (the “Transaction”), pursuant to the Purchase and Sale Agreement by and between St. Joe and AgReserves Inc. (the “Purchaser” or “AgReserves”), dated November 6, 2013 (the “Sale Agreement”) as more fully described in the enclosed proxy statement (the “Transaction Proposal”);

2.	Approve one or more adjournments of the Special Meeting to solicit additional votes and proxies if there are insufficient votes at the time of the Special Meeting to approve the Transaction Proposal (the “Adjournment Proposal”); and

3.	Transact such other business as may properly come before the Special Meeting and any postponements or adjournments thereof.

Our Board of Directors unanimously recommends that you vote “FOR” the Transaction Proposal and “FOR” the Adjournment Proposal.

How to Vote	If you are a registered shareholder as of the close of business on January 27, 2014, the record date for the Special Meeting, you may vote online at www.proxyvote.com, by telephone or by mailing a proxy card. You may also vote in person at the Special Meeting.

If you hold shares through a bank, broker or other institution, you may vote your shares by any method specified on the voting instruction form that the bank, broker or other institution provides. We encourage you to vote your shares as soon as possible.

By Order of the Board of Directors,

Bruce R. Berkowitz Chairman of the Board

133 South WaterSound Parkway

WaterSound, Florida 32413

PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

March 4, 2014

INTRODUCTION

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of The St. Joe Company (hereinafter the terms “we,” “us,” “our,” the “Company” or “St. Joe” refer to The St. Joe Company and its consolidated subsidiaries unless the context indicates otherwise) for use at a special meeting of shareholders to be held on March 4, 2014 (the “Special Meeting”) at 8:00 AM, Eastern Standard Time, at the Offices of Greenberg Traurig, P.A., 333 S.E. 2nd Ave., Suite 4400, Miami, Florida 33131, and any postponements or adjournments thereof. This proxy statement was first mailed to shareholders on or about January 31, 2014.

At the Special Meeting, our shareholders will be asked to:

1.	Approve the sale by St. Joe of approximately 382,834 acres of land located in Northwest Florida owned by us (the “Subject Lands”), along with certain other assets and inventory and rights under certain continuing leases and contracts (the “Transaction”), pursuant to the Purchase and Sale Agreement by and between St. Joe and AgReserves Inc. (the “Purchaser” or “AgReserves”), dated November 6, 2013 (the “Sale Agreement”) as more fully described in this proxy statement (the “Transaction Proposal”);

2.	Approve one or more adjournments of the Special Meeting to solicit additional votes and proxies if there are insufficient votes at the time of the Special Meeting to approve the Transaction Proposal (the “Adjournment Proposal”); and

3.	Transact such other business as may properly come before the Special Meeting and any postponements or adjournments thereof.

Only shareholders of record as of January 27, 2014 (the “Record Date”) will be entitled to vote at the Special Meeting and any postponements or adjournments thereof. As of the Record Date, 92,282,030 shares of our common stock, no par value, were outstanding and eligible to be voted. The holders of our common stock as of the Record Date are entitled to one vote per share on all matters presented at the Special Meeting. Shareholders may vote by internet, telephone, mail or in person. Execution of a proxy will not in any way affect a shareholder’s right to attend the Special Meeting and vote in person. Any proxy may be revoked by a shareholder at any time before it is exercised by delivery of a written revocation or a later executed proxy to our Corporate Secretary or by attending the Special Meeting and voting in person.

This proxy solicitation is being made and paid for by us on behalf of our Board of Directors. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid any additional compensation for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Our Board of Directors unanimously recommends that you vote “FOR” the Transaction Proposal and “FOR” the Adjournment Proposal.

SUMMARY OF THE TRANSACTION

This summary highlights selected information from this proxy statement with respect to the Sale Agreement and the Transaction. It may not contain all of the information that is important to you. To more fully understand the Transaction, you should carefully read the entire proxy statement, including the annexes, and the information incorporated by reference or referred to in this proxy statement. See “Available Information.” The page references have been included in this summary to direct you to a more complete description of the topics presented below.

Overview

The St. Joe Company is a Florida real estate development company that currently owns approximately 567,000 acres of land, concentrated primarily between Tallahassee and Destin.

On November 6, 2013, we entered into the Sale Agreement with AgReserves, Inc., a tax-paying affiliate of The Church of Jesus Christ of Latter-day Saints who has had ranching and agricultural operations in east central Florida for over 60 years. Pursuant to the Sale Agreement we agreed to sell to AgReserves approximately 382,834 acres of land located in Northwest Florida (the “Subject Lands”), along with certain other assets and inventory and rights under certain continuing leases and contracts (the “Transaction”) for a purchase price of $565,000,000, subject to adjustments as described below (the “Purchase Price”). The Subject Lands include substantially all of our land designated for forestry operations as well as other land (1) that is not utilized in our residential or commercial real estate segments or our resorts, leisure and leasing segment or (2) that is not part of our current development plans. However, we will continue to own a limited amount of timberland and will continue our forestry operations, although on a more limited basis, after the Transaction.

As discussed in this proxy statement, the Transaction is subject to our shareholders’ approval. We expect that the Transaction will close shortly after we receive shareholder approval. The Sale Agreement provides that, subject to the satisfaction or waiver of closing conditions, the Closing will occur on January 31, 2014; provided that upon prior written notice of no less than five business days prior to the then-scheduled closing date: (i) we can extend the closing date to a date no later than May 1, 2014 (the “Outside Date”), and (ii) AgReserves can extend the closing date to the date that is five business days after the later of (a) the date on which our shareholder meeting has occurred and (b) the date on which we obtain certain consents, but in no event later than the Outside Date.

Reasons for and Risks Associated with the Transaction (page 24)

Our Board of Directors approved the Transaction for a number of reasons, including the following:

•	the fair value of the Purchase Price;

•	our Board’s belief that the Transaction is in line with our corporate strategy, including our desire to focus on real estate development in Northwest Florida;

•	our Board’s evaluation of the timing and development of our significant remaining real estate surrounding the Northwest Florida Beaches International Airport as well as other remaining real estate and related operations;

•	our Board’s evaluation of the timing and development of future opportunities;

•	our Board’s belief that the Subject Lands, which are designated as forestry or preserve land, are not expected to be improved for higher and better uses, other than farmland, in the foreseeable future; and

•	our ability to utilize a portion of our deferred tax assets to increase the net benefit of the sale.

These reasons for the Transaction, as well as the process the parties engaged in to reach agreement on the Transaction, are described in more detail under the headings “The Transaction — Reasons for the Transaction” and “The Transaction — Background of the Transaction.” This proxy statement also describes other details of the Transaction, including the consideration to be paid, the risks associated with the Transaction and the conditions to consummation of the Transaction.

The Transaction may expose us to a number of risks, including:

•	Upon the consummation of the Transaction, our business will become more dependent upon the real estate industry as income from our forestry operations will be reduced. Therefore, the cyclical nature of our real estate operations could adversely affect our results of operations, cash flows, financial condition and stock price;

•	We have discretion in the use of the net proceeds from the Transaction and may not successfully allocate or reinvest the capital from the Transaction;

•	We may not successfully reduce fixed costs associated with the assets being sold in the Transaction; and

•	The Sale Agreement may expose us to contingent liabilities.

This proxy statement also contains details regarding the Special Meeting that the Board has scheduled to request your vote on matters related to the Transaction. This information is included under the heading “Special Meeting.” For the reasons described, our Board unanimously recommends that you vote “FOR” the Transaction Proposal and the Adjournment Proposal.

Recommendation of Our Board of Directors (page 32)

After careful consideration of all factors which the Board has deemed relevant, the Board deems the Sale Agreement and the transactions contemplated thereby, including, without limitation, the Transaction, to be advisable, fair to and in the best interests of the Company and its shareholders. Our Board unanimously recommends that you vote “FOR” the Transaction Proposal and “FOR” the Adjournment Proposal.

Fairness Opinion of TAP Securities LLC (page 25)

We retained TAP Securities LLC (“TAP Securities”) as our and our Board of Directors’ financial advisor in connection with the proposed Transaction. As part of that engagement, our Board of Directors requested that TAP Securities evaluate the fairness, from a financial point of view, of the consideration to be received by us in connection with the Transaction. On November 6, 2013, at a meeting of our Board of Directors held to evaluate the proposed Transaction at the proposed purchase price of $565,000,000, TAP Securities delivered to our Board of Directors an oral opinion, confirmed by delivery of a written opinion dated November 6, 2013, to the effect that, as of that date and based on and subject to various procedures, assumptions, matters considered and qualifications and limitations described in its opinion, the $565,000,000 price was fair to St. Joe from a financial point of view. The full text of TAP Securities’ opinion describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by TAP Securities. The opinion is attached as Annex B and is incorporated by reference into this proxy statement. The opinion did not constitute a recommendation to any shareholder as to how to vote or act with respect to the Transaction.

Fairholme Fund Irrevocable Proxy (page 31)

In connection with the Sale Agreement, at the Purchaser’s request, Fairholme Funds, Inc., on behalf of The Fairholme Fund (an affiliate of our Chairman Bruce Berkowitz), granted AgReserves an irrevocable proxy to vote 23,136,502 shares of our common stock, or approximately 25.1% of our outstanding shares of common stock as of the Record Date. Pursuant to the Sale Agreement, the Purchaser has agreed to vote the shares that are subject to the irrevocable proxy “FOR” the approval of the Transaction Proposal. The irrevocable proxy will remain in effect until the earliest to occur of (1) the termination of the Sale Agreement in accordance with its terms (including any extension thereof) or any material amendment of the Sale Agreement prior to the Record Date, (2) The Fairholme Fund and AgReserves agree to terminate the irrevocable proxy, (3) the date on which the Record Date is changed to a date other than January 27, 2014 and (4) the consummation of the Transaction. The irrevocable proxy does not limit or otherwise restrict the ability of The Fairholme Fund to sell any of the shares of our common stock that are held by it prior to or following the Record Date.

Use of Proceeds (page 32)

The Company, and not the Company’s shareholders, will receive all of the net proceeds from the Transaction. Our management will retain broad discretion in deciding how to allocate the net proceeds of the Transaction. We have not designated the amount of net proceeds we will receive from the Transaction for any particular purpose given the uncertain timing of the Transaction and our ongoing tax analysis of our assets.

Transaction Consideration (page 35)

The Purchase Price of $565,000,000 will be adjusted downward as follows (collectively, the “Purchase Price Adjustments”):

1)	For the value by which the net proceeds from harvesting of timber on the Subject Lands for the period from August 1, 2013 through Closing exceeds certain pre-agreed amounts described in the Sale Agreement;

2)	For the value of any parcel excluded from the Transaction by the Purchaser because it is subject to an uncured title objection not waived by the Purchaser prior to Closing. For a period of one (1) year after the date of Closing, we will have the right to cure any title objection and receive payment from the Purchaser of the portion of the initial Purchase Price previously withheld by the Purchaser;

3)	For the value of any parcel excluded from the Transaction by the Purchaser because the Purchaser discovers the presence or likely presence of any hazardous substance on such parcel which has not been previously identified by us; and

4)	For the aggregate fair market value of (x) damaged or lost timber resulting from all casualty losses plus (y) the estimated cost associated with putting the affected parcels back into production and the damage to any property improvements, if such amount exceeds $500,000. We will, however, be entitled to retain any insurance proceeds from such casualty losses.

The Sale Agreement has a closing condition that the maximum aggregate amount by which the Purchase Price can be adjusted downward for items 2, 3 and 4 above does not exceed $40,000,000. Consequently, if the aggregate value of these specific Purchase Price Adjustments exceeds $40,000,000, both AgReserves and St. Joe will need to waive this condition or the Closing will not occur. There is no limit on the amount the Purchase Price may be reduced for item 1 above.

Concurrently with the execution of the Sale Agreement, AgReserves deposited with the escrow agent a $37,500,000 deposit (the “Deposit”). The Deposit will either be (i) delivered to us at the closing of the Transaction (the “Closing”) and applied as a credit towards the Purchase Price or (ii) if the Closing does not occur, returned to the Purchaser, unless we terminate the Sale Agreement upon the Purchaser’s breach or violation of a representation, warranty, covenant or agreement which (a) cannot be cured by the Outside Date or (b) the Purchaser does not use, on a continuous basis, all commercially reasonable efforts to cure in all material respects within a reasonable time after receiving notice of such breach or violation.

The Purchase Price is payable at Closing in cash or, at our option, a combination of cash and a 15-20 year installment note. AgReserves has advised us that it has sufficient cash on hand to pay the full Purchase Price.

If we elect to receive a portion of the Purchase Price in an installment note, AgReserves will remit to us in cash the remaining portion of the Purchase Price. Concurrently, a bankruptcy-remote, qualified special purpose entity established by AgReserves (the “Buyer QSPE”), will issue to us a 15-20 year installment note in an amount equal to the portion of the Purchase Price that we elect to receive in an installment note (the “Timber Note”). The Timber Note will be secured by a standby letter of credit from a financial institution with a Standard & Poor’s Rating of “A-” or better. We expect to assign the Timber Note to a bankruptcy-remote, qualified special purpose entity established by us (the “St. Joe QSPE”). Shortly after receiving the Timber Note, we expect that the St. Joe QSPE will monetize the Timber Note by issuing debt securities (which we currently anticipate will have a value equal to approximately 85-90% of the value of the Timber Note) to third party investors. The debt securities will be payable solely out of the assets of the St. Joe QSPE, which will principally consist of the Timber Note and the standby letter of credit. The investors holding the debt securities of the St. Joe QSPE will have no recourse against us for payment of the debt securities or related interest expense. We will receive payment of the remaining principal amount of the Timber Note, less net interest expense and costs associated with the monetization of the Timber Note, on the maturity date of the Timber Note.

Conditions to Completion of the Transaction (page 41)

Completion of the Transaction requires the approval of our shareholders as well as the satisfaction or waiver of certain conditions set forth in the Sale Agreement, including, among other things: (1) receipt by each party of the necessary consents, authorizations, registrations or approvals required to consummate the Transaction, (2) each party’s compliance with the representations, warranties and covenants contained in the Sale Agreement and (3) the waiver of the $40,000,000 Purchase Price Adjustment limit, if applicable.

Termination of the Sale Agreement; Termination Fees and Expenses (page 42)

The Sale Agreement may be terminated automatically, by us, or by the Purchaser in certain circumstances, in which case the Transaction will not be completed. Pursuant to the terms of the Sale Agreement, in certain circumstances, we will be required to reimburse AgReserves their fees, costs, and expenses and, in limited circumstances, pay a break-up fee of $21,187,500 if the Transaction is not completed.

No Solicitation or Change in Recommendation (page 39)

Subject to certain exceptions, the Sale Agreement requires that we will not initiate, solicit, knowingly encourage (including by providing information), induce or knowingly facilitate any proposals or offers with respect to an “Alternative Proposal” as described in section “No Solicitation; Change in Recommendation” beginning on page 39. If we receive an unsolicited Alternative Proposal prior to obtaining shareholder approval of the Transaction Proposal, under certain circumstances we may participate in discussions or negotiations about such proposal.

We also agreed that neither our Board of Directors nor any Board committee may, subject to certain exceptions, (1) withdraw or modify in a manner adverse to the Purchaser, or publicly propose to withdraw or modify in a manner adverse to the Purchaser, its recommendation in favor of the Transaction Proposal; (2) fail to recommend against the acceptance of any tender offer or exchange offer that would constitute an Alternative Proposal and that is publicly disclosed prior to the earlier of the date of Special Meeting and 10 business days after the commencement of such tender offer or exchange; (3) fail to reaffirm, without qualification, that the Transaction is in our best interests or its recommendation in favor of the Transaction Proposal, within five business days if Purchaser requests that we do so; (4) approve, recommend or endorse an Alternative Proposal; or (5) approve any agreement which would constitute an Alternative Proposal.

Indemnification of Purchaser (page 43)

From and after the Closing, and subject to the terms, conditions and limitations set forth in the Sale Agreement, we will indemnify, defend and hold harmless the Purchaser and certain of its indemnitees against any loss incurred by them as a result of the following: (1) a breach by us of certain representations or warranties contained in the Sale Agreement or any ancillary agreement; (2) any breach of any agreement, term, provision, condition, obligation, or covenant to be performed or satisfied by us pursuant to the Sale Agreement; (3) any third-party personal injury or tort claims regarding our use, ownership or operation of the Subject Lands (or any party thereof) prior to the Closing but excluding certain assumed liabilities and any released environmental claims; (4) any claim arising from assumed contracts relating to any act or omission prior to the date of Closing; and (5) any claim arising from an inaccuracy or material default alleged in any estoppel certificate provided by Seller to Purchaser in lieu of a third-party estoppel certificate.

We will not, however, be liable for losses relating to items 1, 2 or 5 above, unless the aggregate amount of all losses for which we would otherwise be liable exceeds $5,000,000. In this case, the Purchaser indemnitees will be entitled, subject to the other limitations set forth in the Sale Agreement, to indemnification for all losses incurred by them that are in excess of this amount, subject to a limit on our maximum aggregate liability of $56,500,000 relating to items 1, 2 or 5 above. There are no limits to our potential indemnification liability with respect to items 3 or 4 above.

Additionally, the $5,000,000 threshold and the $56,500,000 indemnification maximum with respect to items 1, 2 or 5 above will not apply to losses arising from: (1) Purchase Price Adjustments, (2) apportionments, (3) closing costs and expenses, (4) our brokerage indemnity, (5) reimbursement of legal fees and (6) the Purchaser’s enforcement of its specific performance rights. The $56,500,000 indemnification maximum will also not apply to any fraud or intentional misconduct by us.

Specific Performance (page 44)

If we fail to consummate the Transaction, the Purchaser may undertake an action, suit or proceeding for the specific enforcement of the Sale Agreement unless the Purchaser’s failure to perform any of its obligations under the Sale Agreement primarily contributes to our failure to consummate the Transaction. In the event the remedy of specific performance is not available to the Purchaser due to the fraud or intentional misconduct of us, in addition to return of the Deposit, the Purchaser will be entitled to pursue any and all remedies and damages available at law or equity. Our only right to specific performance by the Purchaser will be for (1) any breach of the confidentiality agreement between us and Purchaser, (2) the Purchaser’s breach of the covenant not to record the Sale Agreement in any real property records, or (3) the Purchaser’s breach of the covenant relating to its right of entry. The specific performance provision will survive the Closing.

U.S. Federal Income Tax Consequences (page 32)

Our shareholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Transaction.

The Transaction will be treated as a sale of corporate assets. The Transaction is a taxable transaction for U.S. federal income tax purposes upon which we will recognize gain or loss. If we elect to receive the entire Purchase Price in cash, then we will recognize all gain or loss resulting from the Transaction currently. If we elect to receive a portion of the Purchase Price in a Timber Note, then a portion of the gain or loss resulting from the Transaction may be deferred and reported using the installment method of reporting.

No Appraisal Rights (page 33)

Under the Florida Business Corporations Act, the Transaction Proposal described in this proxy statement being submitted to a shareholder vote at the Special Meeting will not give rise to appraisal rights for dissenting shareholders. Furthermore, we will not independently provide dissenting shareholders with any appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE TRANSACTION PROPOSAL

The following are some questions that you, as a shareholder of the Company, may have regarding the Special Meeting and the Transaction Proposal and brief answers to such questions. We urge you to carefully read this entire proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement because the information in this section does not provide all the information that may be important to you as a shareholder of the Company with respect to the Transaction Proposal. See “Available Information” beginning on page 57.

THE SPECIAL MEETING

Q:	When and where will the Special Meeting take place?

A:	The Special Meeting will be held on March 4, 2014 at 8:00 AM, Eastern Standard Time, at the Offices of Greenberg Traurig, P.A., 333 S.E. 2nd Avenue, Suite 4400, Miami, Florida 33131.

Q:	Who may vote at the Special Meeting?

A:	Only holders of record of shares of our common stock at the close of business on January 27, 2014, the Record Date, are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement of Special Meeting. On the Record Date, we had 92,282,030 shares of our common stock outstanding and entitled to be voted at Special Meeting.

Q:	How many votes do I have?

A:	You may cast one vote for each share of our common stock held by you as of the Record Date on all matters presented at Special Meeting.

Q:	What is the purpose of the Special Meeting?

A:	At the Special Meeting, you will be asked to vote upon: (1) the Transaction Proposal, (2) the Adjournment Proposal and (3) such other matters as may properly come before the Special Meeting and any postponements or adjournments thereof.

Q:	How do I vote?

A:	If you are a shareholder of record as of the Record Date, you may vote:

•	by internet;

•	by telephone;

•	by mail; or

•	in person at Special Meeting.

Detailed instructions for internet and telephone voting are set forth on the proxy card.

If your shares are held in our 401(k) Plan, your proxy will serve as a voting instruction for the trustee of our 401(k) Plan, who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by February 27, 2014. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through our 401(k) Plan “FOR” the Transaction Proposal and “FOR” the Adjournment Proposal.

If you are a beneficial owner of shares, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at Special Meeting, please bring with you evidence of your ownership as of the Record Date (such as a letter from your nominee confirming your ownership or a bank or brokerage firm account statement).

Q:	What is the difference between a shareholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with St. Joe’s transfer agent, American Stock Transfer & Trust Company, you are considered the “shareholder of record” with respect to those shares.

If your shares are held by a brokerage firm, bank, trustee or other agent, which we refer to as a nominee, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following its instructions for voting by internet or telephone or the voting instruction card included in the enclosed proxy materials.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of shareholders present to conduct business at Special Meeting. The presence at Special Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the Transaction Proposal, or 46,141,016 shares will constitute a quorum, permitting us to conduct the business of Special Meeting. Proxies received but marked as abstentions, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at Special Meeting for quorum purposes. The holders of a majority of shares represented, and who would be entitled to vote at a meeting if a quorum were present, where a quorum is not present, may adjourn such meeting from time to time.

Q:	What am I being asked to vote on?

A:	At the Special Meeting you will be asked to vote on (1) the Transaction Proposal and (2) the Adjournment Proposal. Our Board recommendation for the Transaction Proposal and the Adjournment Proposal is set forth below.

Proposal	Board Recommendation
To approve the Transaction contemplated by the Sale Agreement	FOR
To approve one or more adjournments of the Special Meeting to solicit additional votes and proxies if there are insufficient votes to approve the Transaction Proposal	FOR

Q:	What vote is required to approve the Transaction Proposal to be voted upon at the Special Meeting?

A:	Under Section 607.1202 of the Florida Business Corporations Act, the Transaction Proposal must be approved by a majority of all the votes entitled to be cast on the Transaction. In the event there are insufficient votes to approve the Transaction Proposal, the Adjournment Proposal must be approved by the holders of a majority of shares represented, and who would be entitled to vote at the Special Meeting, if a quorum were present. In connection with the Sale Agreement, at the Purchaser’s request, Fairholme Funds, Inc., on behalf of The Fairlholme Fund (an affiliate of our Chairman, Bruce Berkowitz), granted Purchaser an irrevocable proxy to vote 23,136,502 shares of our common stock, or approximately 25.1% of our outstanding shares of common stock as of the Record Date. Pursuant to the Sale Agreement, the Purchaser has agreed to vote the shares that are subject to the irrevocable proxy “FOR” the approval of the Transaction Proposal. The irrevocable proxy will remain in effect until the earliest to occur of (1) the termination of the Sale Agreement in accordance with its terms (including any extension thereof) or any material amendment of the Sale Agreement prior to the Record Date, (2) The Fairholme Fund and AgReserves agree to terminate the irrevocable proxy, (3) the date on which the Record Date is changed to a date other than January 27, 2014 and (4) the consummation of the Transaction. The irrevocable proxy does not limit or otherwise restrict the ability of The Fairholme Fund to sell any of the shares of our common stock that are held by it prior to or following the Record Date.

Q:	What happens if additional matters are presented at the Special Meeting?

A:

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Special Meeting. If you grant a proxy, the persons named as proxy holders, Messrs.

Kenneth M. Borick and Park Brady, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting in accordance with Florida law and our Bylaws.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” the Transaction Proposal and “FOR” the Adjournment Proposal. If other matters properly come before the Special Meeting, Messrs. Kenneth M. Borick and Park Brady will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before Special Meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:	If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange, which we refer to as the NYSE, regarding whether or not it can exercise discretionary voting power for any particular proposal if such broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions only with respect to certain “routine” matters. A “broker non-vote” occurs when a nominee does not vote on a particular matter because the nominee does not have discretionary voting authority for that matter and has not received instructions from the beneficial owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at Special Meeting for purposes of determining the presence of a quorum. The Transaction Proposal described in this proxy statement does not relate to a “routine” matter. However, because the Transaction Proposal must be approved by a majority of all the votes entitled to be cast on the Transaction, broker non-votes, if any, will have the same effect as a vote “AGAINST” the Transaction Proposal. Broker non-votes, if any, will have no impact on the Adjournment Proposal.

Q:	What if I abstain or withhold authority to vote on a proposal?

A:	If you sign and return your proxy marked “abstain” on the Transaction Proposal, your shares will be counted for purposes of determining whether a quorum is present; however, it will have the same effect as if you voted “AGAINST” the Transaction Proposal. An abstention will have no impact on the Adjournment Proposal.

The table below sets forth for the Transaction Proposal and the Adjournment Proposal: (1) whether a broker can exercise discretion and vote your shares with respect to such proposal absent your instructions; (2) the impact of broker non-votes (if applicable) on the approval of the proposal; and (3) the impact of abstentions on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote	Impact of Abstentions
Transaction Proposal	No	AGAINST	AGAINST
Adjournment Proposal	No	NONE	NONE

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a shareholder of record, you may revoke your proxy at any time before its exercise by:

•	Written notice to our Corporate Secretary at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413; or

•	Executing and delivering to our Corporate Secretary a proxy with a later date (which may be done by internet, phone, mail or attending the Special Meeting and voting in person).

If you are a beneficial shareholder, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at Special Meeting.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares of St. Joe in more than one account. To ensure that all your shares are voted, sign and return each proxy card. Alternatively, if you vote by internet or telephone, you will need to vote once for each proxy card you receive.

Q:	Who can attend the Special Meeting?

A:	Only shareholders and our invited guests are invited to attend the Special Meeting. To gain admittance, you must bring a form of personal identification to the Special Meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the Special Meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the Record Date or a letter from the broker or other nominee confirming such ownership, and a form of personal identification.

Q:	If I plan to attend the Special Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Special Meeting.

Q:	Where can I find voting results of the Special Meeting?

A:	We will announce the results for the proposals voted upon at the Special Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the Special Meeting.

Q:	Who should I call with other questions?

A:	If you have additional questions about this proxy statement or the Special Meeting or would like additional copies of this proxy statement, please contact: The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attention: Investor Relations, Telephone: 850-231-6400.

THE TRANSACTION PROPOSAL

Q:	Why did the Company enter into the Sale Agreement?

A:	Our Board of Directors’ decision to enter into the Sale Agreement was based on a careful evaluation of (1) the fair value of the Purchase Price; (2) the anticipated benefits of the Transaction, including increased liquidity; (3) our corporate strategy, including our desire to focus on our core business activity of real estate development in Northwest Florida; and (4) the challenges and opportunities that would exist for the Company’s remaining operations following the Transaction. The land we propose to sell includes substantially all of the Company’s land designated for forestry operations as well as other land (1) that is not utilized in the Company’s residential or commercial real estate segments or its resorts, leisure and leasing segment or (2) that is not part of the Company’s current development plans. See “The Transaction Proposal — Reasons for the Transaction” beginning on page 24.

Q:	What will happen if the Transaction is authorized by our shareholders?

A:	If the Transaction is authorized by the requisite shareholder vote and the other conditions to the consummation of the Transaction are satisfied or waived, we will sell to the Purchaser the Subject Lands, along with certain other assets and inventory and rights under certain continuing leases and contracts. The Subject Lands include substantially all of the Company’s land designated for forestry operations as well as other land (1) that is not utilized in the Company’s residential or commercial real estate segments or its resorts, leisure and leasing segment or (2) that is not part of the Company’s current development plans, for a purchase price of $565,000,000, subject to certain adjustments. Following the consummation of the Transaction, the Company expects to continue to be the owner of approximately 184,000 acres of land concentrated primarily in Northwest Florida which includes land used or intended to be used in our real estate development operations. Following the Transaction, we intend to focus on our core business activity of real estate development. See “The Transaction Proposal — Activities of St. Joe Following the Transaction” beginning on page 32.

Q:	What will happen if the Transaction is not authorized?

A:	Pursuant to the terms of the Sale Agreement, if we fail to obtain a shareholder vote in favor of the Transaction Proposal, the Transaction will not occur. If our shareholders reject the Transaction at the Special Meeting or if the Special Meeting, including any adjournment or postponement thereof, concludes without our obtaining shareholder approval for the Transaction, the Deposit will be returned to the Purchaser and we will be required to pay the Purchaser its reasonable third-party out-of-pocket costs and expenses incurred in connection with the Transaction (including legal fees, accounting fees, consultant’s fees and advisor’s fees), not to exceed a maximum amount of $1,500,000. However, we will instead be required to pay the Purchaser a $21,187,500 break-up fee if such termination occurs and any of the following also occurs: (1) we fail to conduct the vote at the Special Meeting, (2) prior to such termination and after November 6, 2013, any Alternative Proposal (as defined below) is generally made known to our shareholders or (3) our Board makes a Recommendation Change (as defined below) or otherwise declares advisable a Superior Proposal (as defined below) other than as a result of an Intervening Event (as defined below) which is unrelated to an Alternative Proposal. See “The Transaction Proposal — The Sale Agreement — Termination of the Sale Agreement; Termination Fees and Expenses” beginning on page 42. In the event that the Transaction is not completed, the announcement of the termination of the Sale Agreement may also adversely affect the trading price of our common stock, our business or our relationships with customers and employees.

Q:	What is the Purchase Price to be received by the Company?

A:	The total Purchase Price for this Transaction is $565,000,000, subject to adjustments described below, and includes a $37,500,000 deposit that is currently held by the escrow agent. The Deposit will either be (i) delivered to us at Closing and applied as a credit towards the Purchase Price or (ii) if the Closing does not occur, the Deposit will be returned the Purchaser unless we terminate the Sale Agreement upon the Purchaser’s breach or violation of a representation, warranty, covenant or agreement which (a) cannot be cured by the Outside Date or (b) the Purchaser does not use on a continuous basis all commercially reasonable efforts to cure in all material respects within a reasonable time after receiving notice of such breach or violation.

The Purchase Price may be adjusted downward for (1) the value by which the net proceeds from harvesting of timber on the Subject Lands for the period from August 1, 2013 through Closing exceeds a certain pre-agreed value, (2) exclusions of parcels because of uncured title objections, (3) exclusions of parcels because of the discovery of hazardous substances on such parcels and (4) casualty damages from all damaged or lost timber resulting from casualty losses plus estimated costs associated with putting casualty affected parcels back into production. The Sale Agreement has a closing condition that the maximum aggregate amount by which the Purchase Price can be adjusted downward for items 2, 3 and 4 will not exceed $40,000,000. Consequently, if the aggregate value of these specific Purchase Price Adjustments exceeds $40,000,000, both the Purchaser and the Company will need to waive this condition to Closing or else the Closing will not occur. There is no limit on the amount of the Purchase Price that may be reduced for item 1 above.

Q:	How will the Purchase Price be paid to the Company?

A:	The Purchase Price is payable at Closing in cash or, at our option, a combination of cash and a Timber Note. AgReserves has advised us that it has sufficient cash on hand to pay the full Purchase Price.

If we elect to receive a portion of the Purchase Price in a Timber Note, AgReserves will remit to us in cash the remaining portion of the Purchase Price. Concurrently, the Buyer QSPE will issue a Timber Note to us. The Timber Note will be secured by a standby letter of credit. We expect to assign the Timber Note to the St. Joe QSPE. Shortly after receiving the Timber Note, we expect that the St. Joe QSPE will monetize the Timber Note by issuing debt securities (which we currently anticipate will have a value equal to approximately 85-90% of the value of the Timber Note) to third party investors. The debt securities will be payable solely out of the assets of the St. Joe QSPE, which will principally consist of the Timber Note and the standby letter of credit. The investors holding the debt securities of the St. Joe QSPE will have no recourse against us for payment of the debt securities or related interest expense. We will receive payment of the remaining principal amount of the Timber Note, less net interest expense and costs associated with the monetization of the Timber Note, on the maturity date of the Timber Note.

Q:	How will the Company decide to receive payment of the Purchase Price?

A:	The Company’s decision to elect to receive a Timber Note as a portion of the Purchase Price in the Transaction will be driven by business, strategic and tax objectives as well as an evaluation of the market rates available for the monetization of the Timber Note.

Q:	What are the material terms of the Sale Agreement?

A:	In addition to the consideration we will receive at the Closing of the Transaction, the Sale Agreement contains other important terms and provisions, including:

•	From and after the Closing, and subject to the terms, conditions and limitations set forth in the Sale Agreement, we have agreed to indemnify, defend and hold harmless the Purchaser and certain of its indemnitees against any loss incurred by them as a result of the following: (1) a breach by us of certain representations or warranties contained in the Sale Agreement or any ancillary agreement; (2) any breach of any agreement, term, provision, condition, obligation, or covenant to be performed or satisfied by us pursuant to the Sale Agreement; (3) any third-party personal injury or tort claims regarding our use, ownership or operation of the Subject Lands (or any party thereof) prior to the Closing but excluding certain assumed liabilities and any released environmental claims; (4) any claim arising from assumed contracts relating to any act or omission prior to the date of Closing; and (5) any claim arising from an inaccuracy or material default alleged in any estoppel certificate provided by Seller to Purchaser in lieu of a third-party estoppel certificate.

We will not, however, be liable for losses relating to items 1, 2 or 5 above, unless the aggregate amount of all losses for which we would otherwise be liable exceeds $5,000,000. In this case, the Purchaser indemnitees will be entitled, subject to the other limitations set forth in the Sale Agreement, to indemnification for all losses incurred by them that are in excess of this amount, subject to a limit on our maximum aggregate liability of $56,500,000 relating to items 1, 2 or 5 above. There are no limits to our potential indemnification liability with respect to items 3 or 4 above.

Additionally, the $5,000,000 threshold and the $56,500,000 indemnification maximum with respect to items 1, 2 or 5 above will not apply to losses arising from: (1) Purchase Price Adjustments, (2) apportionments, (3) closing costs and expenses, (4) our brokerage indemnity, (5) reimbursement of legal fees and (6) the Purchaser’s enforcement of its specific performance rights. The $56,500,000 indemnification maximum will also not apply to any fraud or intentional misconduct by us.

•	The obligations of Purchaser and St. Joe to close the Transaction are subject to several closing conditions, including among other things: (1) the approval of our shareholders of the Transaction Proposal, (2) receipt by each party of the necessary consents, authorizations, registrations or approvals required to consummate the Transaction, (3) each party’s compliance with the representations, warranties and covenants contained in the Sale Agreement and (4) the waiver of the $40,000,000 Purchase Price Adjustment limit, if applicable.

•	The Sale Agreement may be terminated automatically, by us, or by the Purchaser in certain circumstances, in which case the Transaction will not be completed. Pursuant to the terms of the Sale Agreement, in certain circumstances we will be required to reimburse AgReserves its costs and expenses and, in limited circumstances, pay a break-up fee of $21,187,500 if the Transaction is not completed.

•

The Sale Agreement requires that we shall not, and will use our reasonable best efforts to cause and our representatives not to, initiate contact with or solicit any inquiry or proposal or engage in any discussions with any third party in connection with any Alternative Proposal (as defined below)

regarding a sale of the Subject Lands or any similar transaction. The Sale Agreement also contains limitations on our ability to engage in discussions concerning unsolicited Alternative Proposals or to accept a Superior Proposal. See “The Transaction Proposal — The Sale Agreement — No Solicitation; Change in Recommendation” beginning on page 39; and

•	In connection with the Sale Agreement, at the Purchaser’s request, Fairholme Funds, Inc., on behalf of The Fairholme Fund (an affiliate of our Chairman Bruce Berkowitz), granted AgReserves an irrevocable proxy to vote 23,136,502 shares of our common stock, or approximately 25.1% of our outstanding shares of common stock as of the Record Date. Pursuant to the Sale Agreement, the Purchaser has agreed to vote the shares that are subject to the irrevocable proxy “FOR” the approval of the Transaction Proposal. The irrevocable proxy will remain in effect until the earliest to occur of (1) the termination of the Sale Agreement in accordance with its terms (including any extension thereof) or any material amendment of the Sale Agreement prior to the Record Date, (2) The Fairholme Fund and AgReserves agree to terminate the irrevocable proxy, (3) the date on which the Record Date is changed to a date other than January 27, 2014 and (4) the consummation of the Transaction. The irrevocable proxy does not limit or otherwise restrict the ability of The Fairholme Fund to sell any of the shares of our common stock that are held by it prior to or following the Record Date.

Q:	If consummated, how will the net proceeds from the Transaction be used?

A:	The Company, and not the Company’s shareholders, will receive all of the net proceeds from the Transaction. Our management will retain broad discretion in deciding how to allocate the net proceeds of the Transaction. We have not designated the amount of net proceeds we will receive from the Transaction for any particular purpose. We believe that the proceeds from the Transaction will provide the Company with significant liquidity and numerous opportunities to create long-term value for our shareholders.

Q:	What does our Board of Directors recommend regarding the Transaction Proposal?

A:	After careful consideration of all factors which the Board has deemed relevant, the Board deems the Sale Agreement and the transactions contemplated thereby, including, without limitation, the Transaction, to be advisable, fair to and in the best interests of the Company and its shareholders. Our Board of Directors unanimously recommends that you vote “FOR” the Transaction Proposal and “FOR” the Adjournment Proposal.

Q:	Do I have appraisal rights in connection with the Transaction?

A:	Under the Florida Business Corporations Act, the Transaction Proposal described in this proxy statement being submitted to a shareholder vote at the Special Meeting will not give rise to appraisal rights for dissenting shareholders. Furthermore, we will not independently provide dissenting shareholders with any appraisal rights.

Q:	Are there any risks to the Transaction?

A:	Yes. You should carefully read the section entitled “Risk Factors” beginning on page 14.

Q:	What are the U.S. federal income tax consequences of the Transaction to U.S. shareholders?

A:	Our U.S. shareholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Transaction. See “The Transaction Proposal — U.S. Federal Income Tax Consequences of the Transaction” beginning on page 32.

Q:	When is the closing of the Transaction expected to occur?

A:	If the Transaction is authorized by our shareholders and all conditions to completing the Transaction are satisfied or waived on or prior to such authorization, the closing of the Transaction is expected to occur shortly after the Special Meeting. The Sale Agreement provides that the Closing must occur no later than January 31, 2014, provided that this date may be extended by us or (subject to certain conditions) the Purchaser until no later than May 1, 2014.

RISK FACTORS

You should carefully consider the special risk considerations described below and elsewhere in this proxy statement as well as other information provided to you or referenced in this proxy statement in deciding how to vote on the Transaction Proposal. The special risk considerations described below are not the only ones we face. For a discussion of additional risk considerations, we refer to you the documents we file from time to time with the SEC, particularly our Form 10-Q for the fiscal quarters ended March 30, 2013, June 30, 2013 and September 30, 2013, and our Form 10-K for the fiscal year ended December 31, 2012. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risk considerations actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to St. Joe Following the Transaction

Upon the consummation of the Transaction, our business will become more dependent upon the real estate industry and the cyclical nature of our real estate operations could adversely affect our results of operations, cash flows, financial condition and stock price.

Our future performance will be dependent upon our ability to grow our other operating segments, including our (1) residential real estate, (2) commercial real estate and (3) resorts, leisure and leasing segments. In the past, timber sales have not been as susceptible to cyclical changes as compared to the real estate industry. Upon the consummation of the Transaction, our dependence on the real estate industry will increase significantly.

The real estate industry is cyclical and can experience downturns based on consumer perceptions of real estate markets and other cyclical factors, which factors may work in conjunction with or be wholly unrelated to general economic conditions. Furthermore, our business is affected by seasonal fluctuations in customers interested in purchasing real estate, with the spring and summer months traditionally being the most active time of year for customer traffic and sales in Northwest Florida. Also, our supply of homesites available for purchase fluctuates from time to time. As a result, our real estate operations are cyclical, which may cause our quarterly revenues and results of operations to fluctuate significantly from quarter to quarter and to differ from the expectations of public market analysts and investors. If this occurs, the trading price of our stock could also fluctuate significantly.

Management will have discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

We have not designated the amount of net proceeds we will receive from the Transaction for any particular purpose. Our management will have discretion in the application of the net proceeds from the Transaction and could spend the proceeds in ways that do not improve our results of operations, cash flows and financial condition or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, results of operations, cash flows and financial condition, and cause the price of our common stock to decline. Pending their use, we may invest the net proceeds in a manner that does not produce income or that loses value.

We intend to invest the Transaction proceeds such that we will not have to register as an investment company under the Investment Company Act of 1940. As a result, we may be unable to make some potentially profitable investments.

We have not registered, and we intend to invest the Transaction proceeds such that we will not have to register, as an “investment company” under the Investment Company Act. This will require monitoring our portfolio so that we will not have more than 40% percent of total assets (excluding U.S. government securities and cash items) in investment securities. As a result, we may be (1) unable to make some potentially profitable investments, (2) unable to sell assets we would otherwise want to sell or (3) forced to sell investments in investment securities before we would otherwise want to do so.

Risks Related to the Sale Agreement

The announcement and pendency of the Transaction, whether or not consummated, may adversely affect our business.

The announcement and pendency of the Transaction, whether or not consummated, may adversely affect the trading price of our common stock, our business or our relationships with customers, partners, suppliers and employees. Our management’s focus and attention and employee resources may be diverted from operational matters during the pendency of the Transaction. Additionally, pursuant to the Sale Agreement, we may be required, in certain circumstances, to reimburse the Purchaser’s costs and expenses or pay the Purchaser a break-up fee of $21,187,500, and certain costs relating to the Transaction (such as our legal, accounting, financial advisory and broker fees) are payable by us whether or not the Transaction is completed. Unexpected costs or unexpected liabilities (including litigation) may also arise from the Transaction, whether or not the Transaction is consummated. The announcement and pendency of the Transaction, whether or not consummated, could therefore negatively impact our share price and our future business, results of operations, cash flows and financial condition.

We cannot be sure if or when the Transaction will be completed.

The consummation of the Transaction is subject to the satisfaction or waiver of various conditions, including the approval of the Transaction Proposal by our shareholders. We cannot guarantee that the closing conditions set forth in the Sale Agreement will be satisfied. If we are unable to satisfy the closing conditions in the Purchaser’s favor or if other mutual closing conditions are not satisfied, the Purchaser will not be obligated to complete the Transaction.

The anticipated benefits from the Transaction may not be realized, may take longer to realize than expected, or may cost more to achieve than expected.

We may not realize the anticipated benefits of the Transaction. We are proposing the Transaction because we believe the Transaction will, among other things, help the Company concentrate on its core business activity of real estate development in Northwest Florida and provide the Company with significant liquidity and opportunities to create long-term value for our shareholders. We may encounter substantial difficulties in achieving these anticipated benefits, which may not materialize.

The Sale Agreement limits our ability to sell the Subject Lands to a party other than AgReserves.

The Sale Agreement contains provisions that make it more difficult for us to sell the Subject Lands to a party other than AgReserves, including a no solicitation provision and a provision requiring us to notify the Purchaser of any solicitation or offer made by any third party in connection with the sale of the Subject Lands or any similar transaction. Additionally, pursuant to the Sale Agreement, we may be required, in certain circumstances, to reimburse the Purchaser’s costs and expenses or pay the Purchaser a break-up fee of $21,187,500. These provisions could discourage a third party that might have an interest in acquiring all of or a significant part of the Subject Lands from considering or proposing such an acquisition.

The Sale Agreement may expose us to contingent liabilities.

We have agreed to indemnify the Purchaser and certain of its indemnitees against any loss (subject to certain exceptions) incurred by them as a result of the following: (1) a breach by us of certain representations or warranties contained in the Sale Agreement or any ancillary agreement; (2) any breach of any agreement, term, provision, condition, obligation, or covenant to be performed or satisfied by us pursuant to the Sale Agreement; (3) any third-party personal injury or tort claims regarding our use, ownership or operation of the Subject Lands (or any party thereof) prior to the Closing but excluding assumed liabilities and any released environmental claims; (4) any claim arising from assumed contracts relating to any act or omission prior to the date of Closing; and (5) any claim arising from an inaccuracy or material default alleged in any Seller estoppel certificate. See “The Transaction Proposal — The Sale Agreement — Indemnification — Indemnification of Purchaser Indemnitees” beginning on page 43. Significant indemnification claims by the Purchaser could materially and adversely affect our business, financial condition and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that have been made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements are not historical facts but instead represent St. Joe’s expectations or beliefs concerning future events, including any statements regarding:

•	our ability to successfully close the Transaction and the timing of such closing;

•	the anticipated benefits of the Transaction;

•	our use and investment of the Transaction proceeds;

•	the impact of the announcement on our trading price, business and relationships with customers and employees;

•	our expectations with respect to the accounting treatment for the Transaction;

•	our activities following the Transaction;

•	our belief that our tax assets may be available to mitigate any tax liabilities that arise from this Transaction; and

•	our expectations regarding the impact of an election to receive a Timber Note as part of the Purchase Price to be paid in the Transaction on our cash proceeds, notes receivable, taxes payable, deferred tax liability, the reduction of taxable gain and our expected contribution and monetization of such Timber Note.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•	our dependence on the real estate industry and the cyclical nature of our real estate operations;

•	our discretion in the use of the net proceeds from the Transaction;

•	limitations concerning our ability to invest the net proceeds;

•	the effects of the announcement and pendency of the Transaction, whether or not consummated;

•	uncertainty as to if or when the Transaction will be completed;

•	the anticipated benefits from the Transaction may not be realized, may take longer to realize than expected, or may cost more to achieve than expected;

•	the Sale Agreement limits our ability to sell the Subject Lands to a party other than AgReserves; and

•	the Sale Agreement may expose us to contingent liabilities.

Please carefully consider these factors, as well as other information contained herein and in our periodic reports and documents filed with the SEC. The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement. We do not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

THE SPECIAL MEETING

Time, Date and Place

The Special Meeting will be held on March 4, 2014 at the Offices of Greenberg Traurig, P.A., 333 S.E. 2nd Avenue, Suite 4400, Miami, Florida 33131 at 8:00 AM, Eastern Standard Time.

Proposal

At the Special Meeting, holders of shares of our common stock as of the Record Date will be asked to:

•	Approve the Transaction Proposal;

•	Approve the Adjournment Proposal; and

•	Transact such other business as may properly come before the Special Meeting and any postponements or adjournments thereof.

Required Vote

Proposal 1: The Transaction Proposal

The Transaction Proposal must be approved by a majority of all the votes entitled to be cast on the Transaction.

Proposal 2: The Adjournment Proposal

The Adjournment Proposal must be approved by the holders of a majority of shares represented, and who would be entitled to vote at the Special Meeting, if a quorum were present.

Record Date

Only holders of record of shares of our common stock at the close of business on January 27, 2014, the Record Date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement of the Special Meeting. On the Record Date, we had 92,282,030 shares of our common stock outstanding and entitled to be voted at the Special Meeting. No other shares of capital stock were outstanding on the Record Date.

Ownership of Directors and Executive Officers

As of the Record Date, our directors and executive officers as a group beneficially held approximately 27.2% in the aggregate of our shares of common stock entitled to vote at the Special Meeting, which includes the 25.1% held by The Fairholme Fund. Excluding shares held by Fairholme Funds, Inc., our directors and officers hold, and are entitled to vote, approximately 1,953,369 shares of our common stock, or approximately 2.1% of our outstanding shares of Common Stock as of the Record Date. In connection with the Sale Agreement, at the Purchaser’s request, Fairholme Funds, Inc., on behalf of The Fairholme Fund, (an affiliate of our Chairman, Bruce Berkowitz), granted AgReserves an irrevocable proxy to vote 23,136,502 shares of our common stock, or approximately 25.1% of our outstanding shares of common stock as of the Record Date. Pursuant to the Sale Agreement, the Purchaser has agreed to vote the shares that are subject to the irrevocable proxy “FOR” the approval of the Transaction Proposal. The irrevocable proxy will remain in effect until the earliest to occur of (1) the termination of the Sale Agreement in accordance with its terms (including any extension thereof) or any material amendment of the Sale Agreement prior to the Record Date, (2) The Fairholme Fund and AgReserves agree to terminate the irrevocable proxy, (3) the date on which the Record Date is changed to a date other than January 27, 2014 and (4) the consummation of the Transaction. The irrevocable proxy does not limit or otherwise restrict the ability of The Fairholme Fund to sell any of the shares of our common stock that are held by it prior to or following the Record Date.

Quorum and Voting

Each share of common stock issued and outstanding on the Record Date is entitled to one vote. The representation in person or by proxy of holders of at least a majority of the issued and outstanding shares of our common stock entitled to vote on the Transaction Proposal is necessary to constitute a quorum for the transaction of business at the Special Meeting. Failures to vote, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum, and will have the same effect as a vote “AGAINST” the Transaction Proposal, but will have no impact on the Adjournment Proposal.

Proxies; Revocation of Proxies

If you are unable to attend the Special Meeting, we urge you to submit your proxy by completing and returning the enclosed proxy card. If your shares of common stock are held in “street name” (i.e., through a bank, broker or other nominee), you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you elect to vote in person at the Special Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Special Meeting a legal proxy from the broker, bank or other nominee authorizing you to vote your shares of common stock.

Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies will be voted “FOR” the Transaction Proposal, “FOR” the Adjournment Proposal and will be voted at the discretion of Messrs. Kenneth M. Borick and Park Brady in respect of such other business as may properly be brought before the Special Meeting. As of the date of this proxy statement, our Board of Directors knows of no other business that will be presented for consideration at the Special Meeting other than the Transaction Proposal and the Adjournment Proposal.

You may revoke your proxy and change your vote at any time before the polls close at the Special Meeting by:

•	Written notice to our Corporate Secretary at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413; or

•	Executing and delivering to our Corporate Secretary a proxy with a later date (which may be done by internet, phone, mail or attending the Special Meeting and voting in person).

If you are a beneficial shareholder, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Special Meeting.

Adjournments

The holders of a majority of shares represented, and who would be entitled to vote at a meeting if a quorum were present, where a quorum is not present, may adjourn such meeting from time to time. If the Special Meeting is adjourned to a different date, time or place, we will not be required to give notice of the new date, time or place if the new date, time or place is announced at the Special Meeting before adjournment; provided, however, that if a new record date for an adjourned meeting is or must be fixed, we will give notice of the adjourned meeting to persons who are shareholders as of the new record date who are entitled to notice of the Special Meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting originally called.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of our Board of Directors. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid any additional compensation for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Questions and Additional Information

If you have more questions about the Transaction Proposal or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact: The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attention: Investor Relations, Telephone: 850-231-6400.

THE TRANSACTION PROPOSAL

The following discussion is a summary of the material terms of the Transaction. We encourage you to read carefully and in its entirety the Sale Agreement, which is attached to this proxy statement as Annex A, as it is the legal document that governs the Transaction.

General Description of the Transaction

Under the Sale Agreement, we will sell to the Purchaser the Subject Lands, along with certain other assets and inventory and rights under certain continuing leases and contracts. The Subject Lands include substantially all of the Company’s land designated for forestry operations as well as other land (1) that is not utilized in the Company’s residential or commercial real estate segments or its resorts, leisure and leasing segment or (2) that is not part of the Company’s current development plans.

The total Purchase Price for this Transaction is $565,000,000, subject to adjustments as described below, and includes a Deposit of $37,500,000 that is currently held by the escrow agent. The Deposit will either be (i) delivered to us at the Closing and applied as a credit towards the Purchase Price or (ii) if the Closing does not occur, returned to the Purchaser, unless we terminate the Sale Agreement upon the Purchaser’s breach or violation of a representation, warranty, covenant or agreement (a) which cannot be cured by the Outside Date, or (b) for which the Purchaser does not use on a continuous basis all commercially reasonable efforts to cure in all material respects within a reasonable time after receiving notice of such breach or violation.

The Purchase Price may be adjusted downward for (1) the value by which the net proceeds from harvesting of timber on the Subject Lands for the period from August 1, 2013 through Closing exceeds a certain pre-agreed value, (2) exclusions of parcels because of uncured title objections, (3) exclusions of parcels because of the discovery of hazardous substances on such parcels and (4) damages from all damaged or lost timber resulting from casualty plus estimated costs associated with putting casualty affected parcels back into production. The Sale Agreement has a closing condition that the maximum aggregate amount by which the Purchase Price can be adjusted downward for items 2, 3 and 4 will not exceed $40,000,000. Consequently, if the aggregate value of these specific Purchase Price Adjustments exceeds $40,000,000, both the Purchaser and the Company will need to waive this condition to Closing or else the Closing will not occur. There is no limit on the amount of the Purchase Price that may be reduced for item 1 above.

The Purchase Price is payable at Closing in cash, or at our option, a combination of cash and a Timber Note, as determined by us in our sole discretion at least 20 days prior to the Closing. As of January 31, 2014, we have not determined if we will elect for a portion of the Purchase Price to be paid in the form of a Timber Note.

Parties to the Transaction

The St. Joe Company

133 South WaterSound Parkway

WaterSound, Florida 32413

(850) 231-6400

The St. Joe Company is a Florida real estate development company that currently owns approximately 567,000 acres of land, concentrated primarily between Tallahassee and Destin. We were incorporated under the laws of the State of Florida in 1936. Our principal offices are located at 133 South WaterSound Parkway, WaterSound, Florida 32413. Our telephone number is (850) 231-6400, and our website address is www.joe.com.

Our common stock is quoted on the NYSE under the symbol “JOE.” We file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K with the SEC. These reports, any amendments to these reports, proxy statements and certain other documents we file with the SEC are available through the

SEC’s website at www.sec.gov or free of charge on our website as soon as reasonably practicable after we file the documents with the SEC. The public may also read and copy these reports, and any other materials we file with the SEC, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

AgReserves Inc.

79 South Main Street, Suite 1110

Salt Lake City, Utah 84111

(801) 359-9711

AgReserves, Inc. is incorporated in Utah and is a tax-paying affiliate of The Church of Jesus Christ of Latter-day Saints. AgReserves has had ranching and agricultural operations in East Central Florida for over 60 years. The Transaction was unanimously approved by its Board of Directors. Its principal executive offices are located at 79 Main Street, Suite 1110, Salt Lake City, Utah 84111. Its telephone number is (801) 715-900, and its website address is www.agreserves.com

Background of the Transaction

From time to time, our Board of Directors has engaged in a review of our business plans, other strategic alternatives and economic conditions as part of its ongoing activities. This process has included evaluating prospects and options pertaining to our businesses, the markets in which we compete, organic initiatives, and the possibility of pursuing strategic alternatives, such as acquisitions and dispositions with a view towards enhancing long-term value for our shareholders.

On several occasions these strategic reviews have included exploratory discussions regarding forestry and associated assets. As part of these strategic reviews, we engaged TAP Securities LLC (“TAP Securities”) in August 2012 to evaluate various alternatives that we could pursue to maximize use of our assets. As part of this strategic review, members of our senior management and Board of Directors and TAP Securities discussed, among other alternatives, a potential sale of a timber deed on certain of our properties to permit us to concentrate on our core business activity of real estate development in Northwest Florida.

In September 2012, a member of the senior management of a potential buyer (“Company A”) contacted Patrick Bienvenue, our Executive Vice President, on an unsolicited basis and expressed preliminary interest in exploring a fee simple land purchase of small tracts of our lands in Gulf County, as well as other small parcels of land. On September 25, 2012, we entered into a nondisclosure agreement with Company A and commenced providing Company A with certain due diligence materials about the land under discussion. During December 2012 and January 2013, members of the senior management of Company A continued to express interest in pursuing one or more fee simple land purchases of limited tracts of our lands. However, they also began to inquire whether there was a possibility of pursuing a fee simple land purchase of a larger portion of our land holdings.

During February 2013, Company A communicated to our management, including Patrick Bienvenue, their interest in exploring, on a more detailed basis, the potential fee simple land purchase of substantially all of our lands designated for forestry operations together with certain identified rural lands. On February 14, 2013, we received a draft letter of understanding from Company A regarding a potential land sale transaction. We did not execute the letter of understanding, but continued to provide Company A with diligence materials and access to Mr. Bienvenue and other company representatives. On April 30, 2013, we received another draft letter of intent from Company A regarding this potential land sale transaction. We did not execute this second letter of intent.

On May 16, 2013, our Board of Directors discussed in detail the terms of Company A’s letter of intent, as well as the exploration of a potential timber deed transaction. At that Board meeting, our Board of Directors authorized a dual path strategy of continuing: (1) negotiations with Company A for a potential land sale transaction and the (2) exploration of the possibility of a timber deed.

In May 2013, we engaged Sullivan & Cromwell LLP (“Sullivan & Cromwell”) and Greenberg Traurig, P.A. (“GT”) to represent us in connection with a potential transaction with Company A. We established separate electronic data rooms to facilitate access to diligence materials by both Company A and parties interested in exploring possible timber deed transactions. On June 3, 2013, we received an initial draft of a purchase agreement from Company A regarding the potential land sale contemplated by Company A’s draft letter of intent. From May 2013 to mid-July 2013, Messrs. Park Brady, our Chief Executive Officer, and Bienvenue and representatives of Sullivan & Cromwell, GT and Company A’s legal counsel continued to discuss the potential terms of this transaction and negotiate drafts of this purchase agreement with Company A, while simultaneously continuing to explore a potential timber deed transaction with other parties.

In May 2013, we narrowed the focus of TAP Securities’ August 2012 engagement to only cover a potential sale of a timber deed on our remaining timberlands. During the same month, TAP Securities contacted 28 potential buyers to discern potential interest in a timber deed transaction. Neither AgReserves nor Company A were contacted. Of the parties contacted, 19 parties indicated potential interest and executed nondisclosure agreements. Beginning on May 23, 2013, these parties received confidential information, including a confidential information memorandum relating to a potential timber deed transaction and data room access. On June 3, 2013, TAP Securities distributed a procedures letter to all of these parties outlining steps and timing to provide initial indications of interest. On June 21, 2013, TAP Securities received six initial indications of interest for a potential timber deed transaction with us. Following the receipt of these indications of interest, representatives of TAP Securities continued to discuss clarifications with these potential buyers, and on July 1, 2013, requested revised initial indications of interest from these parties.

On July 12, 2013, based on discussions with various Board members, Park Brady notified TAP Securities that we had decided to focus TAP Securities’ engagement on running a process for the potential fee simple sale of the lands subject to Company A’s offer rather than a timber deed.

At a meeting of our Board of Directors on July 18, 2013, our Board of Directors discussed the status of potential alternatives. After a lengthy deliberation the Board authorized the continuation of negotiations with Company A and at the same time commenced a formal process for the exploration of a fee simple sale of substantially all of the land subject to Company A’s offer.

Representatives of TAP Securities informed the parties who had delivered initial indications of interest with respect to a potential timber deed transaction of this change, and beginning on July 18, 2013, solicited initial indications of interest for the potential land sale from 21 parties, including the parent corporation of AgReserves. Of the parties contacted, 16 parties indicated potential interest and those parties who had not previously executed nondisclosure agreements executed nondisclosure agreements. Beginning on July 26, 2013, these parties received confidential information, including a confidential information memorandum relating to a potential land sale transaction and data room access to certain documents concerning the land which might potentially be subject to the land sale.

At a meeting of our Board of Directors held on August 1, 2013, our Board of Directors and representatives of Sullivan & Cromwell discussed the status of the negotiations with Company A and the land sale process being coordinated by TAP Securities.

On July 30, 2013, TAP Securities distributed a procedures letter to the parties that had executed nondisclosure agreements, outlining steps and timing to provide initial indications of interest. On August 8, 2013, TAP Securities received six initial indications of interest for a potential land sale, including from the parent corporation of AgReserves, and subsequently received multiple indications of interest from an additional potential buyer and an oral offer from one other party.

In August of 2013, four parties were invited to tour the lands subject to Company A’s offer and conduct further due diligence. Three parties, including representatives of AgReserves, subsequently visited these lands.

On August 14, 2013, we received a revised offer from Company A which significantly reduced the price per acre previously offered. We informed Company A that the reduced economic terms were not adequate and we would focus on other alternatives.

At a meeting of our Board of Directors held on August 20, 2013, our Board of Directors received presentations from their legal and financial advisors regarding the status of the negotiations with Company A and the land sale process being coordinated by TAP Securities, and discussed concerns with the potential transaction with Company A.

On September 6, 2013, AgReserves submitted a bid of $585 million, subject to, among other things, a site visit by senior officers of The Church of Jesus Christ of Latter-day Saints, an affiliate of AgReserves (the “Church”) and subsequent approval by the Church. On September 25, 2013, AgReserves revised its bid. On September 28, 2013, senior Church officers visited the lands subject to Company A’s offer.

On September 30, 2013, representatives of TAP Securities, Park Brady and members of AgReserves’ senior management had a call to discuss the AgReserves bid.

On October 2, 2013 members of AgReserves senior management notified representatives of TAP Securities that the Church had approved the AgReserves bid.

During the week of October 7, representatives of Company A contacted Sullivan & Cromwell to request a meeting to discuss a best and final offer from Company A. On October 15, 2013, a member of our senior management team, Park Brady, two members of our Board of Directors, Bruce Berkowitz and Jeffrey Keil, and representatives of TAP Securities and Sullivan & Cromwell met with members of the senior management and representatives of Company A to receive and discuss its final offer. At that meeting, Company A confirmed that its offer from August 14, 2013 was, in fact, its best and final offer and that it would not be willing to improve the terms of its offer. Company A’s final offer was, in the aggregate, a less favorable offer, based on total consideration, financing conditions and other terms, than that which had been proposed by AgReserves. Consequently, we decided to continue negotiations with AgReserves.

On October 16, 2013, members of the senior management of AgReserves notified Park Brady and representatives of TAP Securities and Sullivan & Cromwell that AgReserves was revising its offer to $600 million.

Over the course of the next three weeks, members of our and AgReserve’s senior management and each party’s respective representatives engaged in numerous negotiating sessions regarding the terms of the Sale Agreement. In addition, during this period AgReserves and its representatives conducted an extensive review of due diligence materials provided by us. In addition, as a condition of entering into the Sale Agreement, AgReserves indicated that it would require our largest shareholder, Fairholme Funds, Inc., to agree to vote in favor of the Transaction.

At a meeting of our Board of Directors on October 31, 2013, our Board considered the merits of the potential transaction with AgReserves, taking into account the final offer from Company A and other alternatives available to the Company. Our legal representatives provided a detailed presentation regarding the material terms of the Sale Agreement, certain alternatives to the sale considered by us, including our prior negotiations with Company A, and a description of the material Transaction terms which still remained unresolved. Representatives of TAP Securities provided an overview of the financial aspects of the potential transaction with AgReserves. Following the Board meeting, we and our representatives and AgReserves and its representatives continued the negotiation process and on November 6, 2013, finalized their negotiations on the outstanding items, which included a reduction in the total acres being sold and a related reduction in the purchase price to $565 million.

At a meeting of our Board of Directors on November 6, 2013, our Board considered the merits of the Transaction with AgReserves. TAP Securities orally delivered its opinion and the basis of its opinion to our full Board of Directors noting that the Transaction was fair to us from a financial point of view. Representatives of Sullivan & Cromwell provided a detailed presentation regarding certain key changes to the proposed terms of the Transaction since the October 31, 2013 Board meeting. Our Board of Directors then engaged in an extensive discussion regarding the reasons for the Transaction, which are set out in “Reasons for the Transaction” below. Following the discussion, our Board of Directors unanimously approved the Transaction. Subsequent to the Board meeting, TAP Securities delivered a written copy of its fairness opinion. The Sale Agreement was executed later that evening, and The Fairholme Fund contemporaneously delivered an irrevocable proxy to AgReserves to vote certain of The Fairholme Fund’s interests in favor of the Transaction.

Reasons for the Transaction

Our Board of Directors has determined that the Transaction is in the best interests of our shareholders and the Company because it believes that the Purchase Price represents a fair valuation of the Subject Lands and that the Company will have a better chance of increasing shareholder value by selling the Subject Lands in this Transaction than it would if it retained the Subject Lands and continued to operate its forestry operations on the Subject Lands. Further, the cash proceeds from the Transaction will provide the Company with financial liquidity and flexibility. In evaluating the terms under which AgReserves offered to purchase the Subject Lands, our Board (after consultation with senior management) considered many factors. The most important factors considered were the following:

•	Value. On November 6, 2013, at a meeting of our Board held to evaluate the proposed Transaction for a purchase price of $565,000,000, TAP Securities delivered to our Board an oral opinion, confirmed by delivery of a written opinion dated November 6, 2013, to the effect that, as of that date and based on and subject to various procedures, assumptions, matters considered and qualifications and limitations described in its opinion, the $565,000,000 purchase price was fair from a financial point of view to St. Joe. See “Fairness Opinion of TAP Securities LLC” beginning on page 25.

Of the 567,000 acres of land we currently own, most was acquired decades ago and, as a result, has a very low initial cost basis, before development costs. The land to be sold includes substantially all of the Company’s lands designated for forestry operations as well as other land in Bay, Calhoun, Franklin, Gadsden, Gulf, Jefferson, Leon, Liberty and Wakulla counties and had an aggregate carrying value of approximately $54 million as of October 31, 2013. Consequently, the Purchase Price represents a substantial premium for the Subject Lands. In addition, we may be able to utilize a portion of our deferred tax assets to increase the net benefit of the sale. We do not believe that we could extract significant value from the Subject Lands in the short term by continuing operations, but the Transaction allows us to realize significant value for the Subject Lands immediately. Our Board has determined that the Purchase Price is fair from a financial point of view.

•	Sale of Subject Lands in Line with Company Strategy. The Subject Lands being sold to AgReserves include land designated as forestry or preserve land which is not expected to be improved for higher or better uses, other than as farmland in the foreseeable future. Following the consummation of the Transaction, we will continue to be the owner of approximately 184,000 acres of land concentrated primarily in Northwest Florida which includes land used or intended to be used in its real estate development operations. The sale of the non-strategic Subject Lands will help St. Joe concentrate on its real estate development in Northwest Florida. St. Joe will also continue, on a limited basis, its forestry operations. Our Board believes that the long-term interests of our shareholders are best served by our management focusing on real estate development.

•	Timing and Development of Other Real Estate Development in Northwest Florida. As part of its evaluation of the Transaction, our Board of Directors considered their expectations regarding the timing and future development of significant real estate owned by St. Joe in the vicinity of the Northwest Florida Beaches International Airport as well as its other remaining real estate and related operations. Based on these considerations, our Board of Directors did not anticipate that the Company would be in a position of developing the Subject Lands for higher or better use in the foreseeable future.

•	Increased Concentration to Real Estate. Our Board of Directors also carefully considered the challenges and opportunities that would exist for the Company’s remaining operations following the Transaction. Specifically, our Board considered that upon the consummation of the Transaction, our business will become more dependent upon the real estate industry as income from our forestry operations will be reduced. Therefore, the cyclical nature of our real estate operations could adversely affect our results of operations cash flows, financial condition and stock price.

•	Impact of Transaction on Future Results of Operations. Our Board of Directors also considered the impact of the Transaction on St. Joe’s future results of operations, including (i) that the Company would have significant cash which may adversely affect the results of operations, (ii) that the Company may not successfully reduce fixed costs associated with the assets being sold in the Transaction and (iii) that the Company may not successfully allocated or reinvest the capital generated from the Transaction.

The foregoing discussion of the factors considered by our Board of Directors is not intended to be exhaustive, but rather includes material factors considered by the directors. Our Board of Directors also considered other factors, including those described in the section entitled “Risk Factors” in this proxy statement, in deciding to approve, and unanimously recommending that our shareholders approve, the Transaction. In reaching its decision and recommendation to our shareholders, our Board of Directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above.

Fairness Opinion of TAP Securities LLC

We retained TAP Securities LLC (“TAP Securities”) as our and our Board of Directors’ financial advisor in connection with the proposed Transaction. As part of that engagement, our Board of Directors requested that TAP Securities evaluate the fairness, from a financial point of view, of the consideration to be received by us in connection with the Transaction. On November 6, 2013, at a meeting of our Board of Directors held to evaluate the proposed Transaction at the proposed purchase price of $565,000,000, TAP Securities delivered to our Board of Directors an oral opinion, confirmed by delivery of a written opinion dated November 6, 2013, to the effect that, as of that date and based on and subject to various procedures, assumptions, matters considered and qualifications and limitations described in its opinion, the $565,000,000 price was fair to St. Joe from a financial point of view. The full text of TAP Securities’ opinion describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by TAP Securities. The opinion is attached as Annex B and is incorporated by reference into this proxy statement. The opinion did not constitute a recommendation to any shareholder as to how to vote or act with respect to the Transaction.

The full text of TAP Securities’ opinion describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by TAP Securities. This opinion is attached as Annex B and is incorporated by reference into this proxy statement. Holders of St. Joe stock are urged to read TAP Securities’ opinion carefully and in its entirety. TAP Securities’ opinion was provided for the benefit of the St. Joe Board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Purchase Price from a financial point of view to St. Joe and did not address any other aspect of the Transaction. The opinion did not address the relative merits of the Transaction as compared to any other alternative business transactions or strategies, whether or not such alternative business transactions or strategies could have been achieved or were available, or St. Joe’s underlying business decision to effect the Transaction or any related transaction. The opinion did not constitute a recommendation to any shareholder as to how to vote or act with respect to the Transaction. The following summary of TAP Securities’ opinion is qualified in its entirety by reference to the full text of TAP Securities’ opinion, attached hereto as Annex B.

In arriving at its opinion, TAP Securities, among other things:

•	reviewed certain publicly available financial statements and other business and financial information relating to St. Joe that TAP Securities deemed relevant;

•	reviewed certain non-public internal financial statements and other financial and operating data concerning the historical, current and future operations, financial conditions and prospects of St. Joe and the Subject Lands prepared and furnished to TAP Securities by the management of St. Joe;

•	reviewed certain non-public financial and operating projections prepared and furnished to TAP Securities by the management of St. Joe, including St. Joe’s 20-year harvest plan for the Subject Lands;

•	discussed the past and current operations, financial projections and financial condition and the prospects of St. Joe and the Subject Lands with senior executives of St. Joe;

•	reviewed publicly available financial statements and other business, operating and financial information of certain publicly traded companies comparable to St. Joe;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions that TAP Securities deemed relevant;

•	participated in certain discussions and negotiations among representatives of St. Joe and AgReserves;

•	reviewed a draft of the Sale Agreement dated November 6, 2013 (which included all exhibits and schedules thereto); and

•	performed such other reviews, inquiries and analyses and considered such other information and factors as TAP Securities deemed necessary or appropriate.

In connection with its review, TAP Securities assumed and relied upon, with the consent of the St. Joe Board, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to TAP Securities by St. Joe, without independent verification. TAP Securities did not make any independent real estate appraisal of the Subject Lands, nor was TAP Securities furnished with any third party valuations or appraisals of the Subject Lands. TAP Securities further assumed that there were no facts or circumstances that would make any information reviewed by it inaccurate or misleading. With respect to the financial projections, TAP Securities assumed, with the consent of the St. Joe Board, that they were reasonably prepared on bases reflecting the best available estimates and judgments of the management of St. Joe of the future financial performance with respect to operating the Subject Lands, and TAP Securities expressed no view as to any financial projections or the assumptions on which they were based. In addition, TAP Securities assumed, with the consent of the St. Joe Board, that (i) the parties to the Sale Agreement would comply with all material terms thereof, (ii) the Transaction would be consummated in accordance with the terms set forth in the Sale Agreement and the related documents without any waiver, amendment or delay of any terms or conditions, (iii) the Purchase Price (as such term is defined in the Sale Agreement) would not be subject to any of the adjustments set forth in Section 1.7 of the Sale Agreement and (iv) in connection with the receipt of any necessary governmental, regulatory or other approvals and consents required for the consummation of the Transaction, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on any of the parties, the Transaction or the contemplated benefits expected to be derived from the Transaction. TAP Securities is not a legal, tax, accounting or regulatory advisor. TAP Securities is a financial advisor only and relied upon, without independent verification, the assessment of St. Joe and its legal, tax, accounting or regulatory advisors with respect to legal, tax, accounting or regulatory matters. TAP Securities’ opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to TAP Securities as of, the date it delivered such opinion. Events occurring after such date may affect TAP Securities’ opinion and the assumptions used in preparing it, and TAP Securities did not assume any obligation to update, revise or reaffirm its opinion. TAP Securities’ opinion was approved by a committee of TAP Securities authorized to approve opinions of this nature in accordance with TAP Securities’ customary practice.

Miscellaneous

TAP Securities is continually engaged in performing financial analyses with respect to businesses in connection with mergers and acquisitions, asset sales and other transactions. St. Joe selected TAP Securities as its financial advisor in connection with the Transaction because TAP Securities and its members have substantial experience in large, complex transactions similar to the Transaction. In connection with TAP Securities’ financial advisory services, St. Joe initially agreed to pay TAP Securities a one-time initial retainer fee of $100,000 pursuant to an August 2012 engagement letter and then, in connection with the revised engagement letter in May 2013, agreed to pay TAP Securities another fee of $50,000 (both of these fees have already been paid) and to reimburse TAP Securities for its outside counsel fees and reasonable expenses up to an agreed upon cap (of which approximately $64,000 has already been paid). In addition, in connection with the revised engagement letter in July 2013, St. Joe has agreed to pay a transaction fee of $4,500,000, which is contingent upon, and will be payable at, the consummation of the Transaction. St. Joe has also agreed to indemnify TAP Securities for certain liabilities arising out of its engagement. TAP Securities did not receive any separate fee for the delivery of its opinion. Neither TAP Securities nor any of its affiliates has received any fees from Fairholme Capital Management, LLC, Fairholme Funds, Inc. or any of their respective affiliates within the past two years.

Summary of Financial Analyses

In connection with rendering its opinion to the St. Joe Board, TAP Securities performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by TAP Securities in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected transactions analysis and the comparable public companies analysis summarized below, no transaction or company used as a comparison was identical to the Transaction or St. Joe. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the valuations of the transactions or companies concerned.

In arriving at its opinion, TAP Securities did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, TAP Securities believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying TAP Securities’ analyses and opinion. TAP Securities did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken and assessed as a whole.

The Purchase Price was determined through negotiation between St. Joe and AgReserves and the decision by St. Joe to enter into the Transaction on the terms and conditions set forth in Sale Agreement was solely that of the St. Joe Board. The opinion delivered and the financial analyses presented to the St. Joe Board by TAP Securities were only one of many factors considered by the St. Joe Board in its evaluation of the Transaction and should not be viewed as determinative of the views of the St. Joe Board or management with respect to the Transaction or the Purchase Price to be received by St. Joe in connection with the Transaction. TAP Securities was not asked to, and did not, recommend any specific amount of consideration to the St. Joe Board or recommend that any specific amount of consideration constituted the only appropriate consideration for the Transaction.

The following is a brief summary of the material financial analyses performed by TAP Securities and reviewed with the St. Joe Board on November 6, 2013 in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order for the financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. In performing its analyses, TAP Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of St. Joe or AgReserves. None of St. Joe, AgReserves, TAP Securities, nor any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Subject Lands do not purport to be appraisals or reflect the price at which the Subject Lands may actually be sold.

Discounted Cash Flow Analysis

In order to estimate the present value of the operations on the Subject Lands, TAP Securities performed three separate discounted cash flow analyses for each of three types of timberland comprising the Subject Lands: (i) Plantation Timberlands (Not Subject to Timber Deed), which are comprised of plantations operated in a manner that is standard and customary in the timberlands industry, (ii) Plantation Timberlands (Subject to Timber Deed), which are comprised of plantations subject to a timber deed delivered in 2011, and (iii) Non-Plantation Timberlands, which are comprised of all other timberlands on the Subject Lands, including naturally growing softwoods and hardwoods.

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset as well as an asset’s “terminal value”. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. “Terminal value” refers to the residual value of the asset at the end of the forecast period.

To calculate the estimated value of the operations on the Subject Lands using the discounted cash flow method for each of the three types of timberland comprising the Subject Lands, TAP Securities calculated, based on information and estimates provided by St. Joe’s management and discounted using the mid-year convention (i) the estimated pre-tax present value of projected free cash flows for fiscal years (a) 2014 through 2033, based on St. Joe management’s 20-year harvest plan for the Subject Lands, in respect of the Plantation Timberlands (Not Subject to Timber Deed); (b) 2014 through 2038, in respect of the Plantation Timberlands (Subject to Timber Deed) and (c) 2014 through 2033, assuming an even flow of cash over such years, in respect of the Non-Plantation Timberlands and (ii) terminal value by applying real price appreciation percentage ranges of (1.0%) to 1.0% to the timberlands’ projected cash flows, and discounted such cash flows and terminal values to their present value using real discount rates ranging from 4.0% to 6.0%. TAP Securities utilized a real discount rate, which is standard in the timber industry, as opposed to a nominal discount rate. In connection with its analysis, TAP Securities assumed a cash-free, debt-free operation of the Subject Lands, that the Plantation Timberlands would yield six tons per acre in the terminal year, and that a higher and better use cannot be achieved for the Subject Lands. This discounted cash flow analysis, based on a real discount rate of 5.0%, implied a reference range of $351 million to $441 million for Plantation Timberlands (Not Subject to Timber Deed), $21 million to $34 million for Plantation Timberlands (Subject to Timber Deed), and $21 million to $23 million for Non-Plantation Timberlands, and therefore a consolidated pre-tax range of $393 million to $498 million for the operations on the Subject Lands as a whole. In addition, TAP Securities calculated the present value of taxes that would be due on such cash flows, assuming a 38.6% tax rate, and applying a real discount rate of 5.0% and terminal growth rate percentage ranges of (1.0%) to 1.0%, resulting in a range of taxes of $158 million to $200 million and a consolidated after-tax valuation range of $234 million to $298 million for the operations on the Subject Lands as a whole. TAP Securities noted that the Purchase Price was above the range of implied values calculated on the basis of the discounted cash flow analysis.

Selected Precedent Transactions Analysis

TAP Securities reviewed purchase price and acreage data compiled by RISI, Inc. as of July 2013 for 13 timber transactions in Florida and 166 timber transactions in the United States South (inclusive of the 13 Florida transactions) consummated between 1995 and 2013 (inclusive). Below are summary tables of information relating to the transactions reviewed.

Florida Transactions

Year	# of Transactions	Acres (‘000s)	Price ($mm)	Price / Acre
2013	0	0	$0	$0
2012	1	70	84	1,200
2011	1	30	23	750
2010	1	31	47	1,502
2009	0	0	0	0
2008	2	87	130	1,499
2007	0	0	0	0
2006	1	126	119	948
2005	1	56	90	1,607
2004	0	0	0	0
2003	0	0	0	0
2002	2	120	115	958
2001	2	97	89	918
2000	1	36	41	1,139
1999	0	0	0	0
1998	0	0	0	0
1997	1	92	135	1,467
1996	0	0	0	0
1995	0	0	0	0

Total / Average	13	745	$872	$1,172

Minimum				$750
1st Quartile				951
2nd Quartile				1,169
3rd Quartile				1,491
Maximum				1,607

United States South Transactions

Year	# of Transactions	Acres (‘000s)	Price ($mm)	Price / Acre
2013	3	583	$994	$1,704
2012	7	358	497	1,389
2011	8	505	679	1,345
2010	5	299	407	1,361
2009	8	395	581	1,470
2008	7	1,569	2,817	1,795
2007	9	2,090	3,367	1,611
2006	24	5,162	6,478	1,255
2005	8	623	645	1,037
2004	8	1,056	1,186	1,123
2003	20	2,161	1,799	833
2002	22	1,407	1,127	801
2001	9	552	462	838
2000	3	448	317	708
1999	10	2,566	2,301	897
1998	2	142	270	1,901
1997	5	670	670	1,000
1996	6	1,707	1,246	730
1995	2	441	265	601

Total / Average	166	22,733	$26,107	$1,148

Minimum				$601
1st Quartile				835
2nd Quartile				1,123
3rd Quartile				1,430
Maximum				1,901

With respect to the precedent transactions in Florida and the United States South, TAP Securities calculated the average purchase price per acre for the transactions consummated in each year and the range of annual average prices per acre by quartile. TAP Securities then used the range of annual average prices between the highest annual average price in the first quartile and the highest annual average price in the third quartile to determine an implied value range for the 382,834 acres constituting the Subject Lands of $364 million to $571 million on the basis of the Florida precedent transactions, and $320 million to $547 million on the basis of the United States South precedent transactions. TAP Securities noted that the Purchase Price was within the range of implied values calculated on the basis of the Florida precedent transactions and above the range of implied values calculated on the basis of the United States South precedent transactions.

Comparable Public Companies Analysis

TAP Securities reviewed financial and stock market information of St. Joe and the following four publicly traded REITs and one publicly traded non-REIT in the timber sector:

•	Rayonier Inc.

•	Plum Creek Timber Co. Inc.

•	Potlatch Corporation

•	Weyerhaeuser Company

•	Deltic Timber Corp. (non-REIT)

Although none of the selected companies is directly comparable to St. Joe, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to the operations of St. Joe with respect to the Subject Lands.

TAP Securities calculated and compared various financial multiples and ratios of St. Joe related to the operations on the Subject Lands and the selected comparable companies. As part of its selected comparable company analysis, TAP Securities calculated and analyzed, in respect of each selected company (i) enterprise value (calculated as equity market values based on closing stock prices on November 5, 2013 plus debt at book value, preferred stock at liquidation value and minority interests at its estimated fair value, less cash and cash equivalents) as a multiple of unlevered free cash flow (calculated as earnings before interest, taxes, depletion, depreciation and amortization, referred to as “EBITDA”, less capital expenditures not relating to the acquisition of timberland), (ii) enterprise value as a multiple of 2014 estimated EBITDA, and (iii) share price as a multiple of 2014 estimated per-share earnings. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of St. Joe related to the operations on the Subject Lands were based on information provided by St. Joe management and St. Joe’s public filings. TAP Securities applied a range of the low to high multiple of the comparable companies for each ratio to the financial information related to the operations on the Subject Lands to calculate a range of implied values related to the operations on the Subject Lands. This analysis indicated the following implied multiples for the selected companies, and the following implied value ranges for St. Joe.

	2014 Enterprise Value/ Unlevered Free Cash Flow	2014 Enterprise Value/ EBITDA	2014 Price/ Earnings
Rayonier Inc.	15.5x	11.6x	19.9x
Plum Creek Timber Co. Inc.	23.5x	20.1x	28.9x
Potlatch Corporation	15.9x	13.8x	21.9x
Weyerhauser Company	16.0x	13.2x	24.7x
Deltic Timber Corp.	n/a	14.2x	n/a

2014 Enterprise Value/Unlevered Free Cash Flow
Comparable Companies		St. Joe Metric	Implied Value
Low	High		Low	High
15.5x	23.5x	$12	$193	$292

2014 Enterprise Value/EBITDA
Comparable Companies		St. Joe Metric	Implied Value
Low	High		Low	High
11.6x	20.1x	$14	$167	$290

2014 Price/Earnings
Comparable Companies		St. Joe Metric	Implied Value
Low	High		Low	High
19.9x	28.9x	$8	$166	$241

TAP Securities noted that the Purchase Price was above the range of implied values calculated on the basis of the comparable public companies.

The Fairholme Fund Irrevocable Proxy

In connection with the Sale Agreement, at the Purchaser’s request, Fairholme Funds, Inc., on behalf of The Fairholme Fund (an affiliate of our Chairman, Bruce Berkowitz) granted the Purchaser an irrevocable proxy to vote 23,136,502 shares of our common stock, or approximately 25.1% of our outstanding shares of common stock as of the Record Date.

Pursuant to the Sale Agreement, the Purchaser has agreed to vote the shares that are subject to the irrevocable proxy “FOR” the approval of the Transaction Proposal. The irrevocable proxy will remain in effect until the earliest to occur of (1) the termination of the Sale Agreement in accordance with its terms (including any extension thereof) or any material amendment of the Sale Agreement prior to the Record Date, (2) The Fairholme Fund and Purchaser agree to terminate the irrevocable proxy, (3) the date on which the Record Date is changed to a date other than January 27, 2014 and (4) the consummation of the Transaction. The irrevocable proxy does not limit or otherwise restrict the ability of The Fairholme Fund to sell any of the shares of our common stock that are held by it prior to or following the Record Date.

Recommendation of Our Board of Directors

After careful consideration of all factors which the Board has deemed relevant, the Board deems the Sale Agreement and the transactions contemplated thereby, including, without limitation, the Transaction, to be advisable, fair to and in the best interests of the Company and its shareholders. Our Board of Directors unanimously recommends that you vote “FOR” the Transaction Proposal and “FOR” the Adjournment Proposal.

Activities of St. Joe Following the Transaction

As further described under the caption “Reasons for the Transaction,” we believe the net proceeds from the Transaction will provide the Company with significant liquidity and numerous opportunities to create long-term value for our shareholders. We believe that the long-term interests of our shareholders are best served by our management focusing on our core business activity of real estate development. This sale of non-strategic land will help the Company concentrate on its core business activities: real estate development, including opportunities in the active adult market; activating the Port of Port St. Joe and expanding our resort operations. Following the sale, we will own approximately 184,000 acres of land concentrated primarily in Northwest Florida, which we predominantly use or intend to use for, or in connection with, our various residential or commercial real estate developments, resorts, leisure and leasing operations.

Use of Proceeds

The Company, and not the Company’s shareholders, will receive all of the net proceeds from the Transaction. Our management will retain broad discretion in deciding how to allocate the net proceeds of the Transaction. We have not designated the amount of net proceeds we will receive from the Transaction for any particular purpose. We believe that the net proceeds from the Transaction will provide the Company with significant liquidity and numerous opportunities to create long-term value for our shareholders.

U.S. Federal Income Tax Consequences of the Transaction

The following discussion is a general summary of the anticipated U.S. federal income tax consequences of the Transaction. The following discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, currently applicable and proposed Treasury regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement. The following discussion has no binding effect on the Internal Revenue Service (the “IRS”) or the courts.

The Transaction will be treated as a sale of corporate assets. The Transaction is a taxable transaction for U.S. federal income tax purposes upon which we will recognize gain or loss. If we elect to receive the entire Purchase Price in cash, then we will recognize all gain or loss resulting from the Transaction currently. If we elect to receive a portion of the Purchase Price in a Timber Note, then a portion of the gain or loss resulting from the Transaction may be deferred and reported using the installment method of reporting. The amount of gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the tax basis of that asset. Further, the sale of certain assets may result in ordinary income or loss, depending on the nature of the asset. The determination of whether St. Joe will realize gain or loss on the Transaction and whether and to what extent St. Joe’s tax attributes will be available is highly complex and is based in part upon facts that will not be known until the completion of the Transaction. Therefore, it is possible that the Transaction will generate a U.S. federal income tax liability to St. Joe, however, we believe that our tax assets may be available to mitigate some of the tax liabilities that may arise from the Transaction.

The Transaction by St. Joe is entirely a corporate action. Our shareholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Transaction.

Accounting Treatment of the Transaction

We will record the Transaction in accordance with generally accepted principles in the United States. Upon completion of the Transaction, we expect to recognize a gain for financial statement purposes equal to the net proceeds of the Transaction (sum of Purchase Price less expenses of the sale) less the book value of the assets and liabilities sold. If we elect to receive a portion of the Purchase Price in a Timber Note, the Timber Note received would be recorded as a note receivable on our Consolidated Balance Sheet. See Note b of the Unaudited Pro Forma Financial Information.

Government Approvals

Purchaser and St. Joe, and their respective legal counsels, are examining whether a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations thereunder) the “HSR Act”) is required in order to consummate the Transaction, or whether an exemption for “unproductive real property” is applicable. Section 802.2(c)(1) exempts the sale of unproductive real property that has not generated total revenues in excess of $5 million during the 36 month period preceding the acquisition. The revenues of different parcels need not be aggregated if they are not contiguous. To qualify as separate parcels, however, there must be distinct physical separation between parcels. If an exemption cannot be utilized and a filing is required under the HSR Act, the Transaction cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division, and all applicable waiting periods have expired or been terminated. Purchaser and St. Joe will file promptly, if required.

No Appraisal Rights

Under the Florida Business Corporations Act, the Transaction Proposal described in this proxy statement being submitted to a shareholder vote at the Special Meeting will not give rise to appraisal rights for dissenting shareholders. Furthermore, we will not independently provide dissenting shareholders with any appraisal rights.

The Sale Agreement

We incorporate by reference into this proxy statement, the Sale Agreement, a copy of which is attached to this proxy statement as Annex A. We encourage you to carefully read the Sale Agreement in its entirety as the summaries contained herein may not contain all of the information about the Sale Agreement that is important to you. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the Transaction, we do not intend for the Sale Agreement to be a source of factual, business or operational information about us. The Sale Agreement contains representations, warranties and covenants that are qualified and limited, including by materiality or knowledge qualifiers and information in the disclosure schedules referenced in the Sale Agreement that the parties delivered in connection with the execution of the Sale Agreement. Representations and warranties may also be used as a tool to allocate risks between the respective parties to the Sale Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to shareholders. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Sale Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. You should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of St. Joe or any of our affiliates.

The Transaction

Acquired Assets

Upon the terms and subject to the conditions of the Sale Agreement, including the satisfaction of the closing conditions, the Purchaser will purchase the following assets of St. Joe:

•	approximately 382,834 acres of land in Northwest Florida;

•	certain personal property (for example, machinery, facilities and inventory);

•	licenses in effect at Closing covering the Subject Lands and certain personal property;

•	rights under certain continuing leases, contracts and other agreements;

•	interests in any condemnation commencing November 6, 2013 until the date of Closing;

•	books and records concerning the Subject Lands; and

•	intangible personal property used exclusively in connection with the Subject Lands.

Excluded Assets

Purchaser will not purchase, and St. Joe will retain, all remaining assets of St. Joe, including cash proceeds or accounts receivable for sales of timber harvested prior to closing in accordance with the terms of the Sale Agreement.

Assumed Liabilities

From and after the Closing, the Purchaser will assume any and all of our liabilities arising in the ordinary course of business resulting from or related to the Subject Lands, including any contracts, commitments or undertakings to the extent related to the Subject Lands and to the extent such liabilities and obligations relate to the period of performance commencing on or after the Closing.

Release of Certain Environmental Claims

From and after the Closing, except with respect to a breach of our contractual representations and warranties, the Purchaser will release us from all costs, losses, liabilities, obligations and claims, of any nature whatsoever, known or unknown, that Purchaser may have against us or that may arise in the future based in whole or in part upon (a) our failure to comply with applicable environmental laws, or (b) the presence, release or disposal of any hazardous substance, solid waste, or any other environmental contamination on, within, or from the Subject Lands before, as of, or after the closing date (collectively “Environmental Claims”); provided, however, the Purchaser will not release us for any Environmental Claims that Purchaser, its successors and assigns might have against us under applicable environmental laws if we would otherwise be liable to a governmental authority or any other person and such governmental authority or person is proceeding, making a claim, or otherwise seeking contribution against Purchaser.

Permitted Exceptions

The property is sold to the Purchaser subject to certain permitted exceptions.

Excluded Liabilities

From and after Closing, we will retain all liabilities other than those described above.

Transaction Consideration

The total Purchase Price for this Transaction is $565,000,000, subject to adjustments and includes a $37,500,000 Deposit that is currently held by the escrow agent. The Deposit will either be (i) delivered to us at Closing and applied as a credit towards the Purchase Price or (ii) if the Closing does not occur, the Deposit will be returned the Purchaser unless we terminate the Sale Agreement upon the Purchaser’s breach or violation of a representation, warranty, covenant or agreement which (a) cannot be cured by the Outside Date or (b) the Purchaser does not use on a continuous basis all commercially reasonable efforts to cure in all material respects within a reasonable time after receiving notice of such breach or violation.

The Purchase Price will be adjusted downward as follows:

•	For the value by which the net proceeds from harvesting of timber on the Subject Lands for the period from August 1, 2013 through Closing exceeds certain pre-agreed amounts described in the Sale Agreement;

•	For the value of any parcel excluded from the Transaction by the Purchase because it is subject to an uncured title objection not waived by the Purchaser prior to Closing. For a period of one (1) year after the date of Closing, we will have the right to cure any title objection and receive payment from the Purchaser of the portion of the initial Purchase Price previously withheld by the Purchaser;

•	For the value of any parcel excluded from the Transaction by the Purchaser because the Purchaser discovers the presence or likely presence of any hazardous substance on such parcel which has not been previously identified by us; and

•	For the aggregate fair market value of (x) damaged or lost timber resulting from all casualty losses plus (y) the estimated cost associated with putting the affected parcels back into production and the damage to any property improvements, if such amount exceeds $500,000. We will, however, be entitled to retain any insurance proceeds from such casualty losses.

The Sale Agreement has a closing condition that the aggregate value of the Purchase Price Adjustments resulting from matters described in the last three bullets in the immediately preceding paragraph will not exceed $40,000,000. Consequently, if the aggregate value of these specific Purchase Price Adjustments exceeds $40,000,000, both the Purchaser and we will need to waive this condition or the Closing will not occur. There is no limit on the amount of the Purchase Price that may be reduced resulting from the matters described in the first bullet in the immediately preceding paragraph.

The Purchase Price is payable at Closing in cash or, at our option, a combination of cash and a Timber Note. AgReserves has advised us that it has sufficient cash on hand to pay the full Purchase Price.

If we elect to receive a portion of the Purchase Price in a Timber Note, AgReserves will remit to us in cash the remaining portion of the Purchase Price. Concurrently, the Buyer QSPE will issue a Timber Note to us. The Timber Note will be secured by a standby letter of credit. We expect to assign the Timber Note to the St. Joe QSPE. Shortly after receiving the Timber Note, we expect that the St. Joe QSPE will monetize the Timber Note by issuing debt securities (which we currently anticipate will have a value equal to approximately 85-90% of the value of the Timber Note) to third party investors. The debt securities will be payable solely out of the assets of the St. Joe QSPE, which will principally consist of the Timber Note and the standby letter of credit. The investors holding the debt securities of the St. Joe QSPE will have no recourse against us for payment of the debt securities or related interest expense. We will receive payment of the remaining principal amount of the Timber Note, less net interest expense and costs associated with the monetization of the Timber Note, on the maturity date of the Timber Note.

Closing

The Sale Agreement provides that, subject to the satisfaction, or waiver by the party entitled to the benefit thereof, of the closing conditions set forth in the Sale Agreement, the Closing must occur on January 31, 2014; provided that upon prior written notice of no less than five business days prior to the then-scheduled closing date: (i) we can extend the closing date to no later than May 1, 2014, and (ii) Purchaser can extend the closing date to no later than May 1, 2014 until the date that is five business days after the later of (a) the date on which our shareholder meeting has occurred and (b) the date on which we obtain certain consents. The Closing is subject to the delivery of certain closing deliverables.

Representations and Warranties

The Sale Agreement contains certain representations and warranties made by St. Joe regarding:

•	our corporate organization and existence, including that of certain of our subsidiaries;

•	the authorization, execution, delivery and enforceability of the Sale Agreement;

•	the absence of conflicts with or defaults under our organizational documents, other contracts and applicable laws.

•	consents and approvals;

•	the absence of litigation, other than as previously disclosed;

•	tax matters;

•	compliance with certain provisions under the Employment Retirement Income Security Act of 1974, as amended;

•	no liquidation under the Internal Revenue Code of 1986, as amended;

•	compliance with all laws necessary to conduct operations on the Subject Lands;

•	condemnations;

•	certain supply agreements;

•	ownership of personal property;

•	replanting, harvest and conveyed interests;

•	the environmental condition of the Subject Lands;

•	the absence of threatened or pending actions related to the presence of endangered species on the Subject Lands;

•	mineral rights;

•	compliance with Office of Foreign Assets and Control regulations;

•	certain contracts, including: (1) contracts affecting the use of the Subject Lands, (2) assumed contracts and (3) timber cutting contracts;

•	carbon credits;

•	legal access to the Subject Lands;

•	adverse claims on the Subject Lands;

•	timber deeds; and

•	the absence of management agreements affecting any portion of the Subject Lands, other than those under certain supply agreements.

Certain of our representations and warranties are qualified and limited, including by materiality or knowledge qualifiers and information we disclosed to the Purchaser in the disclosure schedules referenced in the Sale Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Sale Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to shareholders. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Sale Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. You should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of St. Joe or any of our affiliates.

In addition, the Purchaser made representations and warranties to us regarding:

•	corporate organization and existence;

•	the authorization, execution, delivery and enforceability of the Sale Agreement;

•	the absence of conflicts with or defaults under its organizational documents, other contracts and applicable laws;

•	consents and approvals;

•	the absence of litigation;

•	compliance with Office of Foreign Assets and Control regulations;

•	tax matters; and

•	the absence of a financing contingency excusing the Purchaser from closing.

Additional Agreements Relating to the Subject Lands

We have agreed that, between signing and the Closing or termination of the Sale Agreement, St. Joe will, among other things:

•	upon the receipt of written notice, grant the Purchaser a right of entry to the Subject Lands for the purpose of making inspections and other studies;

•	cooperate with the Purchaser in its efforts to acquire ownership of certain easements (we have also agreed to cooperate with the Purchaser for a period of three years following the Closing in connection with its effort to acquire ownership of certain easements);

•	cooperate, and use all commercially reasonable efforts to consummate, and make effective as promptly as practicable, the Transaction;

•	provide the Purchaser with books and records concerning the Subject Lands;

•	cooperate, and use all commercially reasonable efforts, to obtain all required consents and approvals necessary to effect the Transaction, including the consents of counterparties to certain supply agreements;

•	use commercially reasonable efforts to obtain estoppel certificates from the counterparties to the timber deeds and supply agreements;

•	use all commercially reasonable efforts to maintain the Subject Lands in the ordinary course of business;

•	not cut or remove any timber from the Subject Lands except in accordance with the 2010-2014 Sustainable Forestry Initiative Standard or our harvest plan;

•	not enter into any contract relating to the Subject Lands that is not contemplated by our harvest plan or is otherwise outside the ordinary course of business, the value of which is in excess of $250,000 (or $1,000,000 in the aggregate for all such contracts) or the term of which is greater than one year;

•	not amend or otherwise modify any timber deeds or supply agreements pertaining to the Subject Lands;

•	not sell, encumber or lease any interest in the Subject Lands, except for certain renewals of annual recreational licenses;

•	assist the Purchaser in obtaining a certificate of compliance from the Florida Department of Revenue for any outstanding tax liabilities or notice of intent to audit resulting from the Transaction;

•	cooperate with Purchaser to negotiate with the Florida Department of Transportation (“FDOT”) to execute a partial assignment to and assumption by Purchaser of a FDOT agreement related to the Subject Lands (we have also agreed to certain other agreements related thereto if it is not assigned prior to the Closing); and

•	take all actions necessary to convene the Special Meeting following the mailing of this proxy statement.

The Purchaser has agreed that, between signing and the Closing or termination of the Sale Agreement, it will, among other things:

•	not, without our consent, disclose (1) the results of any inspections or studies or (2) except to the extent required by law, court order or in connection with certain legal proceedings, information or documents that we deliver to the Purchaser concerning the Subject Lands to third parties or governmental authorities, provided, however, that such results, information and documents may be disclosed to consultants, attorneys, investors and lenders of Purchaser for use solely in connection with the Transaction;

•	in connection with its right of entry to the Subject Lands, maintain general liability insurance, in an amount not less than $1,000,000, naming us as the insured;

•	obtain all permits and licenses required to carry out its intended operation on the Subject Lands;

•	cooperate with us in our efforts to execute documents related to our reserved easements;

•	purchase title insurance on the Subject Lands;

•	cooperate, and use all commercially reasonable efforts to consummate, and make effective as promptly as practicable, the Transaction;

•	not record the Sale Agreement (or a memorandum thereof) in any real property records;

•	cooperate, and use all commercially reasonable efforts, to obtain all required consents and approvals necessary to effect the Transaction;

•	acknowledge that our disclosure letter is incorporated by reference into the Sale Agreement;

•	not communicate with a governmental authority about the Transaction without our written consent, subject to certain exceptions;

•	not transfer or otherwise dispose of its interest in its subsidiary, Panama City Timber Finance Company, LLC;

•	not take certain actions with respect to certain tax matters that would have implications under the relevant Treasury Regulations Section; and

•	vote the shares of The Fairholme Fund that are subject to The Fairholme Fund’s irrevocable proxy to approve the Transaction Proposal at the Special Meeting.

The Purchaser has agreed that post-Closing it will, among other things:

•	adhere to certain post-closing use restrictions with respect to certain portions of the Subject Lands; and

•	grant us a right of first refusal, valid for 15 years after the date of Closing, in connection with certain portions of the Subject Lands.

No Solicitation; Change in Recommendation

Subject to certain exceptions generally described below, the Sale Agreement requires that we shall not, and will use our reasonable best efforts to cause our representatives not to, (1) initiate, solicit, knowingly encourage (including by providing information), induce or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal (as defined below) or (2) engage or participate in any discussions or negotiations concerning, or provide any non-public information or data relating to us in connection with, an actual or potential Alternative Proposal, or otherwise knowingly encourage or knowingly facilitate any effort or attempt to make or implement an Alternative Proposal. However, if we receive an unsolicited Alternative Proposal following November 6, 2013 and prior to obtaining shareholder approval of the Transaction Proposal, we may participate in discussions or negotiations about such proposal if: (1) the making of the proposal is not a result of our breach of the no solicitation provision, (2) our Board of Directors determines in good faith after consultation with our financial advisors that the proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below) and (3) we provide the Purchaser at least 24 hours prior written notice of our intent to do so and the identity of the third party prior to furnishing any non-public information to, or entering into any discussions with, the person making such Alternative Proposal. We may then provide information in connection with such proposal, provided, that we must (1) first enter into a confidentiality agreement with the person making such proposal that complies with the terms required in the Sale Agreement and (2) provide the Purchaser with any non-public information concerning us that is provided in connection with such proposal.

We agreed that neither our Board of Directors nor any Board committee may (1) withdraw or modify in a manner adverse to the Purchaser, or publicly propose to withdraw or modify in a manner adverse to the Purchaser, its recommendation in favor of the Transaction Proposal; (2) fail to recommend against the acceptance of any tender offer or exchange offer that would constitute an Alternative Proposal and that is publicly disclosed prior to the earlier of the date of Special Meeting and 10 business days after the commencement of such tender offer or exchange; (3) fail to reaffirm, without qualification, that the Transaction is in our best interests or its recommendation in favor of the Transaction Proposal, within five business days if Purchaser requests that we do so; (4) approve, recommend or endorse (or publicly propose to endorse, recommend or approve) an Alternative Proposal ((1), (2), (3) and (4), collectively, a “Recommendation Change”); or (5) approve any agreement, other than the confidentiality agreement discussed above, which would constitute an Alternative Proposal.

Notwithstanding the foregoing, at any time prior to obtaining shareholder approval of the Transaction Proposal, our Board may, in response to a Superior Proposal, make a Recommendation Change or otherwise declare advisable any Superior Proposal made after November 6, 2013 or terminate the Sale Agreement if:

(i)	such Superior Proposal did not result from a breach of the no solicitation provision in the Sale Agreement and is not withdrawn;

(ii)	our Board determines, in good faith after consultation with counsel, that the failure to terminate the Sale Agreement would be inconsistent with the directors’ fiduciary duties under Florida law;

(iii)	we provide Purchaser five business days prior written notice of the Board’s intention to change its recommendation;

(iv)	we negotiate in good faith with Purchaser during such five business days period to make such revisions to the terms of the Sale Agreement as would permit our Board not to change its recommendation or declare advisable a Superior Proposal; and

(v)	our Board considered in good faith any changes to the Sale Agreement offered in writing by Purchaser and determined in good faith that the Superior Proposal continues to constitute a Superior Proposal.

Further, at any time prior to obtaining shareholder approval of the Transaction Proposal, our Board may, in response to an Intervening Event, effect a Recommendation Change, provided that our Board determines in good faith, after consultation with its counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under Florida law.

For purposes of the Sale Agreement:

“Alternative Proposal” means any inquiry, proposal or offer from any person (other than Purchaser and its subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), relating to any (i) direct or indirect acquisition or purchase of all or any portion of the Subject Lands, (ii) direct or indirect acquisition or purchase (including by tender or exchange offer) of equity securities of Seller that would be inconsistent with the Transaction, or (iii) merger, consolidation, share exchange, business combination, asset purchase, recapitalization or similar transaction involving St. Joe, or any of its subsidiaries in a transaction that would be inconsistent with the Transaction; in each case other than the Transaction.

“Intervening Event” means a material event, change, development or occurrence that occurs or arises after the date of the Sale Agreement that was neither known to our Board nor reasonably foreseeable to our Board as of the date of the Sale Agreement, or becomes known to our Board before shareholder approval of the Transaction Proposal shall have been obtained and, if it had occurred prior to the date of the Sale Agreement, would have improved St. Joe’s prospects such that our Board determines in good faith, after consulting with its legal and financial advisors, that the Transaction is less favorable to the shareholders than St. Joe continuing to own the Subject Lands; provided, however, that in no event will the receipt, existence of or terms of an Alternative Proposal or any inquiry relating thereto constitute an Intervening Event.

“Superior Proposal” means an unsolicited bona fide written Alternative Proposal that our Board determines in its good faith, reasonable judgment (after consulting with outside counsel and its financial advisor), taking into account all legal, financial and regulatory and other aspects of the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), the likelihood and timing of required governmental approvals and consummation and the person making the proposal, (a) is more favorable to the shareholders of St. Joe from a financial point of view than the Transaction (including any adjustment to the terms and conditions proposed by Purchaser and (b) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such party.

Expenses

Whether or not the Transaction is completed, each party will be required to pay its own costs and expenses (including legal fees and expenses) incurred in connection with the Sale Agreement and the Transaction, except as described in “ — Termination of the Sale Agreement” and as set out below:

•	we will pay the costs of preparation of all deeds and the satisfaction of monetary liens;

•	if the Purchaser uses installment notes to fund a portion of the Purchase Price, we are obligated to pay the costs associated with note document assistance;

•	we will pay the cost of title examinations and the issuance of title commitments (except more than one update to the title commitments that is not occasioned by an extension of the Closing), while the Purchaser will pay the premiums for the issuance of title insurance policies;

•	the Purchaser will pay the recording fees associated with any filed documents, including the deeds other than documents recorded to cure title objections or satisfy, release or remove monetary liens required to be cured by us;

•	the Purchaser will pay all taxes resulting from a change in use of the Subject Lands that occurs after the Closing;

•	we and the Purchaser will split the cost of transfer taxes; and

•	we and the Purchaser will each pay one-half of any filing fees required in connection with any filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Conditions to Completion of the Transaction

We and the Purchaser will not be obligated to consummate the Transaction unless a number of conditions are satisfied or waived. These joint closing conditions include the satisfaction or waiver on or prior to the Closing of the following:

•	any waiting period required by regulatory laws applicable to the Transaction;

•	any injunction prohibiting the consummation of the Transaction; and

•	the aggregate amount of certain Purchase Price Adjustments does not exceed $40,000,000. See “The Transaction Proposal — The Sale Agreement — Transaction Consideration” beginning on page 35.

The obligations of St. Joe to consummate the Transaction are subject to the satisfaction or waiver on or prior to the Closing of additional conditions, including:

•	the Purchaser obtaining the necessary consents, authorizations, registrations or approvals required to be obtained by Purchaser or its affiliates to consummate the Transaction;

•	the Purchaser’s compliance with each of the representations and warranties made by them, except where the failure of such representations and warranties to be true and correct does not have and would not be reasonably likely to have a material adverse effect on Purchaser’s ability to complete the Transaction;

•	the Purchaser’s compliance in all material respects with its covenants in the Sale Agreement;

•	receipt of the required closing deliverables, including standby letters of credit securing the installment notes, if any, are issued to fund a portion of the Purchase Price;

•	the Purchaser causing its subsidiary, Panama City Timber Finance Company, LLC, to enter into a limited liability company agreement substantially in the form agreed to; and

•	approval by our shareholders of the Transaction Proposal.

The obligations of the Purchaser to consummate the Transaction are subject to the satisfaction or waiver of additional conditions on or prior to the Closing, including:

•	our obtaining the necessary consents, authorizations, registrations or approvals required to be obtained by us to consummate the Transaction;

•	each of the representations and warranties made by us being true as of November 6, 2013 and as of Closing (except to the extent expressly made only as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct does not have and would not be reasonably likely to have a material adverse effect on the Subject Lands or the business conducted or to be conducted on the Subject Lands;

•	our compliance in all material respects with our covenants in the Sale Agreement;

•	the receipt of the required closing deliverables;

•	the receipt of the title insurance policies to the Subject Lands; and

•	our not being in material default under the timber deeds or the supply agreements related to the Subject Lands.

Termination of the Sale Agreement; Termination Fees and Expenses

Automatic Termination

The Sale Agreement will terminate automatically if our shareholders reject the Transaction at the Special Meeting or if the Special Meeting, including any adjournment or postponement thereof, is concluded and our shareholders have not approved the Transaction. In this case, the Purchaser’s sole remedy will be to receive a return of the Deposit, plus we will pay to the Purchaser its actual documented reasonable third party out-of-pocket costs and expenses incurred in connection with the Transaction (including legal fees, accounting fees, consultant’s fees and advisor’s fees), not to exceed a maximum of $1,500,000.

However, we will be obligated to pay the Purchaser a break-up fee of $21,187,500 (the “Break-Up Fee”) (but not the expense reimbursement) if such termination occurs and any of the following also occurs: (1) we fail to conduct the vote at the Special Meeting, (2) prior to such termination and after November 6, 2013, any Alternative Proposal is generally made known to our shareholders or (3) our Board makes a Recommendation Change or otherwise declares advisable a Superior Proposal other than as a result of an Intervening Event which is unrelated to an Alternative Proposal.

Termination by Us or the Purchaser

Under the Sale Agreement, at any time prior to Closing, we may mutually agree with the Purchaser to terminate the Sale Agreement, even after our shareholders have authorized the Transaction.

The Sale Agreement may be terminated by either us or the Purchaser upon a failure of the following conditions to be satisfied or waived: (1) all waiting periods required by regulatory laws applicable to the Transaction have been terminate or have expired, (2) there is no injunction prohibiting the consummation of the Transaction or imposing conditions not otherwise provided for in the Sale Agreement or (3) the Purchase Price Adjustment limit of $40,000,000 has not been exceeded.

The Sale Agreement may also be terminated by either us or the Purchaser if the Closing has not taken place by the Outside Date, unless the party seeking to terminate the Sale Agreement has failed to perform any of its obligations under the Sale Agreement and this failure primarily contributed to the failure of the Closing to have occurred by the Outside Date.

If the Sale Agreement is terminated for any of the above reasons, then the Purchaser’s sole remedy will be the return of the Deposit and we will not be entitled to reimbursement of any fees.

Termination by Us

We may terminate the Sale Agreement if there has been a breach or violation by the Purchaser of any of its representations, warranties, covenants or agreements contained in the Sale Agreement which breach or violation would result in the failure to satisfy certain conditions in the Sale Agreement and the Purchaser fails to (1) cure such breach or violation by the Outside Date or (2) use its commercially reasonable efforts to cure such breach or violation commencing within a reasonable time after we have given written notice of the violation or breach to the Purchaser. In this case, our sole remedy will be to receive the return of the Deposit and reimbursement of the actual documented reasonable third party out-of-pocket costs and expenses of our attorneys in enforcing our rights to the Deposit (if we prevail).

We may also terminate the Sale Agreement if, prior to obtaining shareholder approval of the Transaction, (1) we have complied in all material respects with the terms of the Sale Agreement and (2) concurrently with the termination the Sale Agreement, we enter into a definitive transaction agreement providing for the consummation of the transaction contemplated by a Superior Proposal. In this case, the Purchaser’s sole remedy will be to receive the return of the Deposit and the Break-Up Fee.

We may also terminate the Sale Agreement, if the Purchaser records the Sale Agreement (or a memorandum thereof) in any real property records, in which case we may seek specific performance as a remedy.

Termination by the Purchaser

The Sale Agreement may be terminated by the Purchaser:

(1)	if there has been a breach or violation by us of any representation, warranty, covenant or agreement contained in the Sale Agreement which breach or violation would result in the failure to satisfy certain conditions in the Sale Agreement and we fail to (A) cure such breach or violation by the Outside Date or (B) use our commercially reasonable efforts to cure such breach or violation commencing within a reasonable time after we have received written notice of the violation or breach from the Purchaser. In this case, the Purchaser’s sole remedy will be to receive a return of the Deposit, plus we will pay to the Purchaser its actual documented reasonable third party out-of-pocket costs and expenses incurred (i) in connection with the Transaction, and (ii) by Purchaser’s attorneys in enforcing its rights to a refund of the Deposit, not to exceed a maximum amount of $1,500,000. If our breach or violation is the result of fraud or intentional misconduct then Purchaser shall also be entitled to pursue an action for damages;

(2)	upon the failure of the title company, Fidelity National Title Insurance Company, to issue final title policies, provided we are not responsible for such failure. In this case, the Purchaser’s sole remedy will be to receive the return of the Deposit; or

(3)	if, prior to obtaining shareholder approval of the Transaction Proposal, our Board (A) fails to recommend that our shareholders approve the Transaction Proposal or (B) makes a Recommendation Change, including by changing its recommendation in favor of an Alternative Proposal from another purchaser. In this case, the Purchaser’s sole remedy will be to receive the return of the Deposit and the Break-Up Fee.

Indemnification

Indemnification of Purchaser Indemnitees

From and after the Closing and subject to the terms, conditions and limitations set forth in the Sale Agreement, we will indemnify, defend and hold harmless the Purchaser and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Purchaser Indemnitees”) against any loss incurred by them as a result of the following:

1.	a breach by us of certain representations or warranties contained in the Sale Agreement or any ancillary agreement (other than breaches of representations or warranties related to (a) certain pending litigation and certain adverse judgments, (b) condemnations, (c) the supply agreements, (d) the receipt of certain environmental notices, (e) certain outstanding judgments or actions relating to environmental laws, (f) endangered species, (g) the enforceability or breach of assumed contracts or (h) timber deeds, in each case, if those breaches first occurred after the date of the Sale Agreement and we used commercially reasonable efforts to attempt to cure them, including the expenditure of funds up to a maximum of $500,000 with respect to all such breaches in the aggregate);

2.	any breach of any agreement, term, provision, condition, obligation, or covenant to be performed or satisfied by us pursuant to the Sale Agreement;

3.	any third-party personal injury or tort claims regarding our use, ownership or operation of the Subject Lands (or any part thereof) prior to the Closing but excluding assumed liabilities and any released environmental claims;

4.	any claim arising from assumed contracts relating to any act or omission prior to the date of Closing; and

5.	any claim arising from an inaccuracy or material default alleged in any estoppel certificate provided by us to the Purchaser in lieu of a third-party estoppel certificate.

We will not, however, be liable for losses relating to items 1, 2 or 5 above, unless the aggregate amount of all losses for which we would otherwise be liable exceeds $5,000,000. In this case, the Purchaser Indemnitees will be entitled, subject to the other limitations set forth in the Sale Agreement, to indemnification for all losses incurred by them that are in excess of this amount, subject to a limit on our maximum aggregate liability of $56,500,000 relating to items 1, 2 or 5 above. There are no limits to our potential indemnification liability with respect to items 3 or 4 above.

Additionally, the $5,000,000 threshold and the $56,500,000 indemnification maximum with respect to items 1, 2 or 5 above will not apply to losses arising from: (1) Purchase Price Adjustments, (2) apportionments, (3) closing costs and expenses, (4) our brokerage indemnity, (5) reimbursement of legal fees and (6) the Purchaser’s enforcement of its specific performance rights. The $56,500,000 indemnification maximum will also not apply to any fraud or intentional misconduct by us.

Indemnification of Seller Indemnitees

From and after the Closing and subject to the terms, conditions and limitations set forth in the Sale Agreement, the Purchaser will indemnify, defend and hold harmless St. Joe and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) against any loss incurred by them as a result of the following:

1.	a breach of a representation or warranty by Purchaser contained in the Sale Agreement;

2.	any breach of any agreement, term, provision, condition, obligation, or covenant to be performed or satisfied by the Purchaser pursuant to the Sale Agreement;

3.	any assumed liability;

4.	the use, ownership or operation of the Subject Lands (or any portion thereof) from and after Closing; and

5.	any inspections, investigations, examinations, samplings or tests of the Subject Lands conducted by Purchaser or any of its agents, employees or contractors, whether prior to or after November 6, 2013.

In the case of losses arising from item 5 above, the Purchaser will not be obligated to indemnify the Seller Indemnitees for any pre-existing physical conditions or any results of such inspections or investigations not caused by the Purchaser or its affiliates or agents.

Specific Performance

If we fail to consummate the Transaction, the Purchaser may undertake an action, suit or proceeding for the specific enforcement of the Sale Agreement unless the Purchaser’s failure to perform any of its obligations under the Sale Agreement primarily contributes to our failure to consummate the Transaction. In the event the remedy of specific performance is not available to the Purchaser due to the fraud or intentional misconduct of us, in addition to return of the Deposit, the Purchaser will be entitled to pursue any and all remedies and damages available at law or equity. Our ability to obtain specific performance by the Purchaser will be limited to (1) the Purchaser’s breach of the confidentiality agreement, (2) the Purchaser’s breach of the agreement not to record the Sale Agreement in any real property records, or (3) the Purchaser’s breach of the agreement relating to its right of entry. The specific performance provision will survive the Closing.

Amendment and Waiver

St. Joe and the Purchaser may mutually amend any provision of the Sale Agreement at any time. For a waiver to be valid or binding, it must be agreed to by the party against whom enforcement of such provision is sought.

RECOMMENDATION

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE

“FOR” THE TRANSACTION PROPOSAL.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth Selected Consolidated Financial Data for the Company on a historical basis for the five years ended December 31, 2012 and the nine months ended September 30, 2013 and 2012. This information should be read in conjunction with the audited and unaudited consolidated financial statements of the Company (including the related notes thereto). The historical Selected Consolidated Financial Data for the five years ended December 31, 2012 has been derived from the audited consolidated financial statements and revised for discontinued operations where applicable. The historical Selected Consolidated Financial Data for the nine months ended September 30, 2013 and 2012 has been derived from the unaudited consolidated financial statements.

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share amounts)
Statement of Operations Data:
Total revenues(1)	$97,388	$116,780	$139,396	$145,285	$99,540	$138,257	$258,158
Total expenses	94,647	105,390	137,262	532,092	151,094	347,612	283,711

Operating income (loss)	2,741	11,390	2,134	(386,807)	(51,554)	(209,355)	(25,553)
Other (expense) income	1,866	4,260	4,289	934	(3,892)	4,215	(36,643)
Income (loss) from operations before equity from loss from unconsolidated affiliates and income taxes	4,607	15,650	6,423	(385,873)	(55,446)	(205,140)	(62,196)
Equity in loss from unconsolidated affiliates	(39)	(40)	(46)	(93)	(4,308)	(122)	(330)
Income tax benefit (expense)	(158)	(982)	(387)	55,658	23,849	81,227	26,921

Income (loss) from continuing operations	4,410	14,628	5,990	(330,308)	(35,905)	(124,035)	(35,605)
Loss from discontinued operations(2)	—	—	—	—	—	(6,888)	(1,568)
Gain on sale of discontinued operations(2)	—	—	—	—	—	75	—

Loss from discontinued operations(2)	—	—	—	—	—	(6,813)	(1,568)
Net income (loss)	4,410	14,628	5,990	(330,308)	(35,905)	(130,848)	(37,173)
Net loss attributable to noncontrolling interest	20	16	22	29	41	821	807

Net income (loss) attributable to the Company	$4,430	$14,644	$6,012	$(330,279)	$(35,864)	$130,027)	$(36,366)

Per Share Data:
Basic and Diluted
Income (loss) from continuing operations attributable to the Company	$0.05	$0.16	$0.07	$(3.58)	$(0.39)	$(1.35)	$(0.38)
Loss from discontinued operations attributable to the Company(2)	—	—	—	—	—	(0.07)	(0.02)

Net income (loss) attributable to the Company	$0.05	$0.16	$0.07	$(3.58)	$(0.39)	$(1.42)	$(0.40)

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share amounts)
Balance Sheet Data:
Investment in real estate	$382,779	$372,789	$370,647	$387,202	$755,392	$767,006	$909,658
Cash and cash equivalents	$22,831	$172,398	$165,980	$162,391	$183,827	$163,807	$115,472
Investments	$146,051	—	—	—	—	—	—
Property and equipment, net	$11,655	$13,078	$12,149	$14,946	$13,014	$15,269	$19,786
Total assets	$667,072	$652,715	$645,521	$661,291	$1,051,695	$1,116,944	$1,237,353
Debt	$37,832	$30,378	$36,062	$53,458	$54,651	$57,014	$68,635
Total equity	$561,328	$559,995	$552,334	$543,892	$872,437	$896,320	$992,431
Cash dividends declared per common share	—	—	—	—	—	—	—

(1)	Total revenues include real estate revenues from property sales, timber sales, resort and club revenue and other revenues, primarily other rental revenues and brokerage fees.
(2)	Discontinued operations include the Victoria Hills Golf Club and St. Johns Golf and Country Club golf course operations in 2009, and Sunshine State Cypress, Inc. in 2008.

THE ST. JOE COMPANY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On November 6, 2013, The St. Joe Company (the “Company”) and AgReserves Inc. (the “Purchaser”) entered into a purchase and sale agreement (the “Sale Agreement”) for the sale of approximately 382,834 acres of land located in Northwest Florida owned by the Company (the “Subject Lands”), along with certain other assets and inventory and rights under certain continuing leases and contracts (together with the Subject Lands, the “Property”) to Purchaser for $565 million subject to adjustment as set forth in the Sale Agreement (the “Transaction”). The Subject Lands include substantially all of the Company’s land designated for forestry operations as well as other non-strategic land (i) that is not utilized in the Company’s residential or commercial real estate segments or its resorts, leisure and leasing segment or (ii) that is not part of Company’s development plans. The acreage to be included in the Subject Lands is subject to limited adjustments based on title and environmental diligence and casualty events between signing and closing. Following the consummation of the Transaction, the Company expects to continue to be the owner of approximately 184,000 acres of land concentrated primarily in Northwest Florida which includes land used or intended to be used in its real estate development operations.

In connection with the execution of the Sale Agreement, the Purchaser delivered a deposit of $37.5 million. The balance of the purchase price is payable at closing in (i) cash, (ii) installment notes that will be fully secured by irrevocable standby letters of credit (the “Timber Notes”) or (iii) a combination thereof, as determined by the Company in the Company’s sole discretion at least 20 days prior to the closing. As of December 11, 2013, the Company has not determined if it will elect for a portion of the purchase price to be paid in Timber Notes.

The closing of the Transaction is subject to a number of conditions, including among others: (i) approval of the Transaction by the Company’s shareholders, (ii) the expiration or termination of all waiting periods under regulatory law applicable to the Transaction and (iii) the purchase price not being reduced by more than $40 million as a result of any reduced acreage.

The Sale Agreement contains certain termination rights, including if the Transaction is not completed on or before January 31, 2014 (which date may be extended by the Company or, subject to certain conditions, Purchaser until no later than May 1, 2014) or if the approval of the Company’s shareholders is not obtained. Upon termination of the Sale Agreement under certain circumstances, the Company may be required to pay the Purchaser certain fees, costs and expenses, including: (i) a termination fee of approximately $21 million if: (a) in certain cases, the Company’s shareholders’ do not approve the Transaction, (b) the Company enters into a definitive transaction agreement providing for the consummation of the transaction contemplated by a Superior Proposal (as defined in the Sale Agreement), or (c) the Company’s Board of Directors makes a Recommendation Change (as defined in the Sale Agreement) or fails to recommend that the Company’s shareholders approve the Transaction; or (ii) the Purchaser’s transaction costs and expenses which in some cases are limited to $1.5 million. Except in certain limited cases as set forth in the Sale Agreement, the Company is required to return the deposit of $37.5 million to the Purchaser if the Sale Agreement is terminated.

If the Closing occurs, and subject to the terms, conditions and limitations set forth in the Sale Agreement, the Company has agreed to indemnify, defend and hold the Purchaser and its affiliates, representatives and agents harmless from certain losses, including those as a result or arising out of breaches of the Company’s representations, warranties, covenants or other agreements and, subject to certain exceptions, third-party personal injury or tort claims regarding the Company’s use, ownership or operation of the Subject Lands (or any party thereof) prior to the closing of the Transaction and claims arising from assumed contracts relating to any act or omission prior to such closing date.

The following Unaudited Pro Forma Condensed Consolidated Financial Information of the Company has been derived from the historical financial statements of the Company, as adjusted, to give effect to the Transaction as if the Company did not elect to receive any portion of the purchase price in Timber Notes. See pro forma adjustment note b. The historical financial statements of the Company as set forth herein has been derived from the historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the period ended September 30, 2013. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2013, includes pro forma adjustments giving effect to the Transaction as if it had occurred on that date. The Unaudited Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 2013, and for the year ended December 31, 2012, includes pro forma adjustments giving effect to the Transaction as if it had occurred on December 31, 2012 and December 31, 2011, respectively. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2013 and the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 2013 reflect all normal recurring adjustments that, in the opinion of management, are necessary for fair presentation of the information contained herein. The Company adheres to the same accounting policies in preparation of its unaudited interim condensed consolidated financial statements. As required under GAAP, interim accounting for certain expenses are based on full year assumptions.

The Unaudited Pro Forma Condensed Consolidated Financial Information is presented to comply with the rules and regulations of the Securities and Exchange Commission governing the disclosure of pro forma information. The Unaudited Pro Forma Condensed Consolidated Financial Information has been provided for informational purposes only and should not be considered indicative of the financial condition or results of operations that would have been achieved had the Transaction occurred as of the dates presented. Accordingly, the Unaudited Pro Forma Condensed Consolidated Financial Information should not be read to be indicative of the Company’s financial condition or results of operations that might be achieved as of any future date or for any future period. The Unaudited Pro Forma Condensed Consolidated Financial Information, including the notes thereto, should be read in conjunction with the historical financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2012, and its Quarterly Reports on Form 10-Q filed for its quarters ended, March 31, June 30, and September 30, 2013.

The St. Joe Company

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2013

(In thousands)

	Historical	(Unaudited) Pro forma Adjustments		Pro forma
ASSETS
Investments in real estate, net	$382,779	$(53,944)	a	$328,835
Cash and cash equivalents	22,831	555,091	a, b	577,922
Investments	146,051	—		146,051
Notes receivable, net	7,898	—		7,898
Pledged treasury securities	26,404	—		26,404
Prepaid pension asset	35,324	—		35,324
Property and equipment, net	11,655	(271)	a	11,384
Deferred tax asset	12,046	(12,046)	c	—
Other assets	22,084	(592)	a	21,492

Total Assets	$667,072	$488,238		$1,155,310

LIABILITIES AND EQUITY
LIABILITIES:
Debt	$37,832	$—		$37,832
Accounts payable	14,761	(265)	a	14,496
Income taxes payable	—	147,508	c	147,508
Accrued liabilities and deferred credits	53,151	(4,514)	a, c	48,637

Total liabilities	105,744	142,729		248,473

EQUITY:
Common stock, no par value	892,027	—		892,027
Retained earnings	(326,431)	345,509	c, d	19,078
Accumulated other comprehensive loss	(7,375)	—		(7,375)
Treasury stock at cost	(285)	—		(285)

Total stockholders’ equity	557,936	345,509		903,445
Noncontrolling interest	3,392	—		3,392

Total equity	561,328	345,509		906,837

Total Liabilities and Equity	$667,072	$488,238		$1,155,310

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

The St. Joe Company

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2013

(In thousands, except share and per share amounts)

	Historical	(Unaudited) Pro forma Adjustments		Pro forma
Revenues:
Real estate sales	$27,859	$—		$27,859
Resorts, leisure and leasing revenues	42,384	—		42,384
Timber Sales	27,145	(21,881)	e	5,264

Total Assets	97,388	(21,881)		75,507

Expenses:
Cost of real estate sales	15,721	—		15,721
Cost of resorts, leisure and leasing revenues	33,460	—		33,460
Cost of timber sales	16,661	(12,757)	e	3,904
Other operating expenses	8,710	(145)	e	8,565
Corporate expense	13,123	(68)	e	13,055
Depreciation, depletion and amortization	6,972	(1,156)	e	5,816

Total Expenses	94,647	(14,126)		80,521
Operating income (loss)	2,741	(7,755)		(5,014)
Other income (expense):
Investment income, net	1,008	—		1,008
Interest expense	(1,392)	—		(1,392)
Other, net	2,250	(879)	e	1,371

Total other income	1,866	(879)		987
Income (loss) from operations before equity in loss of unconsolidated affiliates and income taxes	4,607	(8,634)		(4,027)
Equity in loss of unconsolidated affiliates	(39)	—		(39)
Income tax expense	158	(8)	e	150

Net income (loss)	$4,410	$(8,626)		$(4,216)
Net loss attributable to non controlling interest	20	—		20

Net income (loss) attributable to the Company	$4,430	$(8,626)		$(4,196)

INCOME (LOSS) PER SHARE
Basic and Diluted
Basic and diluted average shares outstanding	92,285,161	—		92,285,161

Net income (loss) attributable to the Company	$0.05	$(0.10)		$(0.05)

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

The St. Joe Company

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2012

(In thousands, except share and per share amounts)

	Historical	(Unaudited) Pro forma Adjustments		Pro forma
Revenues:
Real estate sales	$56,012	$—		$56,012
Resorts, leisure and leasing revenues	44,407	—		44,407
Timber Sales	38,977	(31,585)	e	7,392

Total Assets	139,396	(31,585)		107,811

Expenses:
Cost of real estate sales	28,193	—		28,193
Cost of resorts, leisure and leasing revenues	39,082	—		39,083
Cost of timber sales	24,000	(18,701)	e	5,299
Other operating expenses	15,321	(207)	e	15,114
Corporate expense	18,004	—		18,004
Depreciation, depletion and amortization	10,110	(1,727)	e	8,383
Impairment losses	2,551	—		2,551

Total Expenses	137,262	(20,635)		116,627
Operating income (loss)	2,134	(10,950)		(8,816)
Other income (expense):
Investment income, net	1,219	—		1,219
Interest expense	(2,820)	—		(2,820)
Other, net	5,890	(1,151)	e	4,739

Total other income	4,289	(1,151)		3,138
Income (loss) from operations before equity in loss of unconsolidated affiliates and income taxes	6,423	(12,101)		(5,678)
Equity in loss of unconsolidated affiliates	(46)	—		(46)
Income tax expense	387	207	e	594

Net income (loss)	$5,990	$(12,308)		$(6,318)
Net loss attributable to non controlling interest	22	—		22

Net income (loss) attributable to the Company	$6,012	$(12,308)		$(6,296)

INCOME (LOSS) PER SHARE
Basic and Diluted
Basic and diluted average shares outstanding	92,258,110	—		92,258,110

Net income (loss) attributable to the Company	$0.07	$(0.14)		$(0.07)

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

The St. Joe Company

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Pro forma adjustments (a, b, c, d and e as referenced in the unaudited pro forma condensed consolidated financial statements)

a)	Pro forma adjustments to eliminate approximately $56 million of assets and approximately $3 million of liabilities to be sold in the Transaction.

b)	Pro forma adjustments to record the estimated cash proceeds to be received from the Transaction, which is comprised of the $565 million purchase price subject to adjustment as set forth in the Sale Agreement, less estimated closing costs of $9 million and approximately $1 million of prepaid hunting lease payments that will be remitted to the Purchaser as part of the Transaction. The acreage to be included in the Subject Lands is subject to limited adjustments based on title and environmental diligence and casualty events between signing and closing. Any such adjustments may not reduce the purchase price by more than $40 million.

In connection with the execution of the Sale Agreement, the Purchaser delivered a cash deposit of $37.5 million. The balance of the purchase price is payable at closing in (i) cash, or (iii) a combination thereof, Timber Notes as determined by the Company in the Company’s sole discretion at least 20 days prior to the closing. As of December 11, 2013, the Company has not determined if it will elect for a portion of the purchase price to be paid in Timber notes or the amount. If the Company would elect for a portion of the purchase price to be paid in Timber Notes it is expected to have the following impact: (i) reduce the amount of expected cash proceeds to be received at that time of the Transaction, (ii) create a note receivable for the amount of the Timber Note as determined by the Company, (iii) reduce the amount of income tax currently payable and create a deferred tax liability and (vi) reduce the amount of the gain on the Transaction.

In addition, if the Company elects for a portion of the purchase price to be paid in Timber Notes, subsequent to the Transaction the Company expects to contribute the Timber Notes to a bankruptcy-remote, qualified special purpose entity (the entity). The entity subsequently expects to monetize the Timber Notes by issuing debt securities to third party investors equal to approximately 85-90% of the of the value of the Timber Notes and expects to distribute approximately 85-90% of the net proceeds to the Company. The Company expects to retain a beneficial interest in the entity.

c)	Pro forma adjustments to reflect the estimated effects on income taxes, of which approximately $147 million is current income tax expense and approximately $10 million is deferred income tax expense. The Company expects to utilize approximately $85 million of the Company’s federal net operating loss carryforwards and $499 million of the Company’s state net operating loss carryforwards. Subsequent to the Transaction the Company expects to have no remaining federal net operating loss carryforwards and $102 million of state net operating loss carryforwards, which are expected to be available to offset future taxable income through 2031.

d)	Pro forma adjustment to reflect the estimated gain on the Transaction, which is comprised of the $565 million purchase price subject to adjustment as set forth in the Sale Agreement, less estimated closing costs of $9 million, less estimated income tax expense of $158 million and less the carrying value of the assets and liabilities to be sold of $53 million at September 30, 2013.

e)	Pro forma adjustments for the estimated forestry operations related to the proposed Subject Lands and certain other assets and inventory and rights under certain continuing leases and contracts. Pro forma adjustments do not include reductions in corporate overhead costs, including employee costs.

The Company currently conducts primarily all of its business in five reportable operating segments: 1) residential real estate, 2) commercial real estate, 3) rural land, 4) resorts, leisure and leasing operations and 5) forestry segments. The Subject Lands, certain other assets and inventory and rights under certain continuing leases and contracts to be included in the Transactions are in our residential real estate, rural land, forestry and other segments. The pro forma adjustments for the Transaction are expected to have the following effects on the Company’s five reportable segments:

Pro Forma Financial Information by business segment as of September 30, 2013 is as follows:

	Historical	(Unaudited) Pro Forma Adjustments		Pro Forma
	(In thousands)
Assets
Residential real estate	$144,157	$(3,229)	a	$140,928
Commercial real estate	62,779	—		62,779
Rural land	6,156	(4,270)	a	1,886
Resorts, leisure and leasing operations	139,534	—		139,534
Forestry	52,904	(41,918)	a	10,986
Other	261,542	537,655	a, b, c	799,197

Consolidated Assets	$667,072	$488,238		$1,155,310

Pro Forma Financial Information by business segment for the nine months ended September 30, 2013 is as follows:

	Historical	(Unaudited) Pro Forma Adjustments		Pro Forma
	(In thousands)
Operating Revenues
Residential real estate	$23,996	$—		$23,996
Commercial real estate	341	—		341
Rural land	31	—		31
Resorts, leisure and leasing operations	45,524	—		45,524
Forestry	27,145	(21,881)	e	5,264
Other	351	—		351

Consolidated operating revenues	$97,388	$(21,881)		$75,507

	Historical	(Unaudited) Pro Forma Adjustments		Pro Forma
	(In thousands)
Income (loss) before equity in loss from unconsolidated affiliates
Residential real estate	$2,596	$—		$2,596
Commercial real estate	(1,794)	—		(1,794)
Rural land	(19)	—		(19)
Resorts, leisure and leasing operations	5,697	—		5,697
Forestry	10,096	(8,702)	e	1,394
Other	(11,969)	68	e	(11,901)

Consolidated income (loss) before equity in loss from unconsolidated affiliates	$4,607	$(8,634)		$(4,027)

Pro Forma Financial Information by business segment for the year ended December 31, 2012 is as follows:

	Historical	(Unaudited) Pro Forma Adjustments		Pro Forma
	(In thousands)
Operating Revenues
Residential real estate	$22,141	$—		$22,141
Commercial real estate	10,374	—		10,374
Rural land	23,413	—		23,413
Resorts, leisure and leasing operations	44,407	—		44,407
Forestry	38,977	(31,585)	e	7,392
Other	84	—		84

Consolidated operating revenues	$139,396	$(31,585)		$107,811

	Historical	(Unaudited) Pro Forma Adjustments		Pro Forma
	(In thousands)
Income (loss) before equity in loss from unconsolidated affiliates
Residential real estate	$(6,772)	$—		$(6,772)
Commercial real estate	(271)	—		(271)
Rural land	16,791	—		16,791
Resorts, leisure and leasing operations	(1,414)	—		(1,414)
Forestry	13,475	(12,101)	e	1,374
Other	(15,386)	—		(15,386)

Consolidated income (loss) before equity in loss from unconsolidated affiliates	$6,423	$(12,101)		$(5,678)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding (1) all shareholders known by the Company to be the beneficial owners of more than 5% of our issued and outstanding shares of common stock, (2) each director and each Named Executive Officer currently serving with us and (3) all directors and current executive officers as a group, together with the approximate percentages of issued and outstanding shares of common stock owned by each of them. Percentages are calculated based upon shares issued and outstanding plus shares which the holder has the right to acquire under share options exercisable within 60 days. Unless otherwise indicated, amounts are as of January 27, 2014 and each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned, subject to community property laws where applicable. As of January 27, 2014, we had 92,282,030 shares of common stock outstanding. Unless otherwise indicated, the address of each person named in the table below is c/o The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413.

Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
5% Shareholders:
Fairholme Capital Management, LLC, Bruce R.
Berkowitz and Fairholme Funds, Inc.
4400 Biscayne Boulevard, 9th Floor
Miami, FL 33137	25,010,633	(2)	27.1%

Blackrock, Inc.
40 East 52nd Street
New York, NY 10022	17,250,122	(3)	18.7%

Janus Capital Management, LLC and Janus
Contrarian Fund
151 Detroit Street
Denver, CO 80206	11,706,395	(4)	12.7%

T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, MD 21202	6,495,320	(5)	7.0%

The Vanguard Group, Inc.
P.O. Box 2600 V26
Valley Forge, PA 19482	4,621,094	(6)	5.0%

Directors and Named Executive Officers(7):
Cesar L. Alvarez	—		—
Bruce R. Berkowitz	25,010,633	(2)	27.1%
Howard S. Frank	—		—
Jeffrey Keil	8,408		*
Stanley Martin	8,408		*
Thomas P. Murphy, Jr.	17,152		*
Patrick Bienvenue	—		—
Kenneth Borick	15,912	(8)	*
Park Brady	29,838		*
David Harrelson	1,315		*
Directors and Executive Officers as a Group twelve (12) persons	25,091,666	(8)	27.2%

*	Represents beneficial ownership of less than one percent (1%) of our outstanding common stock.
(1)	The percentages reported are based on 92,282,030 shares of Common Stock outstanding as of January 27, 2014.

(2)	Based on a Schedule 13D/A filed by Fairholme Capital Management, LLC, on November 8, 2013. The amount shown for Bruce R. Berkowitz is based on the number of shares reported on Amendment No. 13 to the Schedule 13D filed on November 8, 2013 with the SEC (the “Fairholme 13D”). According to the Fairholme 13D, Mr. Berkowitz shares the power to vote or direct the vote of 23,841,602 shares and shares the power to dispose or direct the disposition of 25,010,633 shares as of November 6, 2013.
(3)	Based on a Schedule 13G/A filed by Blackrock, Inc. on January 10, 2014. This number represents the aggregate number of shares beneficially owned by Blackrock, Inc. It includes 16,979,194 shares over which Blackrock, Inc. has sole voting power and 17,250,122 shares over which Blackrock, Inc. has sole dispositive power.
(4)	Based on a Schedule 13G/A filed by Janus Capital Management, LLC on February 14, 2013.
(5)	Based on a Schedule 13G/A filed by T.Rowe Price Associates, Inc. on February 6, 2013.
(6)	Based on a Schedule 13G filed by The Vanguard Group, Inc. on February 11, 2013.
(7)	Excludes Thomas Hoyer, Louis Dubin and Marek Bakun. Mr. Hoyer stepped down from his position as Chief Financial Officer on October 23, 2013. Mr. Dubin resigned from his position as Executive Vice President on April 24, 2013. Consequently, we do not know and could not know the number of shares beneficially held by either of Messrs. Hoyer and Dubin as of January 27, 2014. Mr. Bakun was appointed as Chief Financial Officer on October 7, 2013 and he does not beneficially own any shares.
(8)	Includes 3,795 shares issuable upon the exercise of stock options exercisable within 60 days.

OTHER MATTERS

Shareholder Proposals and Nominations

The Special Meeting is in addition to, and not in lieu of, the 2014 Annual Meeting. Shareholder proposals should be sent to us at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413. To be considered for inclusion in our proxy statement for the 2014 Annual Meeting of Shareholders the deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Exchange Act, was December 5, 2013. Additionally, pursuant to our Bylaws, we must receive notice of any shareholder proposal to be submitted at the 2014 Annual Meeting of Shareholders, but not required to be included in our proxy statement, no earlier than January 16, 2014 and no later than February 5, 2014. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal in accordance with Florida law and our Bylaws, including to the fullest extent permitted by Rule 14a-4(c)(3) of the SEC’s proxy rules.

Transaction of Other Business

At the date of this proxy statement, the only business which the Board intends to present or knows that others will present at the Special Meeting is as set forth above. If any other matter or matters are properly brought before the Special Meeting, or an adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

List of Shareholders Entitled To Vote at the Special Meeting

The names of shareholders of record entitled to vote at the Special Meeting will be available at our corporate office for a period of 10 days prior to the Special Meeting and continuing through the Special Meeting.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining the proxies of those owners.

Communication with St. Joe’s Board of Directors

Any shareholder or other interested party who desires to contact any member of the Board of Directors (including our independent Chairman, Mr. Berkowitz, or the non-management directors as a group) may do so in one of the following three ways:

•	electronically by sending an e-mail to the following address: directors@joe.com;

•	in writing to the following address: Board of Directors, The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413; or

•	by telephone at 800-571-4840.

Communications relating to relevant business matters are distributed by the Corporate Secretary to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters would be forwarded by the Corporate Secretary to the Chair of the Audit Committee for review.

Available Information

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K with the SEC. These reports, any amendments to these reports, proxy statements and certain other documents we file with the SEC are available through the SEC’s website at www.sec.gov or free of charge on our website located at www.joe.com as soon as reasonably practicable after we file the documents with the SEC. The public may also read and copy these reports and any other materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” into this proxy statement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents but these documents are not included in or delivered with this proxy. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q filed on May 8, 2013, August 8, 2013 and November 7, 2013; and

•	Current Reports on Form 8-K filed on March 18, 2013, March 27, 2013, April 25, 2013, May, 22, 2013, October 3, 2013 and November 7, 2013.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement. Furthermore, to the extent that this proxy statement contains references to the internet website of the Company, the information on the website does not constitute part of, and is not incorporated by reference into, this proxy statement. In addition, statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are only summaries of the material terms and as such we encourage you to carefully read in its entirety that contract or other document filed as an exhibit with the SEC.

We will furnish without charge by first class mail to each person whose proxy is being solicited, upon written or oral request of any such person, a copy of the 2012 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits, and the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any other documents which we incorporate by reference. A request for a copy of such report should be directed to The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attn: Investor Relations, Telephone: 850-231-6400. A copy of any exhibit to the 2012 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement will be deemed to be modified or superseded for the purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our proxy statement, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of materials from the Company, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of materials from the Company for your household, please contact our Corporate Secretary at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413 (850-231-6400).

If you participate in householding and wish to receive a separate copy of the proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of materials from the Company in the future, please contact our Corporate Secretary as indicated above. Beneficial shareholders can request information about householding from their nominee.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 31, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

DATED AS OF NOVEMBER 6, 2013

BETWEEN

THE ST. JOE COMPANY

as Seller

AND

AGRESERVES, INC.

as Purchaser

SCHEDULES AND EXHIBITS

Schedule 1-A	Maps of Timberlands

Schedule 1-B	Identified REC Parcels

Schedule 1-C	Identified Title Carveouts

Exhibit A	Form of Escrow Agreement

Exhibit B	Value Table

Exhibit C	Form of General Assignment and Assumption

Exhibit D	Form of Special Warranty Deed

Exhibit E	Form of Bill of Sale

Exhibit F	Intentionally Omitted

Exhibit G	Intentionally Omitted

Exhibit H	Form of Use Restriction

Exhibit I	Form of Notification Letters

Exhibit J	Form of Timber Note

Exhibit K	Timber Note Indicative Terms

Exhibit L	Form of Purchaser Subsidiary LLC Agreement

Exhibit M	ROFR Parcel

Exhibit N	Form of ROFR Memorandum

Exhibit O	Form of Irrevocable Proxy

Exhibit P	Monthly Adjustment Value Amounts

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 6th day of November, 2013 by and between THE ST. JOE COMPANY, a Florida corporation (“Seller”), and AGRESERVES, INC., a Utah corporation (“Purchaser”).

STATEMENT OF BACKGROUND

A. Seller and certain wholly-owned and controlled Affiliates of Seller described in Section A of Seller’s Disclosure Letter (the “Seller Subsidiaries”) are the owners of approximately 382,834 acres of timberlands located in Bay, Calhoun, Franklin, Gadsden, Gulf, Jefferson, Leon, Liberty and Wakulla Counties, Florida that Seller and the Seller Subsidiaries wish to sell, assign, transfer or convey, together with certain other assets, inventory and rights under certain continuing leases, contracts and other agreements, to Purchaser in accordance with the terms and subject to the conditions set forth in this Agreement; and

B. Purchaser wishes to acquire and accept such timberlands and other assets being transferred to it in accordance with the terms and subject to the conditions set forth in this Agreement.

C. The board of directors of Seller (“Seller Board”) has: (i) determined that the Transaction is in the best interests of Seller and its shareholders and declared advisable that Seller enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the Transaction, and (iii) resolved to recommend adoption of this Agreement by the shareholders of Seller.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, their respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

PROPERTY; PURCHASE PRICE

Section 1.1 Agreement to Purchase and Sell. Subject to and in accordance with the terms, conditions and provisions of this Agreement, and for the consideration stated herein, Seller agrees to sell (and to cause the Seller Subsidiaries to sell) the Property to Purchaser and Purchaser agrees to buy the Property from Seller and the Seller Subsidiaries.

Section 1.2 Property. Subject to the terms, conditions and provisions of this Agreement, Seller shall at the Closing sell, assign, transfer and convey to Purchaser (or cause the Seller Subsidiaries to sell, assign, transfer and convey to Purchaser), and Purchaser shall acquire, assume and accept from Seller or the Seller Subsidiaries, all of Seller’s (or such Seller Subsidiaries’) right, title and interest to the following assets (other than the Excluded Assets as defined below) (collectively, the “Property”), free and clear of all Liens other than the Permitted Exceptions, and in the case of Personal Property, free and clear of all Liens other than the Permitted Exceptions described in clauses (d), (n) or (q) of Section 1.6:

(a) Timberlands. The real property held by Seller or the Seller Subsidiaries in fee simple depicted on the section maps attached hereto as Schedule 1-A (but excluding the Identified REC Parcels and Identified Title Carveouts), together with all of Seller’s or Seller Subsidiaries’ right, title and interest in and to (i) all timber, biomass and other organic products growing, standing or lying thereon (collectively, the “Timber”), (ii) all buildings thereon, (iii) all roads, rights of way, bridges and other improvements and fixtures thereon, (iv) all subsurface rights and all rights to oil, gas and other minerals of any kind (including, without limitation, all sand, rock, fill dirt and gravel) therein, thereon or thereunder, (v) all water and water rights of any kind appurtenant thereto and/or used thereon, and all riparian rights, ground water rights, stock in water companies, wells, and well rights related to the Timberlands, (vi) all other privileges, appurtenances, easements (including the Purchaser Easements in respect thereof), rights of access and other rights appertaining thereto (including, without limitation, carbon sequestration, development and air rights or credits, if any); and (vii) all rights to inject or store substances in caverns, reservoirs or other formations and horizons lying beneath the surface thereof (collectively, the “Timberlands”), subject only to the Permitted Exceptions; provided, however, that Seller reserves for itself and its successors and assigns the Reserved Easements described in Section 1.2(a) of Seller’s Disclosure Letter; provided, further, that as promptly as practicable after the Effective Date, Seller and Purchaser shall revise Schedule 1-A to contain appropriate legal descriptions for the Timberlands (based on the legal descriptions attached to the Completed Title Commitments as verified and adjusted by the parties to include all of the real property depicted on Schedule 1-A as of the date hereof but excluding the Identified REC Parcels, the Identified Title Carveouts and any other real property which is part of the Excluded Assets).

(b) Personal Property. The machinery, equipment, facilities, motor vehicles, appliances, tools, supplies, furnishings, inventory, and other tangible personal property listed or described in Section 1.2(b) of Seller’s Disclosure Letter and any other personal property owned or used by Seller or any Seller Subsidiary relating exclusively to or used exclusively in connection with any of the Timberlands (collectively, the “Personal Property”).

(c) Licenses. To the fullest extent transferable under applicable Law, the rights of Seller or the Seller Subsidiaries under all licenses, permits, authorizations (electrical, sewage treatment, water, transportation, or other utility capacity, development rights, entitlements), orders, registrations, certificates, variances, approvals, franchises and consents of Governmental Authorities or other Persons that are in effect at the Closing and that relate exclusively to the Timberlands or the Personal Property (collectively, the “Licenses”).

(d) Assumed Contracts. The rights of Seller or the Seller Subsidiaries under those agreements listed or described in Section 1.2(d) of Seller’s Disclosure Letter, together with (i) any other lease or license under which Seller or any Seller Subsidiary has granted to a third party agricultural, grazing, apiary, hunting, recreational or other similar rights with respect to the Timberlands or any renewal of such lease or license made in compliance with Section 6.2(d)(ii), (ii) Contracts that relate to the Timberlands or the forest operations conducted on the Timberlands and are entered into between the Effective Date and the Closing Date in compliance with Section 6.2(d)(iii), or (iii) Contracts that are new leases entered into between the Effective Date and the Closing Date in compliance with Section 6.2(d)(ii), in each case, (x) only to the extent the same can be assigned without the consent of the counterparty thereto (unless such consent is obtained prior to the Closing) and (y) together with all refundable security deposits and prepayments in connection with any of the foregoing, but excluding the rights of Seller or the Seller Subsidiaries under any Ancillary Agreement (collectively, the “Assumed Contracts”).

(e) Assumed Condemnations. The interests of Seller or the Seller Subsidiaries in any Condemnation (but excluding the Gadsden County condemnation described in Section 1.2(x) of Seller’s Disclosure Letter) (i) that exists on the Effective Date, including those Condemnations listed in Section 1.2(e) of Seller’s Disclosure Letter (or if resolved prior to the Closing, the proceeds actually received therefrom, net of all unreimbursed reasonable costs incurred by Seller to recover such proceeds) or (ii) that arises between the Effective Date and the Closing Date, but in each case only to the extent attributable to the Timberlands (collectively, the Condemnations described above, the “Assumed Condemnations”).

(f) Books and Records. The Books and Records (as defined in Section 6.4).

(g) Intangible Property. All intangible personal property to the extent used exclusively in connection with the ownership, use or operation of any of the Property identified in clauses (a)-(f) above, including (i) all bonds, warranties and guaranties, if any and (ii) all plans, specifications, working drawings, and similar property relating exclusively to the Property, in each of clauses (i) and (ii) above, to the extent transferable under applicable Law and assignable by Seller or any Seller Subsidiary without the consent of or payment of any fee to any third party (unless such consent has been obtained) and without the payment of any additional consideration for such assignment, but excluding, for clarity, Seller’s right, title and interest in and to the name “The St. Joe Company” or any derivation thereof (collectively, the “Intangible Property”).

Unless expressly identified or described in this Section 1.2 or as otherwise expressly provided in this Agreement, no other assets of Seller or the Seller Subsidiaries, including cash proceeds or accounts receivable in respect of sales of Timber removed from the Timberlands in accordance with this Agreement, shall be included within or constitute the Property. For the avoidance of doubt, the assets listed in Section 1.2(x) of Seller’s Disclosure Letter (the “Excluded Assets”) are not part of the Property (and shall be retained by Seller or the Seller Subsidiaries, as applicable).

Section 1.3 Assumed Liabilities. Subject to the terms, conditions and provisions of this Agreement, Seller shall at the Closing assign to Purchaser (or shall cause the Seller Subsidiaries to assign to Purchaser), and Purchaser shall undertake, assume and agree to perform, pay, become liable for and discharge when due, and hold Seller and the Seller Subsidiaries and their respective directors, officers, employees, Affiliates, controlling persons, agents and representatives, and their respective successors and assigns, harmless from any and all liabilities and obligations arising in the ordinary course of business, whether accrued or unaccrued, absolute or contingent, known or unknown, asserted or unasserted, resulting from or related to the Property or any contract, commitment or undertaking to the extent related to the Property, to the extent such liabilities and obligations relate to the period of performance commencing on or after the Closing (collectively, the “Assumed Liabilities”). Except for the Assumed Liabilities, liabilities under the Assumed Contracts arising after Closing and any other liabilities which Purchaser has agreed to assume pursuant to the express terms of this Agreement and the other agreements to be delivered at Closing, Purchaser shall not assume, and will not be deemed to have assumed, any liabilities or obligations of Seller or any Seller Subsidiary resulting from the transactions contemplated by this Agreement.

Section 1.4 Purchase Price; Deposit; Allocation and Payment of Purchase Price.

(a) The aggregate purchase price payable by Purchaser to Seller in consideration for the Property shall be the sum of Five Hundred Sixty-Five Million and No/100 Dollars ($565,000,000.00), subject to adjustment as provided in Section 1.7 (as so adjusted, the “Purchase Price”), and allocated between the Installment Note Purchase Price and the Cash Purchase Price as provided by Section 1.4(c). Following execution of this Agreement, Seller and Purchaser shall cooperate in good faith to jointly prepare a written allocation of the Purchase Price among (i) the Timberlands, Licenses, Assumed Contracts, and Assumed Condemnations (taken together) but excluding the Timber, on a county-by-county basis, (ii) the Timber, on a county-by-county basis, and (iii) the Personal Property and Intangible Property (taken together), in each case, based on reasonable estimates of their fair market values. The Parties shall negotiate in good faith to resolve any disputes that arise in connection with the allocation of the Purchase Price, and if the Parties are unable to resolve any such disputes on or before December 20, 2013, that Parties shall appoint a nationally recognized accounting firm, and such firm shall resolve any disputes regarding the allocation of the Purchase Price. Such accounting firm’s conclusions shall be final and binding on the Parties. The Parties agree that the allocation of the Purchase Price shall be documented in a written agreement signed by both Parties on or prior to the Closing Date. The Parties shall equally share the costs of work performed by the accounting firm. The allocation of the Purchase Price shall be made in accordance with Section 1060 of the Code and applicable Treasury Regulations. Except to the extent such action or inaction would cause any Party to be in violation of the final determination of any Tax Authority, each of the Parties shall: (i) be bound by this allocation of Purchase Price for purposes of determining any Taxes; (ii) prepare and file, and cause their Affiliates to prepare and file, their Tax Returns on a basis consistent with the allocation of Purchase Price; and (iii) take no position, and cause their Affiliates to take no position, inconsistent with the allocation of Purchase Price on any applicable Tax Return or in any proceeding before any Tax Authority or otherwise. In the event that the agreed allocation of Purchase Price is disputed by any Tax Authority, the Party receiving notice of the dispute shall promptly notify the other Parties concerning the dispute and shall consult with the other Parties concerning the resolution of the dispute and each Party shall cooperate in good faith in responding to such challenge in order to preserve the effectiveness of the allocations determined pursuant to this Section 1.4(a).

(b) On the Effective Date, and as a condition precedent to the effectiveness of this Agreement, Purchaser shall deposit with the Title Company pursuant to the escrow agreement in the form of Exhibit A attached hereto (the “Escrow Agreement”), a sum equal to Thirty-Seven Million Five Hundred Thousand and No/100 Dollars ($37,500,000.00) (together with any interest thereon, collectively, the “Deposit”). The Deposit shall either be (i) delivered to Seller at the Closing and applied as a credit towards the Purchase Price or (ii) if the Closing does not occur, disbursed in accordance with Section 11.1 and Section 11.2.

(c) Not later than twenty (20) days before the Closing Date, Seller shall determine (in Seller’s sole discretion) the allocation of the Purchase Price between the Installment Note Purchase Price and the Cash Purchase Price (provided that the sum of the Installment Note Purchase Price and the Cash Purchase Price must equal the Purchase Price). If the Purchase Price is adjusted prior to Closing as provided in Section 1.7, the Installment Note Purchase Price and the Cash Purchase Price shall be accordingly adjusted on a pro rata basis.

(d) The Purchase Price shall be payable at Closing as follows:

(i) The Cash Purchase Price shall be payable by Purchaser to Seller in cash by wire transfer of immediately available funds, to the bank account or accounts designated by Seller.

(ii) The Installment Note Purchase Price shall be payable by Purchaser to Seller, or to those parties designated in writing by Seller, in the form of one or more installment notes issued by Purchaser Subsidiary, substantially in the form of Exhibit J (each, a “Timber Note”), in an aggregate principal amount equal to the Installment Note Purchase Price. Each Timber Note shall be issued in the denomination requested by Seller not later than the Closing Date. Each Timber Note shall be fully secured by an irrevocable standby letter of credit in form and substance reasonably satisfactory to Seller (each, a “Letter of Credit”), issued by a Credit Enhancement Bank for the account of Purchaser Subsidiary. Purchaser and Purchaser Subsidiary will be responsible for all fees and expenses associated with the Letters of Credit and any related documents or instruments; however, Purchaser shall receive a credit against the Purchase Price with respect to all such fees and expenses.

Section 1.5 Proxy. On the Effective Date, and as a condition precedent to the effectiveness of this Agreement, Seller shall obtain and deliver to Purchaser, an irrevocable proxy (the “Proxy”) executed by Fairholme Funds, Inc. on behalf of The Fairholme Fund, a shareholder of Seller, in substantially the form attached hereto as Exhibit O, pursuant to which such shareholder shall grant Purchaser a proxy to vote to approve the transactions contemplated hereby.

Section 1.6 Permitted Exceptions. The Property shall be sold, transferred, assigned and conveyed to Purchaser subject to the following matters (collectively, the “Permitted Exceptions”).

(a) All Laws, including all building or zoning ordinances, and restrictions on the ability of any Person to build upon or use the Property imposed by any current or future development standards, building or zoning ordinances or any other Law, which do not individually or in the aggregate have a material adverse effect on the use of the Core Timberlands for growing and harvesting timber or conducting cattle and livestock operations;

(b) Riparian rights of third parties or any Governmental Authority;

(c) Rights of others (whether owned in fee or by easement) in and to any portion of the Timberlands that lies within any public road or maintained right of way (including, without limitation, the Florida Department of Transportation);

(d) Liens for Taxes (including ad valorem real property Taxes and assessments) not yet due and payable as of the Closing;

(e) Easements, discrepancies or conflicts in boundary lines, shortages in area, vacancies, excesses, encroachments or any other facts not of record that a current and accurate survey of the Timberlands would disclose other than (i) those that Seller agrees to cure or is obligated to cure pursuant to this Agreement or (ii) those which individually or in the aggregate would have a material adverse effect on the use, value, enjoyment or operation of (A) growing and harvesting timber or conducting cattle and livestock operations on the Core Timberlands; or (B) the Non-Core Timberlands;

(f) Rights, if any, relating to the construction and maintenance in connection with any public utility of existing wires, poles, pipes, conduits and appurtenances thereto, on, under, above or across the Timberlands;

(g) Any matter disclosed in Section 1.6(g) of Seller’s Disclosure Letter;

(h) Any matter affecting title to the Timberlands that is specifically listed in Schedule B, Section 2 or II, of the Completed Title Commitment and is not objected to by Purchaser and any Title Objection that Purchaser has expressly waived or is deemed to have waived pursuant to Section 1.7(b);

(i) The claims of lack of access rights described in Section 1.6(i) of Seller’s Disclosure Letter, and any other claim of lack of access rights to any portion of the Timberlands which does not individually or in the aggregate have a material adverse effect on the use, value, enjoyment or operation of (A) growing and harvesting timber or conducting cattle and livestock operations on the Core Timberlands; or (B) the Non-Core Timberlands;

(j) The Reserved Easements granted to or reserved by Seller pursuant to any provision of this Agreement;

(k) Rights of others under any of the Licenses or the Assumed Contracts, as tenants or contract parties only;

(l) Rights of third parties under the Timber Deeds or the Supply Agreements;

(m) The standard printed exceptions contained in the 2006 ALTA owner’s policy title jacket;

(n) Matters caused solely by Purchaser or its agents, representatives or contractors;

(o) Such matters as the Title Company shall commit to insure over, without any additional cost to Purchaser, whether such insurance is made available in consideration of payment, bonding or indemnity by Seller or otherwise; provided, the wording of such affirmative coverage must be reasonably acceptable to Purchaser;

(p) Immaterial variations between the tax diagram or tax map and the record description of the Timberlands;

(q) Imperfections of title or Liens (excluding Monetary Liens) that, individually or in the aggregate, do not materially interfere with the use or materially adversely affect the use, value, enjoyment or operation of (i) growing and harvesting Timber or conducting cattle and livestock operations on the Core Timberlands, or (ii) the Non-Core Timberlands;

(r) Railroad easements or rights of way, if any, traversing the Timberlands and the rights of railroad companies to any tracks, siding, ties and rails associated therewith;

(s) All oil, gas and other minerals as may have been previously reserved by or conveyed to others and any mineral leases concerning the mineral estate of the Timberlands, but only (i) to the extent disclosed in Schedule B, Section 2 or II of the Completed Title Commitment and not objected to by Purchaser pursuant to Section 1.7(b) or (ii) provided such rights or leases do not individually or in the aggregate would have a material adverse effect on the use, value, enjoyment or operation of (A) growing and harvesting timber or conducting cattle and livestock operations on the Core Timberlands or (B) the Non-Core Timberlands;

(t) Mineral rights or leases which may be owned by separate parties and which may include a right of access for exploration, drilling or mining of such minerals, but only (i) to the extent disclosed in Schedule B, Section 2 or II of the Completed Title Commitment and not objected to by Purchaser pursuant to Section 1.7(b) or (ii) provided such rights or leases do not individually or in the aggregate have a material adverse effect on the use, value, enjoyment or operation of (A) growing and harvesting timber or cattle and livestock operations on the Core Timberlands or (B) the Non-Core Timberlands; and

(u) the Use Restriction and any ROFR Memorandum.

Notwithstanding anything to the contrary in this Section 1.6, the only Permitted Exceptions that shall be referenced in the Deeds shall be those included in the form of Deed attached hereto as Exhibit D.

Section 1.7 Certain Adjustments. The Purchase Price shall be subject to the following adjustments:

(a) Timber Harvest Adjustment.

(i) Within 30 days after the Closing Date, Seller shall provide to Purchaser a harvest report (the “Harvest Report”) certifying the Harvest Amount and the amount of the Adjustment Value, together with such supporting data as Purchaser may reasonably request. If Purchaser’s good faith calculation of the proposed Adjustment Value differs from Seller’s by an amount in excess of five percent (5%) of the amount of Seller’s calculation or if the Harvest Report contains manifest error, Purchaser shall have 30 days after the receipt of the Harvest Report to deliver to Seller written notice (an “Objection Notice”) of its objection to Seller’s calculation, which Objection Notice shall request commencement of the procedure set forth in Section 1.7(a)(ii). If Seller does not receive an Objection Notice prior to the expiration of such 30-day period, Purchaser shall be deemed to have waived its right to object to Seller’s calculation of any portion of the Harvest Amount or the proposed Adjustment Value.

(ii) Within 15 days after receipt of an Objection Notice, each Party shall refer the matter to a senior executive officer of each Party (or an Affiliate) (each, a “Party Executive”) for attempted resolution. The Party Executives will meet with each other, either physically at a mutually convenient location or by telephone or videoconference, to endeavor to resolve the dispute in view of the Parties’ mutual interest in reaching a reasonable business resolution. During the period following receipt of such Objection Notice, Seller and Purchaser shall negotiate in good faith to reach agreement on the Harvest Amount and the Adjustment Value. If Seller and Purchaser agree on the calculation of such amounts, then such amounts shall become final and binding on the Parties. If the Party Executives are unable to agree on any of the disputed calculations within 30 days after receipt of the Objection Notice, Seller shall appoint a Forestry Consultant (subject to Purchaser’s approval, not to be unreasonably withheld) to act as a consultant with respect to the calculation of the Harvest Amount and the Adjustment Value and each Party will, at a mutually agreed time within three days after referral of the matter to the Forestry Consultant, simultaneously submit to the Forestry Consultant their respective calculations of the disputed portions of the Harvest Amount and the Adjustment Value and any necessary supporting documentation. Within 30 days of such submissions, the Forestry Consultant will select one of the two submissions (and shall not select any other amount) as being most representative of the disputed portion of the Harvest Amount and the Adjustment Value, and the submission so selected shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party.

(iii) Upon a final determination of the Harvest Amount and the Adjustment Value, if the amount of the Adjustment Value is a positive number, the Purchase Price shall be reduced by the Adjustment Value. Any such payment will be made within two (2) Business Days after agreement by the Parties or determination by the Forestry Consultant by wire transfer of immediately available funds to an account or accounts designated by Purchaser.

(iv) If Seller harvests any Timber on the Timberlands during the Timber Adjustment Period, the Parties will meet at least seven (7) Business Days prior to the Closing and agree whether any preliminary adjustment is required. Each Party agrees to act reasonably in discussing any proposed adjustment, but if they fail to agree on a preliminary adjustment they will proceed to the Closing, subject to a complete adjustment post-Closing pursuant to the above provisions of this Section 1.7(a). The Purchase Price paid at the Closing will reflect such preliminary adjustment as may be agreed by Purchaser and Seller. Upon a final determination of the Harvest Amount and the Adjustment Value, any such preliminary adjustment shall be reconciled among the Parties.

(b) Title Objections.

(i) Title Objection Procedure. Seller shall use commercially reasonable efforts to cause the Title Company to make Completed Title Commitments for the Property available to Purchaser on or before November 15, 2013. Purchaser shall have until the expiration of the Due Diligence Period (the “Title Objection Date”) to deliver to Seller written notice of any objection to matters of title (each, a “Title Objection” and collectively, the “Title Objections”); provided, however, that Purchaser shall have no right to object to, and Title Objections may not include, any Permitted Exceptions; provided further, however, the Title Objection Date shall be extended by one Business Day for each Business Day following November 15, 2013 that the Title Company fails to make the Completed Title Commitments available to Purchaser. A Completed Title Commitment shall be deemed to have been made available to Purchaser when it is posted to the online data repository established and maintained by Seller and the Title Company, Seller or Seller’s counsel delivers electronic notification to Purchaser of such availability; provided, however, to the extent a legible copy of any exception document referenced therein is not made available to Purchaser at the time the Completed Title Commitment is made available to Purchaser, Purchaser shall have the right to deliver a Title Objection to Seller with respect to such exception documents within ten (10) days following Purchaser’s actual receipt of such exception document. Upon the receipt of Title Objections to a Completed Title Commitment (or an exception document referenced therein), Seller may elect (but shall not be obligated) to cure or cause to be cured any such Title Objection, and Seller shall notify Purchaser in writing within ten (10) days after receipt of the Title Objections with respect to such Completed Title Commitment whether Seller elects to cure the same prior to the Closing Date. Failure of Seller to respond in writing within such time period shall be deemed an election by Seller not to cure such Title Objections. Any Title Objection shall be deemed to be cured if Seller causes the Title Company to issue a Title Policy for the affected Timberlands affirmatively insuring over (with affirmative coverage reasonably acceptable to Purchaser), or not raising as an exception to the Title Policy, such Title Objection. Notwithstanding the foregoing, Seller shall be obligated to (i) cure, satisfy or release on or before the Closing Date all Liens against the Timberlands or the Personal Property evidencing monetary encumbrances (other than Liens for non-delinquent real estate Taxes or assessments) (“Monetary Liens”), and (ii) satisfy (including by affidavit to the Title Company) all requirements set forth in Schedule B, Section 1 or I of the Completed Title Commitments (other than those applicable to Purchaser) and the “standard exceptions” on Schedule B, Section 2 or II of the Completed Title Commitments (other than the exceptions related to matters disclosed by an accurate survey of the land and to sovereign lands, riparian rights or navigable servitudes) within its exclusive control; provided, however, that with respect to the matters described in this clause (ii) which are not Monetary Liens, Seller shall not be obligated to institute any litigation, obtain any consent or approval from any Governmental Authority or third Person, or incur any material out of pocket cost or expense in connection with the satisfaction of the foregoing. If Seller does not receive written notice on or before the Title Objection Date of Title Objections to those matters reflected on Schedule B, Section 2 or II of any particular Completed Title Commitment or to any other matters of which Purchaser has knowledge prior to the Title Objection Date, Purchaser shall be deemed to have waived its right to object to any and all such title matters and shall accept title subject to such matters. Any such Title Objection waived (or deemed waived) by Purchaser shall be deemed to constitute a Permitted Exception, and the Closing shall occur as herein provided without any reduction of the Purchase Price.

(ii) Remedy for Title Objection. If Seller elects or is deemed to have elected not to cure any Title Objection (other than Monetary Liens which must be cured by Seller as set forth herein), then Purchaser shall elect, by written notice delivered to Seller before the earlier of ten (10) Business Days after Seller’s election or deemed election and the Closing Date, either (A) to waive such Title Objection and acquire at the Closing the portion of the Timberlands subject to such uncured Title Objection without adjustment to the Purchase Price, in which event such Title Objection shall become a Permitted Exception, or (B) exclude from the Timberlands to be conveyed to Purchaser the portion of the Timberlands subject to such uncured Title Objection (a “Title Objection Carveout”). Failure by Purchaser to timely deliver such notice of its election shall be deemed a waiver of such Title Objection pursuant to clause (A). If Purchaser elects to make a Title Objection Carveout pursuant to clause (B), then the Parties shall proceed to the Closing with those portions of the Timberlands that are subject to such uncured Title Objections excluded from the Timberlands to be conveyed to Purchaser and the Purchaser Price reduced as provided in Section 1.7(b)(iii) (but subject to Seller’s post-Closing cure rights in Section 1.7(b)(iv)); provided, however, that each Title Objection Carveout shall contain at least 40 acres, provide Seller with reasonable access to such Title Objection Carveout, but only if Seller does not otherwise have legal and physical access thereto, and shall create an economically feasible and marketable parcel, as reasonably determined by Seller. Additionally, Purchaser and Seller have agreed that Purchaser shall receive a credit against the Purchase Price for the Identified Title Carveouts in the manner descried in Section 1.7(b)(iii) hereof.

(iii) FMV Calculation. The fair market value of the Identified Title Carveouts and any portion of the Timberlands subject to any Title Objection Carveout shall be calculated in accordance with the Value Table. At the Closing, the Purchase Price shall be reduced by an amount equal to the aggregate fair the Identified Title Carveouts and any portion of the Timberlands subject to any Title Objection Carveout, if any, as calculated in accordance with this Section 1.7(b)(iii).

(iv) Post-Closing Cure. For a period of one (1) year after the Closing Date, Seller shall have the right to cure any Title Objection by delivering an updated Completed Title Commitment and an endorsement to the Title Policies for the applicable Title Objection Carveout including the deletion of such Title Objection or providing affirmative coverage over said Title Objection (reasonably acceptable to Purchaser). Seller shall be responsible for the costs associated with the title examinations and the issuance of the Completed Title Commitments and the premiums payable in connection with the Title Policy and the endorsements described in this Section 1.7(b)(iv). Upon completion of such cure with respect to any Title Objection Carveout, Purchaser will pay to Seller that portion of the initial Purchase Price (if any) related to the Title Objection Carveout previously withheld by Purchaser as provided in clause (iii) above.

(v) Legal Description. Notwithstanding the foregoing provisions of this Section 1.7(b), in the event that there is any material discrepancy between the legal descriptions attached to the

Completed Title Commitments, as verified and adjusted by the parties pursuant to the last proviso in Section 1.2(a), and the GIS data or surveys of the Timberlands provided by Seller to Purchaser, Purchaser shall have no right to object to such discrepancy provided that Seller delivers to Purchaser at Closing a quitclaim deed executed by Seller and the Seller Subsidiaries with respect to any real property covered by the GIS or survey data, but not covered by such legal descriptions, containing no representations, warranties or undertakings but quitclaiming any right, title or interest of Seller and the Seller Subsidiaries in and to such real property.

(vi) Updated Title Commitments. Purchaser may request from time to time updates to the Completed Title Commitments; provided, that any update in excess of the first such update shall be at Purchaser’s cost, unless Purchaser has ordered such first update within twenty (20) days of the then scheduled Closing Date and either Party thereafter elects to extend the Outside Date pursuant to Section 2.1 (in which event one additional update for each such extension of the Outside Date shall be at Seller’s cost). The same Title Objection procedure set forth in this Section 1.7(b) shall apply to any new matters or exceptions first revealed by any update of any Completed Title Commitment, except that Purchaser’s time period to deliver a Title Objection shall be five (5) days after receipt of such update and Seller’s response period shall be five (5) days after its receipt of any Title Objection raised by Purchaser relating to such update of a Completed Title Commitment, and, if applicable, the Closing shall be extended for a sufficient period (but not later than the Outside Date) to accommodate such time periods for Purchaser’s Title Objections and Seller’s response.

(c) Casualty Loss.

(i) Notification of Casualty Loss. From the Effective Date until the Closing Date, Seller shall promptly give notice to Purchaser of any Casualty Loss occurring during the Timber Adjustment Period and having a fair market value in excess of $250,000, as determined in good faith by Seller, together with a written estimate of the acreage affected (location and amount) and the fair market value of the damaged or lost Timber, as determined in good faith by Seller, resulting from such Casualty Loss. Purchaser shall have until the sixtieth (60th) day after the Closing Date to deliver to Seller written notice of any Casualty Loss that occurred before the Closing but was not identified by Seller in accordance with the previous sentence of this Section 1.7(c)(i), together with a written estimate of the fair market value of the damaged or lost Timber, as determined in good faith by Purchaser, resulting from such Casualty Loss. If Seller does not receive notice of such Casualty Loss from Purchaser prior to the expiration of such 60-day period, Purchaser shall be deemed to have waived its rights to receive an adjustment to the Purchase Price in respect of any such Casualty Loss pursuant to this Section 1.7(c), apart from any adjustment to the Purchase Price for any portion of such Casualty Loss that was identified by Seller prior to the Closing pursuant to the first sentence of this Section 1.7(c)(i), and Purchaser shall be deemed to accept the Timberlands subject to such Casualty Loss; provided, however, that nothing in this Section 1.7(c), is intended to override the condition to Closing contained in Section 9.1(c) or the termination right set forth in Section 11.1(d).

(ii) Adjustment for Casualty Loss. If the aggregate fair market value, based on the values set forth on the Value Table (but taking into account the salvage value of any damaged timber), of (i) damaged or lost Timber resulting from all Casualty Losses plus (ii) the estimated cost associated with putting the affected Timberlands back into production (for example, increased site preparation costs) and the damage to any property improvements (for example, buildings, fences, roads and bridges) (collectively, the “Casualty Damages”) exceeds $500,000 (the “Casualty Loss Basket”), the Purchase Price shall be reduced by such amount (it being understood that Seller shall be entitled to retain any insurance proceeds with respect to such Casualty Loss). If Purchaser objects to any of Seller’s calculations of the fair market value based on the Value Table of the damaged or lost Timber or Casualty Damages resulting from a Casualty Loss made by

Seller prior to the Closing pursuant to Section 1.7(c)(i) or if Seller objects to any calculation of the fair market value based on the Value Table of the damaged or lost Timber or Casualty Damages resulting from a Casualty Loss made by Purchaser post-Closing pursuant to Section 1.7(c)(i) and in each case Purchaser’s calculation of the same differs from Seller’s by an amount in excess of five percent (5%) of the amount of Seller’s calculation, Seller and Purchaser shall negotiate in good faith to determine by mutual agreement the calculation of the fair market value of the damaged or lost Timber and Casualty Damages in accordance with Section 1.7(c)(iv). If Seller and Purchaser agree on the amount of such value, then such value will become final and binding on the Parties. If Seller and Purchaser are unable to agree on the amount of such value within fifteen (15) days of Purchaser’s delivery of a notice of objection to Seller’s pre-Closing calculation or Seller’s delivery of a notice of objection to Purchaser’s post-Closing calculation, the Party Executives will meet with each other, either physically at a mutually convenient location, or by telephone or videoconference, to endeavor to resolve the dispute in view of the Parties’ mutual interest. If the Party Executives are unable to resolve the matter within 30 days, Seller and Purchaser shall resolve such dispute in accordance with Section 12.16.

(iii) Casualty Loss with FMV of less than the Casualty Loss Basket. If it is determined in accordance with this Section 1.7(c) that the damaged or lost Timber in connection with Casualty Losses identified in accordance with Section 1.7(c)(i) on the Timberlands has an aggregate fair market value of less than the Casualty Loss Basket, Purchaser shall be deemed to accept such Timberlands (and the Timber thereon) in its condition as of the Closing Date, with no reduction in the Purchase Price.

(iv) Determination of FMV of Timber Related to a Casualty Loss. For the purpose of determining the fair market value of the damaged or lost Timber resulting from a Casualty Loss, the fair market value for damaged or lost Timber shall be deemed to equal the value of the Timber, determined in accordance with the Value Table, net of the salvage value of such Timber to Purchaser after deducting the cost of harvesting, salvaging, and delivering such timber.

(d) Environmental Objections.

(i) Environmental Objection Procedure. Purchaser acknowledges that Seller has delivered to Purchaser those certain Phase I Environmental Site Assessments Reports with respect to the Timberlands, prepared in accordance with ASTM Practice E 2247-08 (Standard Practice for Environmental Site Assessments: Phase I Environmental Process for Forestland or Rural Property) (the “Phase I Reports”) described in Section 1.7(d)(i) of Seller’s Disclosure Letter. With respect to the existence of RECs in the Phase I Reports, Purchaser and Seller have agreed that the Identified REC Parcels shall not be included in the Timberlands and that Purchaser shall receive a credit against the Purchase Price for such Identified REC Parcels in the manner descried in Section 1.7(d)(iii) hereof. Purchaser shall have the right until the expiration of the Due Diligence Period to deliver to Seller written notice of the existence of a REC on any portion of the Timberlands, or on any property adjacent to any portion of the Timberlands, in each case reasonably believed to have a material adverse effect on the use or value of any portion of the Timberlands (except for matters disclosed in the Phase I Reports or otherwise known to Purchaser as of the Effective Date).

(ii) Remedy for Environmental Objection. In the event of the presence of any REC, Purchaser’s sole remedy with respect to any such REC, subject to Section 9.1(c), shall be to adjust the Purchase Price as described in Section 1.7(d)(iii) and the Parties shall proceed to the Closing with those portions of the Timberlands that are subject to such REC excluded from the Timberlands to be conveyed to Purchaser (an “Environmental Carveout”). Notwithstanding the foregoing, each Environmental Carveout in which Seller has an interest shall contain at least 40 acres, provide Seller with reasonable access to such Environmental Carveout, but only if Seller does not otherwise have legal and physical access thereto, and shall create an economically feasible and marketable parcel, as reasonably determined by Seller.

(iii) FMV Calculation. The fair market value of the Identified REC Parcels and any other portion of the Timberlands subject to any Environmental Carveout shall be calculated in accordance with the Value Table. At the Closing, the Purchase Price shall be reduced by an amount equal to the aggregate fair market value of the Identified REC Parcels and any other Timberlands subject to any Environmental Carveouts, if any, as calculated in accordance with this Section 1.7(d)(iii).

(iv) Release of Environmental Claims. From and after the Closing Date, except with respect to a breach of Seller’s representations and warranties contained in Article IV, Purchaser releases Seller from all costs, Losses, liabilities, obligations and claims, of any nature whatsoever, known and unknown, that Purchaser may have against Seller or that may arise in the future based in whole or in part upon (a) Seller’s failure to comply with any applicable Environmental Laws, or (b) the presence, release or disposal of any Hazardous Substance, solid waste, or any other environmental contamination on, within, or from the Property before, as of, or after the Closing Date (collectively “Environmental Claims”); provided, however, Purchaser does not release Seller for any Environmental Claims that Purchaser, its successors and assigns might have against Seller under applicable Environmental Laws if Seller would otherwise be liable to a Governmental Authority or any other Person and such Governmental Authority or Person is proceeding, making a claim, or otherwise seeking contribution against Purchaser.

(v) No Warranty. Seller makes no representation or warranty to Purchaser regarding the accuracy, completeness or preparation of the Environmental Reports, except that all of the information Seller provided to Purchaser’s environmental consultant (Golder Associates, Inc.), or will provide to Purchaser’s environmental consultant, has been, and will be, accurate to Seller’s Knowledge in all material respects.

(vi) Reliance Letter. Seller will use commercially reasonable efforts to obtain a duly executed letter of reliance in favor of Purchaser by the environmental consultant that issued the Phase I Reports in form reasonably satisfactory to Purchaser, at no out-of-pocket cost or expense to Seller, but the same shall not be a condition precedent to Purchaser’s obligation to close.

(e) Survival. The provisions of this Section 1.7 shall survive Closing.

Section 1.8 Apportionments. Purchaser shall be deemed to own the Property beginning at 12:01 a.m. on the Closing Date for purposes of prorations hereunder. Ad valorem real property Taxes for the current year, assessments, water, and other utilities shall be prorated as of the Closing Date. If actual tax bills for the calendar year of Closing are not available, said Taxes shall be prorated based on tax bills for the previous calendar year and the parties hereto agree to cause a re-proration of said Taxes upon the receipt of tax bills for the calendar year of Closing. If the Timberlands is not designated a separate tax parcel, said Taxes shall be adjusted to an amount bearing the same relationship to the total tax bill which the acreage contained within the Timberlands bears to the acreage contained within the real property included within said tax bill. Revenues and expenses under the Licenses and Assumed Contracts shall be prorated as of the Closing Date based on the applicable term of such License or Assumed Contract. Purchaser shall receive a credit against the Purchase Price for all deposits and prepayments made by third parties under the Assumed Contracts, if any, and Purchaser shall pay Seller for all deposits and prepayments made by Seller under the Assumed Contracts, if any, in each case unless the same have been applied in accordance with the terms of such Assumed Contracts. Any other prorations and apportionments shall be calculated such that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom through midnight at the end of the day preceding the Closing Date and Purchaser shall bear all such expenses and receive all such income thereafter. The obligations to re-prorate in this Section 1.8 shall survive the Closing of the purchase and sale contemplated hereby.

Section 1.9 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT OR ANCILLARY AGREEMENT DELIVERED AT CLOSING, IT IS UNDERSTOOD AND

AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES, REPRESENTATIONS, GUARANTIES, COVENANTS OR STATEMENTS OF ANY TYPE, KIND, NATURE OR CHARACTER WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES, REPRESENTATIONS, GUARANTIES, COVENANTS OR STATEMENTS AS TO MERCHANTABILITY OR FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE, THE INCOME, EXPENSES, OPERATION OR PROFITABILITY OF THE PROPERTY, THE OPERATING HISTORY OF OR ANY PROJECTIONS RELATING TO THE PROPERTY, THE VALUATION OF THE PROPERTY, ANY TAX TREATMENT, WHETHER INCOME OR OTHERWISE, RELATED TO THE PROPERTY, THE PRESENCE OR ABSENCE OF MINERAL RIGHTS ON THE PROPERTY, THE ACCURACY OR COMPLETENESS OF THE ENVIRONMENTAL REPORTS, OR AS TO THE PHYSICAL, STRUCTURAL, OR ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, HAZARDOUS SUBSTANCES IN, ON, ABOUT, OR MIGRATING FROM THE PROPERTY), ITS COMPLIANCE WITH LAWS OR WITH RESPECT TO THE ZONING OF, OR ANY APPROVALS, LICENSES OR PERMITS REQUIRED FOR THE PROPERTY, OR THE SUITABILITY OF THE PROPERTY FOR PURCHASER’S INTENDED USE THEREOF OR THE ABILITY OR FEASIBILITY TO CONVERT THE PROPERTY OR ANY PORTION THEREOF TO ANY OTHER OR PARTICULAR USE, OR WITH RESPECT TO THE AVAILABILITY OF ACCESS, INGRESS OR EGRESS TO THE PROPERTY, THE NEED FOR OR COMPLIANCE WITH GOVERNMENTAL OR THIRD PARTY APPROVALS OR GOVERNMENTAL REGULATIONS, OR ANY OTHER MATTER OR THING OF ANY TYPE, KIND, NATURE OR CHARACTER WHATSOEVER RELATING TO OR AFFECTING THE PROPERTY.

PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT AND SURVIVING CLOSING OR IN ANY DOCUMENT OR ANCILLARY AGREEMENT DELIVERED AT CLOSING. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, COVENANTS, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO MADE OR FURNISHED BY SELLER OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT OR ANCILLARY AGREEMENT DELIVERED AT CLOSING. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS, WHERE IS, WITH ALL FAULTS,” AND THE PROPERTY’S ENVIRONMENTAL, PHYSICAL, FINANCIAL AND ECONOMIC CONDITION.

PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED OR WILL HAVE HAD THE OPPORTUNITY TO CONDUCT PRIOR TO THE CLOSING DATE, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, TITLE AND THE ENVIRONMENTAL, PHYSICAL, FINANCIAL AND ECONOMIC CONDITIONS, THE INCOME AND EXPENSES OF AND FROM THE PROPERTY AND THE PROFITABILITY OF THE PROPERTY AND ANY TAX TREATMENT, WHETHER INCOME OR OTHERWISE, RELATED TO THE PROPERTY, AS PURCHASER DEEMED NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF, OR REMEDIAL ACTION REQUIRED TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS SUBSTANCES IN, ON ABOUT OR MIGRATING FROM THE PROPERTY, AND IS RELYING SOLELY AND EXCLUSIVELY AND WILL RELY SOLELY AND EXCLUSIVELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN ANY, IF ANY, REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT OR ANCILLARY

AGREEMENT DELIVERED AT CLOSING. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, ADVERSE TITLE, PHYSICAL, ENVIRONMENTAL, FINANCIAL AND ECONOMIC CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT AND SURVIVING CLOSING OR IN ANY DOCUMENT OR ANCILLARY AGREEMENT DELIVERED AT CLOSING.

EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT AND SURVIVING CLOSING OR IN THE DEEDS, OR ANCILLARY AGREEMENTS OR OTHER INSTRUMENTS TO BE DELIVERED BY SELLER AT CLOSING, AND EXCEPT TO THE EXTENT OF ANY FRAUD OR INTENTIONAL MISCONDUCT OF SELLER, PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER, SELLER’S AFFILIATES AND SUBSIDIARIES AND SELLER’S AFFILIATED PREDECESSORS-IN-TITLE, IF ANY, AND THEIR RESPECTIVE PARTNERS, MEMBERS, STOCKHOLDERS, DIRECTORS, OFFICERS, PARTICIPANTS, EMPLOYEES, CONSULTANTS, BROKERS AND AGENTS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING, WITHOUT LIMITATION, CAUSES OF ACTION IN TORT, EQUITABLE CAUSES OF ACTION, INCLUDING CLAIMS FOR OR RIGHTS OF CONTRIBUTION OF ANY NATURE, AND ALL CAUSES OF ACTION ARISING UNDER, OR ALLEGING VIOLATION OF, ENVIRONMENTAL LAWS), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY TYPE, KIND, CHARACTER OR NATURE WHATSOEVER, KNOWN OR UNKNOWN, ARISING OR FIRST DISCOVERED IN THE PAST, PRESENT OR FUTURE, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AND/OR SELLER’S AFFILIATES AND SELLER’S AFFILIATED PREDECESSORS-IN-TITLE AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS AT ANY TIME BY REASON OF OR ARISING OUT OF THE ENVIRONMENTAL, PHYSICAL, FINANCIAL AND ECONOMIC CONDITION OF THE PROPERTY, FAILURE TO DISCLOSE ANY CONDITION OF THE PROPERTY, ANY LATENT OR PATENT DEFECTS RELATED TO THE PROPERTY, VIOLATIONS OF ANY APPLICABLE LAWS RELATED TO THE PROPERTY, THE MERCHANTABILITY OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, THE INCOME, EXPENSES OR PROFITABILITY OF THE PROPERTY, ANY TAX TREATMENT, WHETHER INCOME OR OTHERWISE, RELATED TO THE PROPERTY, ITS COMPLIANCE WITH LAWS OR WITH RESPECT TO THE ZONING OF, APPROVALS REQUIRED FOR, OR THE SUITABILITY OF THE PROPERTY FOR PURCHASER’S INTENDED USE THEREOF OR THE ABILITY OR THE FEASIBILITY TO CONVERT THE PROPERTY OR ANY PORTION THEREOF TO ANY OTHER OR PARTICULAR USE, OR WITH RESPECT TO THE AVAILABILITY OF ACCESS, INGRESS OR EGRESS, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL OR THIRD-PARTY APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING OF ANY TYPE, KIND, NATURE OR CHARACTER WHATSOEVER RELATING TO OR AFFECTING THE PROPERTY, AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS OF ANY TYPE, CHARACTER OR NATURE WHATSOEVER REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES THAT SUCH ADVERSE MATTERS (INCLUDING, WITHOUT LIMITATION, OBLIGATIONS, DEFECTS, OR LEGAL REQUIREMENTS RELATED TO OR ARISING FROM THE PROPERTY’S ENVIRONMENTAL, PHYSICAL, ECONOMIC AND FINANCIAL CONDITION) MAY AFFECT PURCHASER’S ABILITY TO SELL, LEASE, OPERATE OR FINANCE THE PROPERTY AT ANY TIME AND FROM TIME TO TIME. TO THE EXTENT PERMITTED BY LAW, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW KNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES THAT ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT, AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLER BY PURCHASER IN EXCHANGE FOR SELLER’S PERFORMANCE HEREUNDER, THE WAIVERS AND RELEASES HEREIN

HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT PURCHASER NEVERTHELESS HEREBY INTENDS, TO THE EXTENT SET FORTH HEREIN, TO RELEASE, DISCHARGE AND ACQUIT SELLER, SELLER’S AFFILIATES AND SUBSIDIARIES AND AFFILIATED PREDECESSORS-IN-TITLE, AND THEIR RESPECTIVE PARTNERS, MEMBERS, STOCKHOLDERS, DIRECTORS, OFFICERS, PARTICIPANTS, EMPLOYEES, CONSULTANTS, BROKERS AND AGENTS, FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES, IN EACH CASE SUBJECT TO THE TERMS HEREOF AND THE TERMS OF ALL DOCUMENTS AND ANCILLARY AGREEMENT DELIVERED AT CLOSING. NO SUCH RELEASES, DISCHARGES, OR WAIVERS BY PURCHASER IN THIS SECTION 1.9 SHALL CONSTITUTE, OR BE CONSIDERED IN ANY WAY, AN INDEMNITY BY PURCHASER OF SELLER AND/OR SELLER’S AFFILIATES OR SUBSIDIARIES (BUT THE SAME SHALL NOT LIMIT THE INDEMNITIES BY PURCHASER SET FORTH ELSEWHERE IN THIS AGREEMENT OR THE OTHER DOCUMENTS DELIVERED AT CLOSING).

ARTICLE II

CLOSING

Section 2.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be a “mail away” escrow Closing through the Title Company, and take place, subject to the satisfaction, or waiver by the Party entitled to the benefit thereof, of the conditions set forth in Article IX, at 10:00 a.m., local time, on Thursday, January 23, 2014, in accordance with this Agreement, or at such other time and date on or prior to the Outside Date as the Parties shall agree in writing (the date on which the Closing occurs, the “Closing Date”). The Closing Date must occur no later than Friday, January 31, 2014 (as the same may be extended pursuant to this sentence, the “Outside Date”); provided, that (i) Seller shall have the right, exercisable on one or more occasions upon written notice to Purchaser no less than five (5) Business Days prior to the then-scheduled Closing Date, to extend the Outside Date (but no later than Thursday, May 1, 2014), and (ii) Purchaser shall have the right, exercisable on one or more occasions upon written notice to Seller no less than five (5) Business Days prior to the then-scheduled Closing Date, to extend the Outside Date (but no later than Thursday, May 1, 2014) until the date that is five (5) Business Days after the later of (A) the date on which the Seller Shareholder Meeting has occurred and (B) the date on which Seller has obtained all of the consents described in Section 9.2(a) of Seller’s Disclosure Letter. Except as specifically provided herein, time is of the essence for this Agreement for all purposes.

Section 2.2 Closing Deliveries.

(a) Closing Deliveries by Seller. Seller shall deliver the following items to Purchaser at the Closing:

(i) duly executed counterparts of the assignment and assumption agreements under which Seller assigns and Purchaser assumes all of Seller’s right, title and interest in and to the Assumed Contracts, the Licenses and the Assumed Condemnations, substantially in the form of Exhibit C (the “General Assignment and Assumption”), together with a copy of any written consent to the assignment of the Supply Agreements that may be received from the applicable counterparty;

(ii) duly executed special warranty deeds (one (1) for each applicable county where any portion of the Timberlands is located), warranting only against Persons claiming by, through or under Seller and subject only to the Permitted Exceptions, in each case in the form of Exhibit D, and such other Conveyance Instruments as are reasonably necessary to vest in Purchaser title to the Timberlands and the Purchaser Easements in respect thereof (collectively, the “Deeds”);

(iii) a bill of sale with respect to the Personal Property, substantially in the form of Exhibit E;

(iv) an affidavit stating the taxpayer identification number of Seller and that Seller is not a “foreign person” for purposes of Section 1445 of the Code and the Treasury Regulations thereunder;

(v) such title affidavits (including, if reasonably requested by the Title Company, “no-mining” affidavits in substantially the form Seller has executed in prior sales of timberlands) as may be reasonably requested by the Title Company in order to allow the Title Company to issue the Title Policy in favor of Purchaser subject only to the Permitted Exceptions;

(vi) releases of all Monetary Liens on the Property required to be cured by Seller pursuant to Section 1.7(b);

(vii) one or more easements in form and substance reasonably acceptable to Purchaser and Seller, to the extent necessary to evidence the right of Purchaser, or such other Persons as shall be designated by Purchaser, to use the Purchaser Easements;

(viii) delivery of possession of the Property at the Closing, subject to the Permitted Exceptions;

(ix) duly executed counterparts of the use restriction with respect to the Core Timberlands (one (1) for each applicable county where any portion of the Core Timberlands is located) substantially in the form of Exhibit H attached hereto (the “Use Restriction”);

(x) all original executed Estoppel Certificates obtained, or as applicable signed, by Seller in accordance with Section 6.8 below;

(xi) any quitclaim deeds described in Section 1.7(b)(iv), if applicable,

(xii) such assignments, bills of sale, certificates of title, consents and other instruments of assignment and conveyance, all in form reasonably satisfactory to Purchaser, as are necessary to convey fully and effectively to Purchaser the Property in accordance with the terms hereof;

(xiii) duly executed counterparts of letters to each tenant or vendor under party to an Assumed Contract and identified by Purchaser, substantially in the form attached as Exhibit I attached hereto, informing them of the sale of the Property to Purchaser (the “Notification Letters”).

(xiv) duly executed counterparts of the ROFR Memoranda;

(xv) a duly executed counterpart of the Right of First Refusal Agreement;

(xvi) executed written terminations of all management agreements with respect to the Timberlands, if any; and

(xvii) duly executed counterparts of the closing statement.

(b) Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver the following items to Seller:

(i) the Purchase Price, in the manner provided by Section 1.4(d);

(ii) the Letters of Credit securing the Timber Notes issued by Purchaser Subsidiary in respect of the Installment Note Purchase Price;

(iii) duly executed counterparts of the General Assignment and Assumption;

(iv) any Conveyance Instruments in respect of the Property to which Purchaser is a party;

(v) one or more easements in form and substance reasonably acceptable to Purchaser and Seller, to the extent necessary to evidence the right of Seller, or such other Persons as shall be designated by Seller, to use the Reserved Easements;

(vi) duly executed counterparts of the Use Restriction;

(vii) duly executed counterparts of the ROFR Memoranda;

(viii) a duly executed counterpart of the Right of First Refusal Agreement;

(ix) all such other instruments of assumption necessary, in the reasonable opinion of Seller, for Purchaser to assume the Assumed Liabilities; and

(x) duly executed counterparts to the closing statement.

(c) Other Closing Deliveries. The Parties shall each execute and deliver such other and further assignments, certificates, assurances and documents as may reasonably be required by the other Party in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, as required by any counterparty to an Assumed Contract to effect the assignment of such Assumed Contract).

Section 2.3 Costs and Expenses. Each Party shall be responsible for its own attorneys’ fees and expenses. Seller shall prepare the Deeds at Seller’s expense and Seller shall pay all costs of satisfying, releasing and removing all Monetary Liens required to be cured by Seller pursuant to Section 1.7(b). Purchaser shall pay all recording fees associated with filing any documents, including the Deeds, to be recorded, other than any documents recorded to cure Title Objections or satisfy, release or remove the Monetary Liens required to be cured by Seller pursuant to Section 1.7(b), the recording fees of which shall be the responsibility of Seller. Purchaser shall be responsible for any recapture, reassessment, roll-back Taxes or changes in Tax assessments in respect of the Property that in either case may become due and payable after the Closing caused by any change in use of the Property by Purchaser after the Closing or failure of Purchaser to apply for any continuation of their present classifications. Each of Seller and Purchaser shall bear one-half of all sales, use, excise, documentary, stamp duty, registration, transfer, conveyance, economic interest transfer and other similar Taxes related to the conveyance of the Property from Seller to Purchaser arising in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), excluding any timber harvest or severance tax with respect to any Timber harvested from the Timberlands prior to Closing, payment of which shall be Seller’s obligation. Notwithstanding the foregoing, Purchaser shall be responsible for any Florida sales and use tax on the transfer of the Personal Property. Title expenses shall be borne as set forth in Section 7.4(b). Except as otherwise set forth in Section 6.13, all other costs shall be paid by the Party incurring such costs. The provisions of this Section 2.3 shall survive Closing.

Section 2.4 No Diligence Contingency. Nothing in this Agreement, including the phrase “Due Diligence Period” as used herein, shall be construed to mean that Purchaser shall have the right to terminate this Agreement after the Effective Date for any reason connected to Purchaser’s due diligence or inspection of the Property other than as expressly provided herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AS TO STATUS

Except as otherwise disclosed to Purchaser in the disclosure letter (“Seller’s Disclosures Letter”) delivered to Purchaser by Seller on the Effective Date, Seller represents and warrants to Purchaser, as of the Effective Date and (except as otherwise provided below) as of the Closing Date, as follows:

Section 3.1 Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and all other agreements, instruments and documents to be executed by it in connection with the consummation of the transactions contemplated by this Agreement and such other agreements (the “Ancillary Agreements”); and (iii) perform its obligations and consummate the transactions contemplated hereby and by the Ancillary Agreements.

Section 3.2 Seller Subsidiaries. Each of the Seller Subsidiaries holding title to any portion of the Timberlands is a corporation or limited liability company, as applicable, duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business and in good standing under the laws of the State of Florida, and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

Section 3.3 Authority. Subject to obtaining Shareholder Approval as provided by Section 9.3(g), the execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Seller have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.4 No Violation. Subject to obtaining Shareholder Approval as provided by Section 9.3(g), the execution, delivery or performance by Seller of this Agreement will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of Seller’s or any Seller Subsidiary’s certificate of incorporation, bylaws or any standing resolution of its board of directors; (ii) any Contract to which Seller or any Seller Subsidiary is a party or by which any of its assets are bound; (iii) any Law applicable to Seller or any Seller Subsidiary or any of the Timberlands; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which Seller, any Seller Subsidiary or the Timberlands is or may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.

Section 3.5 Consents and Approvals. Subject to obtaining Shareholder Approval as provided by Section 9.3(g), there are no approvals, consents or registration requirements with respect to any Governmental Authority or any other Person that are or will be necessary for the valid execution and delivery by Seller of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than (i) those described in Section 3.5 of Seller’s Disclosure Letter and (ii) those which (A) have been obtained, or (B) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements. Seller Board has determined that this Agreement is in the best interests of the Seller and its shareholders and declared it advisable to enter into this Agreement, has approved this Agreement, and has resolved to recommend that Seller’s shareholders adopt this Agreement (the “Recommendation”).

Section 3.6 Litigation.

(a) Pending Matters. Except as set forth in Section 3.6(a) of Seller’s Disclosure Letter, there are no pending Claims or, to Seller’s Knowledge, threatened Claims that either (i) seek to restrain or enjoin the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby, or (ii) affect or relate to any of the Property and would, individually or in the aggregate, have a Material Adverse Effect if determined adversely to Seller.

(b) Adverse Judgments. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Seller (or affecting any of the Property) that prohibit, limit, or restrict or could reasonably be expected to result in any material delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.7 Taxes. Except for such Liens as are reflected in the Title Commitments, there are no Liens or other encumbrances, other than the Permitted Exceptions, on any of the Property that arose in connection with any failure or alleged failure by Seller to timely pay any Tax. All material Taxes related to the Property required to be withheld and paid have been timely withheld and paid, except for any Taxes being contested in good faith and listed in Section 3.7 of Seller’s Disclosure Letter. Section 3.7 of Seller’s Disclosure Letter includes a list of all pending tax protests, proceedings or challenges relating to the Property.

Section 3.8 ERISA. For purposes of Section 3(14) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), Seller is not a party in interest with Purchaser. The Property does not constitute an asset of an employee benefit plan affiliated with Seller, as defined in Section 3(3) of ERISA.

Section 3.9 No Liquidation. The consummation by Seller of the transactions contemplated hereby shall not constitute an actual or deemed liquidation of Seller under the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER RELATED

TO THE PROPERTY

Except as otherwise disclosed to Purchaser in Seller’s Disclosure Letter delivered to Purchaser by Seller on the Effective Date, Seller represents and warrants to Purchaser, as of the Effective Date and (except as otherwise provided below) as of the Closing Date, as follows:

Section 4.1 Compliance with Laws. Seller or the Seller Subsidiaries, as applicable, hold all licenses, certificates, permits, franchises, approvals, exemptions, registrations and rights of any Governmental Authority that are necessary to conduct operations on the Timberlands as presently conducted, except where the failure to hold the same would not, individually or in the aggregate, have a Material Adverse Effect. Seller and the Seller Subsidiaries are presently operating the Timberlands in substantial compliance with applicable Laws, other than Environmental Laws (which are expressly excluded from this Section 4.1 and are addressed in Section 4.6 below), and except for those violations, if any, that would not, individually or in the aggregate, have a Material Adverse Effect. To Seller’s Knowledge, Seller and the Seller Subsidiaries have complied with all Laws relating to the subdivision of the Property, except for those violations, if any, that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.2 Condemnations. Except as described in Section 1.2(e) of Seller’s Disclosure Letter, there are no Condemnations, and no Condemnations have been concluded since August 1, 2013.

Section 4.3 Supply Agreements. To Seller’s Knowledge, Seller has made available to Purchaser full and complete copies of all of the Supply Agreements and each amendment, supplement and modification thereof in effect. Except as described in Section 4.3 of Seller’s Disclosure Letter, with respect to each Supply Agreement, to Seller’s Knowledge (i) such Supply Agreement is a legal, valid, binding, enforceable and in full force and effect; (ii) neither Seller or the applicable Seller Subsidiary nor any other party to such Supply Agreement is breach or default under such Supply Agreement; and (iii) no event has occurred or failed to occur or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default by Seller or the applicable Seller Subsidiary or by any other party, under such Supply Agreement or permit the termination or modification under such Supply Agreement.

Section 4.4 Ownership of Personal Property. Except as described in Section 4.4 of Seller’s Disclosure Letter, Seller or the Seller Subsidiaries, as applicable, have title to all of the material Personal Property, free and clear of any Liens, except for Permitted Exceptions and encumbrances that are not Monetary Liens and do not materially interfere with the present use thereof.

Section 4.5 Replanting; Harvest; Conveyed Interests

(a) All harvesting on the Property during 2013 has been in material compliance with the Harvest Plan, as described in Section 4.5(a) of Seller’s Disclosure Letter.

(b) Since August 1, 2013, neither Seller nor any Seller Subsidiary has harvested any Pre-Merchantable Timber on any of the Timberlands.

(c) Except as disclosed in Section 4.5(c) of Seller’s Disclosure Letter, all timber harvest excise taxes and all amounts owed to timber harvesting contractors pertaining to Seller’s or any Seller Subsidiary’s harvest and removal of Timber from the Timberlands prior to the Closing Date have been fully paid.

Section 4.6 Matters Relating to the Environmental Condition of the Timberlands. Except as described in Section 4.6 of Seller’s Disclosure Letter or as otherwise disclosed in the Environmental Reports, (i) to Seller’s Knowledge, there is no existing Adverse Environmental Condition on the Timberlands, except for those conditions which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, (ii) to Seller’s Knowledge Seller and the Seller Subsidiaries have and maintain, in full force and effect, all Environmental Permits as are required under Environmental Laws for the ownership, operation and use of the Timberlands, except for those Environmental Permits the failure of which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, (iii) to Seller’s Knowledge, Seller and the Seller Subsidiaries are operating the Timberlands in compliance in all material respects with all applicable Environmental Laws and the requirements of all applicable Environmental Permits, (iv) to Seller’s Knowledge, no portion of the Timberlands contains an underground or above-ground storage tank, (v) no portion of the Timberlands has been used by Seller or any Seller Subsidiary or with Seller’s or any Seller Subsidiary’s permission during Seller’s or such Seller Subsidiary’s period of ownership, or to Seller’s Knowledge by any prior owner, as a disposal site or a landfill to receive liquid or solid waste, whether or not hazardous, (vi) within the two (2) years prior to the Effective Date and until the Closing, neither Seller nor any Seller Subsidiary has received any notice (written or otherwise) of any material violation of, or liability in excess of $1,000,000.00 under, any Environmental Law in connection with the ownership or operation by Seller or such Seller Subsidiary on or of the Timberlands and (vii) there are no material writs, injunctions, decrees, orders or judgments outstanding or, to Seller’s Knowledge, any actions, suits, proceedings or investigations pending or threatened relating to the material non-compliance of Seller or any Seller Subsidiary with or liability in excess of $1,000,000.00 under any Environmental Law with respect to the Timberlands or any real property owned by Seller or such Seller Subsidiary that adjoins or is in the vicinity of the Timberlands.

Section 4.7 Endangered Species. Within the two (2) years prior to the Effective Date and until the Closing Date, neither Seller nor any Seller Subsidiary has received no notice (written or otherwise) of any threatened or contemplated actions against Seller, such Seller Subsidiary or the Timberlands based upon the presence on the Timberlands of any species listed as threatened or endangered under the federal Endangered Species Act.

Section 4.8 Mineral Rights. Within the ten (10) years prior to the Effective Date and until the Closing Date, to Seller’s Knowledge, except as disclosed in the Completed Title Commitments, neither Seller nor any Seller Subsidiary have conveyed any oil, gas or mineral rights in or to the Timberlands to any third party.

Section 4.9 OFAC. Seller and each Seller Subsidiary (x) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/offices/enforcement/ ofac/sdn/t11sdn.pdf> or at any replacement website or other replacement official publication of such list and (y) is currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

Section 4.10 Contracts. To Seller’s Knowledge, except as disclosed on Section 4.10 of Seller’s Disclosure Letter there are no material contracts to which Seller or a Seller Subsidiary is party (other than contracts that are terminable upon thirty (30) days’ notice or less) that affect the use or operation of the Property. To Seller’s Knowledge, Seller has made available to Purchaser full and complete copies of, (i) each Assumed Contract in effect as of the Effective Date and (ii) each amendment, supplement, and modification thereof in effect as of the Effective Date.

Section 4.11 Assumed Contracts. Except as described in Section 4.11 of Seller’s Disclosure Letter, with respect to each Assumed Contract, or except as would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the use and enjoyment by Purchaser of the Timberlands or any material portion thereof in accordance with the terms of such Assumed Contract, to Seller’s Knowledge: (i) such Assumed Contract is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement or the Ancillary Agreements will not result in a breach or default under such Assumed Contract, or otherwise cause such Assumed Contract to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither Seller nor any Seller Subsidiary nor any other party to such Assumed Contract is in breach or default under such Assumed Contract; (iv) no event has occurred or failed to occur or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default by Seller or any Seller Subsidiary or by any other party under such Assumed Contract or permit the termination, modification or acceleration of rent or any payment under such Assumed Contract; and (v) none of the hunting or recreational leases or licenses which are part of the Assumed Contracts has an expiration date beyond May 31, 2015. No Assumed Contract contains any right of first refusal or purchase option in favor of the counterparty thereto with respect to any portion of the Timberlands.

Section 4.12 Timber Cutting Contracts. Except as described in Section 4.12 of Seller’s Disclosure Letter and the Timber Deeds, there are no outstanding Contracts pursuant to which any Person has the right to cut or remove Timber on the Timberlands. To Seller’s Knowledge, all of the timber cutting contracts described in Section 4.12 of Seller’s Disclosure Letter are based on Seller’s standard form timber cutting contracts, true and correct copies of which have been made available to Purchaser.

Section 4.13 Carbon Credits. Neither Seller nor any Seller Subsidiary has sold, assigned or pledged any sequestered carbon dioxide and/or carbon credits with respect to the Timber.

Section 4.14 Legal Access. To Seller’s Knowledge, all parcels or tracts comprising the Timberlands have legal insurable access except (i) as otherwise disclosed in Section 1.6(i) of Seller’s Disclosure Letter or (ii) where such lack of legal insurable access would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.15 Adverse Claims. To Seller’s Knowledge, there are no adverse possession claims, encroachments, boundary or property lines disputes, shortages in area, parties in possession, cemeteries or burial grounds on the Timberlands except those disclosed in Section 4.15 of Seller’s Disclosure Letter.

Section 4.16 Timber Deeds. Seller has made available to Purchaser full and complete copies of each of the Timber Deeds and each amendment, supplement and modification thereof in effect. Except as described in Section 4.16 of Seller’s Disclosure Letter, with respect to each Timber Deed, to Seller’s Knowledge (i) such Timber Deed is a legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (ii) neither Seller or the applicable Seller Subsidiary nor any other party to such Timber Deed is in breach or default under such Timber Deed; and (iii) no event has occurred or failed to occur or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default by Seller or such Seller Subsidiary or by any other party, under such Timber Deed or permit the termination or modification under such Timber Deed.

Section 4.17 Management Agreements. Except for timber management obligations under the Supply Agreements, if any, there are no timber or silviculture management agreements affecting any portion of the Timberlands to which Seller or any Seller Subsidiary is a party.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as otherwise disclosed to Seller in the disclosure letter (“Purchaser’s Disclosure Letter”) delivered to Seller by Purchaser on the Effective Date, Purchaser represents and warrants to Seller, as of the Effective Date and (except as otherwise provided below) as of the Closing Date, as follows, it being understood that disclosure of any item in any section of the Purchaser’s Disclosure Letter shall be deemed to have been disclosed in each other section of the Purchaser’s Disclosure Letter only to the extent such disclosure is reasonably apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section:

Section 5.1 Organization.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all requisite power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and the Ancillary Agreements to which it is a party; and (iii) perform its obligations and consummate the transactions contemplated hereby and thereby.

(b) Purchaser Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company power and authority, as the case may be, to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and the Ancillary Agreements to which it is a party; and (iii) perform its obligations and consummate the transactions contemplated hereby and thereby.

(c) As of the Closing Date, Purchaser owns one hundred percent (100%) of the membership interests in Purchaser Subsidiary.

Section 5.2 Authority. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Purchaser and Purchaser Subsidiary have been duly and validly authorized by all necessary corporate or limited liability company action, respectively, and no other corporate or limited liability company proceedings on the part of Purchaser or Purchaser Subsidiary are necessary for such Person to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and Purchaser Subsidiary and, assuming due authorization, execution and delivery by Seller, is a legal, valid and binding obligation of Purchaser and Purchaser Subsidiary, enforceable against Purchaser and Purchaser Subsidiary in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.3 No Violation. The execution, delivery, and performance by Purchaser and Purchaser Subsidiary of this Agreement or any of the Ancillary Agreements to which either of them is a party will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of Purchaser’s or Purchaser Subsidiary’s certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, or any standing resolution of its board of directors, or any other organizational document; (ii) any Contract to which Purchaser or Purchaser Subsidiary is a party or by which either of them or any of their assets may be bound; (iii) any Law applicable to Purchaser or Purchaser Subsidiary or any of their assets; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which Purchaser or Purchaser Subsidiary or any of their assets is or may be bound, excluding from the foregoing clauses (ii), (iii) or (iv), such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on Purchaser’s or Purchaser Subsidiary’s financial condition or results of operation or on their ability to perform their obligations under this Agreement and the Ancillary Agreements to which either of them is a party.

Section 5.4 Consents and Approvals. There are no approvals, consents or registration requirements with respect to any Governmental Authority or any other Person that are or will be necessary for the valid execution and delivery by Purchaser or Purchaser Subsidiary of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than those that (i) have been obtained, (ii) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Purchaser and Purchaser Subsidiary, taken as a whole, or on the ability of Purchaser or Purchaser Subsidiary to perform their obligations under this Agreement and the Ancillary Agreements to which they are party, or (iii) may be required to be obtained by Purchaser for it to conduct operations on the Timberlands.

Section 5.5 Litigation. There are no claims against Purchaser or Purchaser Subsidiary or, to the actual knowledge of Purchaser, any threatened claims against Purchaser or Purchaser Subsidiary, which either alone or in the aggregate seek to restrain or enjoin the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Purchaser or Purchaser Subsidiary (or affecting any of their assets) that prohibit or restrict or could reasonably be expected to result in any delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.6 OFAC. Each of Purchaser (which for this purpose includes Purchaser’s partners, members and stockholders holding an interest in excess of ten percent (10%), if any) and Purchaser Subsidiary (x) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/offices/enforcement/ofac/ sdn/t11sdn.pdf> or at any replacement website or other replacement official publication of such list and (y) is currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

Section 5.7 Tax Matters. Subject to any changes in applicable Law that occur after the Closing Date having retroactive effect, Purchaser Subsidiary is treated as a “disregarded entity” of Purchaser for U.S. federal income tax purposes and all applicable state and local income tax purposes in state and local jurisdictions following the U.S. federal income tax treatment of entities for such purposes.

Section 5.8 No Financing Contingency. Purchaser expressly acknowledges that this transaction is not subject to any financing contingency. The Closing, and Purchaser’s obligation to consummate the transaction on the Closing Date, shall not be subject to any contingency, condition or delay as a result of Purchaser’s inability to obtain sufficient financing. At the Closing, Purchaser shall have, or shall be contractually entitled to receive, cash in an amount sufficient to satisfy Purchaser’s obligations hereunder.

ARTICLE VI

ADDITIONAL AGREEMENTS RELATING TO THE

PROPERTY GENERALLY

Section 6.1 Commercially Reasonable Efforts.

(a) General. Subject to the terms and conditions herein provided, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using all commercially reasonable efforts:

(i) to obtain all necessary waivers, consents, releases and approvals, including all consents, approvals and authorizations that are required to be obtained under any applicable Law;

(ii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby or by the Ancillary Agreements;

(iii) to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities; and

(iv) to fulfill all conditions to this Agreement.

(b) Certain Filings. In furtherance and not in limitation of the foregoing, each of the Parties agrees to make, or cause to be made, all necessary filings required pursuant to any Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the Effective Date, but in no event later than 15 days after the Effective Date, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Regulatory Law.

(c) Cooperation. If necessary to obtain any consent, approval, permit or authorization or to remove any impediment to the transactions contemplated hereby or by any Ancillary Agreement relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law, each of the Parties shall cooperate with each other and take such lawful steps as shall be necessary or appropriate to secure such end.

(d) HSR Act. Seller and Purchaser acknowledge that it will be a condition to the Closing hereunder that the Parties obtain such approvals as may be required under the HSR Act, if any. Purchaser and Seller agree to provide and certify such information to the other as is reasonably requested by the other in order to determine if the transactions contemplated herein are exempt from the filing requirements described in the HSR Act, including, without limitation, supporting documentation for revenues derived from the Timberlands during the previous 36 months, broken down by tract. If counsel for either Purchaser or Seller has a good faith reasonable belief that any closing of the transactions contemplated under this Agreement requires the filing of a pre-merger notification under the HSR Act, each of Purchaser and Seller shall promptly file any notification and report forms and related material that it may be required to file with the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice under the HSR Act, shall use its commercially reasonable efforts to obtain early termination of the applicable waiting period, shall make any filings pursuant thereto that may be necessary, and shall cooperate and coordinate with the other party in connection with such filings and returns. Purchaser and Seller shall each pay one-half of any filing fees required in connection with any filings required by this Section 6.1(d). Purchaser shall take any and all steps necessary to avoid or eliminate each and every impediment to, and procure all necessary approvals under the HSR Act as soon as reasonably practicable but in any event no later than the Outside Date, including by taking or giving to, or otherwise entering into with, the competent Governmental Authorities a binding undertaking or consent agreement in which Purchaser will take any action that may be necessary or appropriate in order to procure all necessary approvals under the HSR Act and to remove any legal prohibition to effecting the Closing (including by agreeing to sell, lease, license or otherwise dispose of, or to hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, any assets or businesses or other operations, or interests therein, of Purchaser or its subsidiaries). The Closing Date shall be extended to the extent necessary to permit the compliance with all procedures set forth in this Section 6.1(d), provided that if the parties have not received the applicable approvals, or if all applicable waiting periods have not expired, on or before the Outside Date, then either Seller or Purchaser will have the right, exercisable at its sole election, to terminate this Agreement pursuant to Section 11.1.

Section 6.2 Maintenance of Business.

(a) Subject to the terms and conditions of this Agreement, and except as otherwise expressly contemplated hereby, Seller, from the Effective Date through the Closing Date, shall use commercially reasonable efforts to maintain the Timberlands in the ordinary course in all material respects; provided, however, that it is understood and agreed that if Seller harvests Timber in accordance with the 2010-2014 Sustainable Forestry Initiative Standard (“SFI Standards”), as amended or updated from time to time, and/or the Harvest Plan, to satisfy its obligations under the Timber Supply Agreement, the Thinnings Supply Agreement or the Pellet Supply Agreement, such harvest activity will be deemed not to violate this Section 6.2(a). In no case shall Seller harvest (or permit any Seller Subsidiary to harvest) any Pre-Merchantable Timber from the Effective Date through the Closing Date.

(b) Purchaser acknowledges that portions of the Timberlands are subject to certain “Timber Deeds” described in Section 6.2 of Seller’s Disclosure Letter. Seller shall comply with (or cause the applicable Seller Subsidiary to comply with) all of its obligations under the Timber Deeds from the Effective Date through the Closing Date in all material respects, and Seller shall not amend or otherwise modify (or permit the applicable Seller Subsidiary to amend or otherwise modify) the Timber Deeds without the prior written consent of Purchaser (such consent not to be unreasonably withheld or delayed).

(c) Subject to the terms and conditions of this Agreement, and except as Seller may otherwise agree in writing, Purchaser shall not interfere in any material respect with Seller’s or any Seller Subsidiary’s conduct of business with respect to the Property pending the Closing and shall not take any action that might reasonably be expected to impair Seller’s or such Seller Subsidiary’s relationships with customers, suppliers or employees of the businesses and operations of Seller or such Seller Subsidiary, whether or not associated with the Property.

(d) From the Effective Date through the Closing, Seller shall, and shall cause the Seller Subsidiaries to:

(i) comply in all material respects with all applicable Laws in connection with the ownership and operation of the Timberlands;

(ii) not sell, encumber, or lease any interest in the Timberlands except for the renewal of annual recreational leases on substantially the same or better terms as currently in effect and except for the entry in the ordinary course of business into new recreational leases substantially in the form of, and upon terms substantially similar to those of, existing recreational leases to which Seller is a party and furnished to Purchaser prior to the Effective Date, provided that the terms of all such hunting or recreational leases or licenses shall expire on or before May 31, 2015;

(iii) not enter into any Contract that is not contemplated by the Harvest Plan or is otherwise outside the ordinary course of business, the value of which is in excess of $250,000 (or $1,000,000 in the aggregate for all such Contracts) or the term of which is greater than one (1) year from the date of execution thereof, that is binding on any of the Timberlands after the Closing Date or would restrict the ownership or operation of the Timberlands by Purchaser or that Seller intends to treat as an Assumed Contract, without the approval of Purchaser (not to be unreasonably withheld, delayed or conditioned) other than those Contracts that will be terminated prior to or at Closing; provided, however, that in no event shall Seller or any Seller Subsidiary enter into any Contract with an Affiliate that will be binding on Purchaser after Closing;

(iv) not cut or remove, and take commercially reasonable steps not to permit to be cut or removed, any Timber from the Timberlands except as provided in Section 6.2(a);

(v) without limiting the generality of Section 6.2(a) above, continue all its silvicultural and maintenance activities relating to the Timberlands substantially in accordance with current practices;

(vi) perform in all material respects its obligations under the Supply Agreements and Timber Deeds pursuant to which it is a party;

(vii) promptly provide copies of all notices, offers, timber sales agreements, rejections of product, claims and other correspondence between Seller and the respective counterparties under any Assumed Contract, the Supply Agreements and Timber Deeds; and

(viii) not amend or otherwise modify any of the Supply Agreements without the prior written consent of Purchaser (said consent not to be unreasonably withheld or delayed).

In the event Seller requests consent from Purchaser to enter into any new Contract, Purchaser agrees it will respond to any written request for a consent promptly, and in any event within seven (7) Business Days (and if Purchaser fails to respond within such period it shall be deemed to have approved such request).

Section 6.3 Public Announcements.

(a) No Recording. This Agreement (or a memorandum thereof) shall not be recorded by Purchaser in any real property records. In the event that this Agreement (or a memorandum thereof) is so recorded by Purchaser, Seller may, at its option, terminate this Agreement.

(b) Certain Disclosures. Notwithstanding anything to the contrary set forth in Section 12.7 or the Confidentiality Agreement, except as required by applicable Law (including rules and regulations promulgated by the SEC) or stock exchange rules, (i) any initial press release or initial public announcement by Purchaser regarding the transactions contemplated by this Agreement shall only be made simultaneously with or after a press release or public announcement by Seller on or after the Effective Date regarding the transactions contemplated by this Agreement, and (ii) Seller and Purchaser shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and use commercially reasonable efforts to agree on, any press release and other public announcement with respect to the transactions contemplated by this Agreement, including the time, form and content of such press release or public announcement, and shall not issue any such press release or make any such public announcement prior to such consultation; provided, however, that any disclosure required to be made under applicable Law, stock exchange rules or rules and regulations promulgated by the SEC may be made without such mutual agreement if a Party required to make such disclosure has determined in good faith that it is necessary to do so and has used commercially reasonable efforts, prior to the issuance of the disclosure, to provide the other Parties with a copy of the proposed disclosure and to discuss the proposed disclosure with the other Parties. Notwithstanding the foregoing, Seller may make any filing required by any rule or regulation promulgated by the SEC or any stock exchange without consultation with Purchaser.

Section 6.4 Books and Records.

(a) Delivery. At the Closing, Seller shall provide to Purchaser (except for those items that are stored at locations included in the Property) copies of all maps (including backup data), surveys, drawings, deeds and other land records, forest inventory and soil records, timber harvest and planting records, aerial photography, information relating to mineral and subsurface rights, geographic information system data, working files for proposed timber harvesting, planting and any other silvicultural activities, road maintenance plans, environmental reports, property tax records, and other property records and information, in each case, exclusively related to the Property, that are in Seller’s, its Affiliates or other Seller’s representatives possession or control in paper, electronic and/or other form (the “Books and Records”); provided, however, that Seller shall have no obligation to provide (i) any information to Purchaser regarding the pricing of timber, internal appraisals of the Property, other valuations or similar pricing or financial records, or any other information that is confidential and proprietary to Seller, (ii) any information or documents subject to the attorney-client or other privilege (as reasonably and in good faith determined by Seller) or (iii) any document or item that Seller is contractually or otherwise legally bound to keep confidential to the extent Seller’s obligation to keep such document or item confidential arose prior to the Effective Date. Notwithstanding the foregoing, Seller may retain original or other copies of the Books and Records for legal compliance or regulatory purposes or in accordance with its internal document retention policies.

(b) Access. Without limiting Seller’s obligations under Section 6.4(a) above, for a period of seven (7) years after the Closing, (i) Seller will provide Purchaser with reasonable access, at Purchaser’s cost, to any books and records then in Seller’s possession or control to the extent such books and records relate to the Property or the Assumed Liabilities (subject to the proviso set forth in Section 6.4(a)). Notwithstanding the foregoing, this Section 6.4(b) shall not obligate any Party to retain email for periods longer than those specified in its published document retention policy, as the same may be amended or modified from time to time.

(c) Survival. The provision of this Section 6.4 shall survive Closing.

Section 6.5 Required Consents. Each of the Parties shall cooperate, and use all commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition, Purchaser agrees to provide a financial institution assurance letter as to its financial capability as may be reasonably requested by any Person whose consent or approval is sought hereunder or in connection herewith. Nothing herein shall obligate or be construed to obligate any Party to make any payment to any Person in order to obtain the consent or approval of such Person or to transfer any Assumed Contract or License in violation of its terms. With respect to any agreement for which any required consent or approval is not obtained prior to the Closing, each of Seller and Purchaser shall use all commercially reasonable efforts to obtain any such consent or approval after the Closing until either such consent or approval has been obtained or Seller determines in good faith that such consent cannot reasonably be obtained. In addition, to the extent that any Assumed Contract or License may not be assigned without the consent or approval of any Person, and such consent is not obtained prior to the Closing, Seller shall use all commercially reasonable efforts to provide Purchaser with the same benefits (and Purchaser shall be responsible for all corresponding obligations) arising under such Assumed Contract or License, including performance by Seller (or Purchaser if applicable) as agent, if legally permissible and commercially feasible; provided, however, that Purchaser (or Seller, if applicable) shall provide Seller (or Purchaser, if applicable) with such access to the premises, books and records and personnel as is reasonably necessary to enable Seller (or Purchaser, if applicable) to perform its obligations under such Assumed Contracts or Licenses and Purchaser shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained. Purchaser shall not have the obligation to assume any Assumed Contract or License at the Closing that is not fully and properly assigned by Seller, including any necessary third party consents thereto; provided, however, (i) Purchaser shall have the right to assume any such Assumed Contracts at the Closing in Purchaser’s sole discretion, and (ii) Purchaser shall have the obligation to assume same upon the full and proper assignment thereof (including any necessary third party consents thereto). The provisions of this Section 6.5 shall survive Closing.

Section 6.6 Seller’s Disclosure Letter. Seller’s Disclosure Letter is hereby incorporated by reference into this Agreement. Purchaser acknowledges the following with respect to disclosures contained in Seller’s Disclosure Letter:

(a) The information and disclosures contained in any section of Seller’s Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section of Seller’s Disclosure Letter only to the extent such disclosure is reasonably apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section.

(b) All attachments to Seller’s Disclosure Letter are incorporated into and made a part of Seller’s Disclosure Letter by reference.

(c) Disclosure in any section of Seller’s Disclosure Letter of any matter relating to any action, suit, proceeding, dispute, or investigation of Seller does not constitute an admission of liability on behalf of Seller with respect to such matter.

Section 6.7 Supply Agreements.

(a) Timber Supply Agreement. A Seller Subsidiary, St. Joe Timberland Company of Delaware, L.L.C., is a party to that certain Pulpwood Supply Agreement dated as of November 1, 2010, with Smurfit-Stone Container Corporation as amended and assigned from time to time (as amended and assigned from time to time, the “Timber Supply Agreement”), pursuant to which Seller Subsidiary sells certain obligated volumes of pulpwood to the purchaser thereunder, which pulpwood is harvested, in part, from the Timberlands. Prior to the Closing, Seller shall use commercially reasonable efforts to obtain the consent of the counterparty to the Timber Supply Agreement to assign the Timber Supply Agreement to Purchaser (to the extent required by the terms thereof), and at Closing, (i) Seller shall cause its Seller Subsidiary to assign to Purchaser, and (ii) Purchaser shall assume from Seller, all of the rights and obligations of the Seller Subsidiary under the Timber Supply Agreement. Purchaser shall, and Seller shall cause Seller Subsidiary to, enter into all necessary documentation required by the Timber Supply Agreement to effect the transfer of the Timber Supply Agreement to Purchaser. The Timber Supply Agreement shall be an Assumed Contract for all purposes hereunder, except to the extent Seller is unable to obtain any necessary consent to assignment set forth above.

(b) Thinnings Supply Agreement. A Seller Subsidiary, St. Joe Timberland Company of Delaware, L.L.C., is a party to that certain Thinnings Supply Agreement dated as of March 31, 2011, with Vulcan Timberlands LLC (as amended and assigned from time to time, the “Thinnings Supply Agreement”), pursuant to which Seller Subsidiary has the right and obligation to purchase certain first thinnings from the portion of the Timberlands subject to the Timber Deeds. Prior to the Closing, Seller shall use commercially reasonable efforts to obtain the consent of the counterparty to the Thinnings Supply Agreement to assign the Thinnings Supply Agreement to Purchaser (to the extent required by the terms thereof), and at Closing, (i) Seller shall cause its Seller Subsidiary to assign to Purchaser, and (ii) Purchaser shall assume from Seller, all of the rights and obligations of the Seller Subsidiary under the Thinnings Supply Agreement. Purchaser shall, and Seller shall cause Seller Subsidiary to, enter into all necessary documentation required by the Thinnings Supply Agreement to effect the transfer of the Thinnings Supply Agreement to Purchaser. The Thinnings Supply Agreement shall be an Assumed Contract for all purposes hereunder, except to the extent Seller is unable to obtain any necessary consent to assignment set forth above; provided, however, that if Seller is unable to obtain such consent, the Seller Subsidiary will remain a party to the Thinnings Supply Agreement and Seller, the Seller Subsidiary and Purchaser will enter into an agreement at Closing, reasonably acceptable to both Seller and Purchaser, pursuant to which the Seller Subsidiary will provide Purchaser or its designee with the product obtained from the counterparty to the Thinnings Supply Agreement and Purchaser will reimburse the Seller Subsidiary for all costs and expenses of the Seller Subsidiary under the Thinnings Supply Agreement or otherwise under such arrangement.

(c) Pellet Supply Agreement. Purchaser acknowledges that Seller is in negotiations to enter into an agreement to supply timber for wood pellets to a third party. Seller or a Seller Subsidiary shall have the right to enter into such a “Pellet Supply Agreement” prior to the Closing with the prior written consent of Purchaser, given or withheld in its reasonable discretion (it being understood that one reasonable ground for the withholding of Purchaser’s consent shall be if the Pellet Supply Agreement or any memorandum thereof is to be a lien on any portion of the Property or otherwise recorded in the applicable public records). If the Pellet Supply Agreement has been fully executed as provided herein, then prior to the Closing, Seller shall use commercially reasonable efforts to obtain the consent of the counterparty to the Pellet Supply Agreement to assign the Pellet Supply Agreement to Purchaser (to the extent required by the terms thereof), and at Closing, (i) Seller shall, or shall cause its Seller Subsidiary to, assign to Purchaser, and (ii) Purchaser shall assume from Seller or Seller Subsidiary, all of the rights and obligations of Seller or the Seller Subsidiary under the Pellet Supply Agreement. Purchaser shall, and Seller shall or shall cause Seller Subsidiary to, enter into all necessary documentation required by the Pellet Supply Agreement to effect the transfer of the Pellet Supply Agreement to Purchaser. The Pellet Supply Agreement shall be an Assumed Contract for all purposes hereunder, except to the extent Seller is unable to obtain any necessary consent to assignment set forth above.

Section 6.8 Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain executed estoppel certificates from the counterparties to the Timber Deeds and the Supply Agreements (the “Estoppel Certificates”). Each such Estoppel Certificate shall attest that (i) the agreement in question is in full force and effect and has not been modified, supplemented or amended except as described; (ii) the applicable counterparty and, to the counterparty’s knowledge, Seller and the applicable Seller Subsidiary, are not in default of their respective obligations under the agreement in question, and the counterparty has no counterclaims against Seller or the applicable Seller Subsidiary under the agreement in question, (iii) no event has occurred which but for the passing of time, the giving or notice, or both, would constitute a default or breach of the applicable agreement in question by the applicable counterparty or, to the counterparty’s knowledge, Seller or the applicable Seller Subsidiary; (iv) no voluntary or involuntary bankruptcy proceeding is pending against the counterparty at such time; (v) if requested by Purchaser, the proposed sale to Purchaser does not violate the terms of the applicable Supply Agreement; and (vi) with respect to the Timber Supply Agreement, Seller or Seller Subsidiaries have managed the Timber Supply Agreement in a manner that meets the minimum requirements for compliance with SFI Standards. For each and every Estoppel Certificate that Seller is unable to obtain from the applicable third party after using commercially reasonable efforts, Seller shall, prior to the Closing, execute and deliver to Purchaser an Estoppel Certificate from Seller with the same attestations described above (with such adjustments as are necessary to make all certifications accurate) (a “Seller Estoppel Certificate”); provided, that if at any time, on or after the Closing, Seller delivers an Estoppel Certificate from the applicable third party meeting the requirements of this Section, such estoppel shall supersede and replace the Seller Estoppel Certificate and Seller shall have no liability under the Seller Estoppel Certificate. If any Estoppel Certificate or Seller Estoppel Certificate alleges a material default of Seller or the Seller Subsidiaries, then Seller may elect to cure the same to the reasonable satisfaction of Purchaser.

Section 6.9 Tax Liabilities. Seller acknowledges that Purchaser may be liable for outstanding Tax liabilities of Seller or the Seller Subsidiaries upon Purchaser’s acquisition of fifty percent (50%) or more of the assets of Seller or any Seller Subsidiary pursuant to Florida Statutes § 213.758 (2012). In the event the Purchase Price exceeds fifty percent (50%) of the total value of all of Seller’s assets, as determined by Seller in good faith, then Seller shall execute any letter, affidavit or certificate reasonably requested by Purchaser to obtain a certificate of compliance from the Florida Department of Revenue of any outstanding Tax liabilities of Seller or any outstanding notice of intent to audit Seller. If such certificate reveals a notice of intent to audit Seller’s records, the Closing shall be delayed until such audit is complete. Any such tax liabilities of Seller, as disclosed by any such certificate or any such audit, shall be withheld from the Purchase Price and delivered to the State of Florida. The provisions of Section 6.9 shall survive Closing.

Section 6.10 Communications with Governmental Authorities. Purchaser shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person (including, without limitation, any Person that conducted inspections by or on behalf of Purchaser), directly or indirectly, communicate with any Governmental Authority or any official, employee or representative thereof, involving any matter with respect to the Property, without Seller’s prior written consent, not to be unreasonably withheld, delayed or conditioned, and without affording Seller a reasonable opportunity to participate in such communications; provided, however, if such communication is required pursuant to any applicable Law, then Purchaser may make such communication without the prior consent of Seller (but with prior notice and an opportunity to participate to Seller).

Section 6.11 Limitations on Transfers.

(a) From and after the Closing, Purchaser shall not directly or indirectly transfer or otherwise dispose of its interest in Purchaser Subsidiary or commit to do so, (i) to a Credit Enhancement Bank or any

Affiliate thereof, at any time, (ii) to any financial or lending institution or any Affiliate thereof, at any time, without the consent of Seller (not to be unreasonably withheld or delayed), or (iii) to any other Person, until a period of one year has elapsed from the Closing Date. Any transfer or other disposition by Purchaser (or any subsequent transferee) of its interest in Purchaser Subsidiary following such one year-period shall be made only upon such transferee delivering to Seller (A) such evidence as Seller may reasonably require to verify that such transferee has satisfied all requirements for transfer under the limited liability company agreement of Purchaser Subsidiary, including any required net worth, and (B) a written agreement of such transferee in favor of Seller to (x) comply with the obligations of Purchaser under the limited liability company agreement of Purchaser Subsidiary and under Sections 6.11 and 6.12 of this Agreement as if such transferee were Purchaser and (y) cause Purchaser Subsidiary to comply with all of its respective obligations, covenants and representations under the limited liability company agreement of Purchaser Subsidiary and the Transaction Documents.

(b) (i) For so long as Purchaser owns any of the outstanding interests in Purchaser Subsidiary, Purchaser shall comply and shall cause Purchaser Subsidiary to comply, and (ii) Purchaser Subsidiary shall comply, in each case, with all of its obligations, covenants and representations under the limited liability company agreement of Purchaser Subsidiary and the Transaction Documents.

(c) Prior to payment in full of the Timber Notes at maturity, no amendment, modification or waiver of any provision of the limited liability company agreement of Purchaser Subsidiary may be made without the prior written consent of Seller, said consent not to be unreasonably withheld or delayed.

(d) The provisions of this Section 6.11 shall survive Closing.

Section 6.12 Tax Matters. At all times before and for one (1) year after Closing, neither Purchaser nor Purchaser Subsidiary shall (i) make any election under Treasury Regulations Section 301.7701-3 (or any corresponding provision of state and local Tax law) to treat Purchaser Subsidiary as an association taxable as a corporation or (ii) take any action that would cause Purchaser Subsidiary to have more than one owner for U.S. federal (or any applicable state and local) income Tax purposes. For so long as (a) Purchaser owns any of the outstanding interests in Purchaser Subsidiary and (b) Purchaser Subsidiary is a disregarded entity under Treasury Regulation Section 301.7701-3 (and any corresponding provision of state and local Tax law), Purchaser shall treat each Timber Note as indebtedness of Purchaser for all applicable income Tax purposes. The provisions of this Section 6.12 shall survive Closing.

Section 6.13 Note Document Assistance.

(a) Purchaser shall cause Purchaser Subsidiary, at Seller’s sole cost and expense and at Seller’s direction, to do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as may be necessary or reasonably desirable from time to time in order to (i) carry out more effectively the purposes of the Timber Notes, the Letters of Credit and all documents related thereto (collectively, the “Note Documents”) and (ii) assure, convey, grant, assign, transfer, preserve, protect and confer more effectively unto Seller (or any assignee of the Timber Notes) the rights granted or now or hereafter intended to be granted to Seller (or such assignee) under any Note Document or under any other instrument executed in connection with any Note Document to which Purchaser Subsidiary is or is to be a party, provided, that nothing in the foregoing shall create any additional liabilities or obligations on Purchaser Subsidiary or Purchaser or change any of the terms of the Note Documents. For the avoidance of doubt, Seller shall be solely responsible for all costs incurred by Purchaser and/or Purchaser Subsidiary pursuant to the Note Documents and/or in connection with the Parties obligations under this Section 6.13.

(b) Purchaser shall cause Purchaser Subsidiary to cooperate in connection with any transaction relating to the Timber Notes as may be reasonably requested by Seller, its Affiliates and any holder of the Timber Notes (the “Note Parties”), at the cost and expense of the Note Parties, including (i) furnishing the Note Parties with copies of the financial information regarding Purchaser Subsidiary that Purchaser Subsidiary is required to deliver to the holders of the Timber Note, pursuant to the terms of the Timber Note, and (ii) using reasonable best efforts to obtain a legal opinion (the cost and expense of which shall be paid by Seller) to the effect that if Purchaser or its Affiliate were to become a debtor in a case under Title 11 of the United States Code, the bankruptcy court would not order the substantive consolidation of the assets and liabilities of Purchaser Subsidiary with those of such Person, and such customary corporate law opinions in connection with the Note Documents and the Note Parties as may be reasonably requested by Seller. Notwithstanding anything herein to the contrary, neither Purchaser Subsidiary nor Purchaser shall (and Purchaser shall not permit Purchaser Subsidiary to) take any steps designed to create or encourage the making of a market in the Timber Notes or the listing or trading of the Timber Notes on an “established securities market” or otherwise take any actions designed to render the Timber Notes “readily tradable in an established securities market” within the meaning of Treasury Regulation § 15A.453-1(e)(4). Neither Purchaser nor Purchaser Subsidiary shall be required to incur any liability to any Person that is not a Note Party in connection with its performance of its obligations under this Section 6.13(b). In connection with any transaction relating to the Timber Notes, the Note Parties will request that each Person to whom they disclose any nonpublic information provided by Purchaser Subsidiary pursuant to Section 6.13(b) agree to maintain the confidentiality of such information, in such manner and to such extent, if any, as is customary in a transaction of such nature; provided, that if the Note Parties reasonably believe that it is necessary to disclose such nonpublic information in connection with a registered public offering or a private placement, the Note Parties’ obligation to maintain the confidentiality of such nonpublic information will not apply to such disclosure; provided, further, that any information concerning Purchaser or Purchaser Subsidiary contained in any offering document for such public offering or private placement shall be subject to the approval of Purchaser, which shall not be unreasonably withheld, conditioned or delayed. Nothing in this Section 6.13(b) shall be deemed to require Purchaser Subsidiary to assume any obligation or perform any action that would have the effect of changing the terms of the transactions contemplated by this Agreement and the Transaction Documents.

(c) Seller shall, at Seller’s sole cost and expense, use its commercially reasonable efforts to arrange for the Credit Enhancement Banks to issue the Letters of Credit in an aggregate amount of not less than the Installment Note Purchase Price plus one interest payment on the Timber Notes (the “L/C Amount”), including using commercially efforts (i) as soon as practicable, and in any event not later than ten (10) days prior to the Closing Date, to obtain firm commitments (the “L/C Commitment Letters”), in form and substance reasonably satisfactory to Purchaser, to provide such Letters of Credit, (ii) to negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms not materially less beneficial to Purchaser. Purchaser shall, at Seller’s sole cost and expense, use its commercially reasonable efforts (i) to satisfy on a timely basis all conditions applicable to Purchaser Subsidiary in such definitive agreements that are within its control and (ii) to consummate the issuance of the Letters of Credit at Closing.

(d) In the event any portion of the Letters of Credit becomes unavailable to Purchaser Subsidiary on the terms and conditions contemplated in the L/C Commitment Letters, Seller, at Seller’s sole cost and expense, shall use its commercially efforts to arrange to obtain alternative financing, including from alternative sources, on terms that are not materially less beneficial to Purchaser as promptly as practicable following the occurrence of such event. Each of Seller and Purchaser shall give the other prompt notice upon becoming aware of any material breach by any party to any L/C Commitment Letter or any termination of any L/C Commitment Letter. Seller shall keep Purchaser and Purchaser Subsidiary informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Letters of Credit and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the L/C Commitment Letters without the prior written consent of Purchaser (such consent not to be unreasonably withheld or delayed).

(e) The provisions of this Section 6.13 shall survive Closing.

Section 6.14 No Solicitation.

(a) Subject to Section 6.14(c) through Section 6.14(h) (inclusive), Seller shall not, and will cause each of the Seller Subsidiaries not to, and shall use its reasonable best efforts to instruct and cause its and the Seller Subsidiaries’ respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any Seller Subsidiary (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by providing information), induce or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal or (ii) engage or participate in any discussions or negotiations concerning, or provide any non-public information or data relating to Seller or the Seller Subsidiaries in connection with, an actual or potential Alternative Proposal, or otherwise knowingly encourage or knowingly facilitate any effort or attempt to make or implement an Alternative Proposal.

(b) Seller will, and will cause each of the Seller Subsidiaries to, and will use its reasonable best efforts to instruct and cause each of its and the Seller Subsidiaries’ respective Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the Parties) related to a potential Alternative Proposal.

(c) Notwithstanding anything to the contrary in Section 6.14(a) or 6.14(b), if following the date of this Agreement and prior to obtaining Shareholder Approval, (i) Seller receives an unsolicited Alternative Proposal, (ii) Seller has not breached Section 6.14(a) or 6.14(b) (except where such breaches, individually or in the aggregate, did not materially contribute to the making of the Alternative Proposal described in the preceding clause (i)), (iii) Seller Board determines, in good faith based on the information then available, after consultation with financial advisors, that such Alternative Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (iv) at least 24 hours prior to furnishing any non-public information to, or entering into discussions with, such Person, Seller gives Purchaser written notice of the identity of such Person and Seller’s intention to furnish non-public information to, or enter into discussions with, such Person, then Seller may (A) furnish information (including non-public information) to the Person making such Alternative Proposal and its Representatives pursuant to a confidentiality agreement containing terms no less restrictive (in any material respect) than those contained in the Confidentiality Agreement, provided that such confidentiality agreement will not contain any provisions that would prevent Seller from complying with its obligation to provide the required disclosures to Purchaser pursuant to this Section 6.14 and it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Alternative Proposal, and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Alternative Proposal; provided, however, that Seller will promptly provide to Purchaser any non-public information concerning Seller or any of its Subsidiaries that is provided to the Person making such Alternative Proposal or its Representatives which was not previously provided or made available to Purchaser. Without limiting the generality of the foregoing, Seller acknowledges and agrees that any violation of or the taking of any action inconsistent with any restriction set forth in the preceding sentence by any Representative of the Seller or any of the Seller Subsidiaries, provided such Representative is acting with the explicit authority from Seller or any of the Seller Subsidiaries (and within the scope of that authority), shall be deemed to constitute a breach of this Section 6.14 by Seller.

(d) Neither Seller Board nor any committee thereof may (i) (A) withdraw or modify in a manner adverse to Purchaser, or publicly propose to withdraw or modify in a manner adverse to Purchaser, the Recommendation or (B) fail to recommend against acceptance of any tender offer or exchange offer that would constitute an Alternative Proposal and that is publicly disclosed prior to the earlier of the date of Seller Meeting and ten (10) Business Days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act or recommend that the shareholders of Seller tender their shares in such tender offer or exchange offer, (ii) fail to reaffirm, without qualification, the Recommendation, or fail to state publicly, without qualification, that the Transaction and this Agreement are in the best interests of Seller’s shareholders, within five (5) Business Days after Purchaser requests in writing that such action be taken, (iii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal ((i), (ii) and

(iii), a “Recommendation Change”), or (iv) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than, for the avoidance of doubt, entering into a confidentiality agreement as contemplated by Section 6.14(c)) relating to any Alternative Proposal. Notwithstanding the foregoing, at any time prior to obtaining Shareholder Approval, the Seller Board may, in response to an Intervening Event, affect a Recommendation Change, provided that the Seller Board determines in good faith, after consultation with its counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under Florida Law.

(e) Notwithstanding the foregoing, at any time prior to obtaining Shareholder Approval, the Board may, in response to a Superior Proposal, make a Recommendation Change or otherwise declare advisable any Superior Proposal made after the date of this Agreement and/or terminate this Agreement pursuant to Section 11.1(f) (each a “Change Action”) if: (i) such Superior Proposal did not result from a breach of Section 6.14 and is not withdrawn, (ii) Seller Board determines, in good faith after consultation with counsel, that the failure to terminate this Agreement pursuant to Section 11.1(h) or take any other Change Action would be inconsistent with the directors’ fiduciary duties under Florida Law, (iii) Seller provides Purchaser five (5) Business Days prior written notice of its intention to take such action, which notice includes the information with respect to such Superior Proposal that is specified in Section 6.14(f), (iv) after providing such notice and prior to taking any Change Action with respect to a Superior Proposal, Seller negotiates in good faith with Purchaser during such five (5) Business Day period (to the extent that Purchaser desires to negotiate) to make such revisions to the terms of this Agreement as would permit Seller Board not to take such Change Action and (v) Seller Board have considered in good faith any changes to this Agreement offered in writing by Purchaser and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Purchaser were to be given effect; provided that, for the avoidance of doubt, neither Seller Board nor any committee thereof may take any Change Action prior to the time that is five (5) Business Days after it has provided the written notice required by clause (iii) above.

(f) Seller shall promptly (and in no event later than 24 hours after receipt of any Alternative Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Alternative Proposal, or any request for non-public information) advise Purchaser orally and in writing of any Alternative Proposal, or any inquiry or indication of interest that could reasonably be expected to lead to any Alternative Proposal, or any request for non-public information relating to the Seller or any of the Seller Subsidiaries or the Property (including the identity of the Person making or submitting such Alternative Proposal, inquiry, indication of interest or request, and the terms thereof, including a copy of any communication, letter of intent, term sheet or draft definitive agreement reflecting the offer) that is made or submitted by any Person. Seller shall keep Purchaser fully informed with respect to the status of any such Alternative Proposal, inquiry, indication of interest, or request and any modification or proposed modification thereto.

(g) Nothing contained in this Agreement prohibits Seller, Seller Board or any committee thereof from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders) in order to comply with federal or state Law or making any “stop, look and listen” communication to the shareholders of Seller pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that any communication to shareholders other than a “stop, look and listen” of the type contemplated by Rule 14d-9(f) and Rule 14e-2(a) promulgated under the Exchange Act will be deemed to be a Recommendation Change unless such disclosure expressly reaffirms Seller Board’s recommendation in favor of adoption of this Agreement or expressly rejects any applicable Alternative Proposal.

(h) Seller will promptly request each Person that has executed a confidentiality agreement within twelve (12) months prior to the date of this Agreement, in connection with its consideration of a possible Acquisition Proposal, to return all confidential information heretofore furnished to such person by or on behalf of Seller and the Seller Subsidiaries and shall immediately terminate access to any electronic data room maintained by or on behalf of Seller for each such Person.

Section 6.15 Filings; Shareholder Approval.

(a) As promptly as practicable following the date of this Agreement, Seller will prepare the Proxy Statement and cause it to be filed with the SEC. Purchaser and Seller will cooperate with each other in connection with the preparation of the foregoing document. Seller will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. Seller will use its reasonable best efforts to cause the Proxy Statement to be mailed to Seller’s shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC. Seller will as promptly as practicable notify Purchaser of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. Seller will cooperate and provide Purchaser with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) prior to filing such with or sending such to the SEC, and Seller will provide Purchaser with copies of all such filings. If at any time prior to the Seller Shareholder Meeting, any information should be discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by Seller with the SEC and disseminated by Seller to the shareholders of Seller.

(b) Purchaser shall reasonably cooperate with Seller and use (and shall cause its Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do and cause to be done all things, necessary, proper or advisable to enable Seller to prepare the Proxy Statement and have it cleared by the SEC. Purchaser shall, upon reasonable request by Seller, furnish Seller with all reasonable information concerning itself, its Subsidiaries, directors, officers, stockholders and member and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement.

(c) Seller will (i) take all action necessary in accordance with Florida Law and its articles of incorporation to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the mailing of the Proxy Statement for the purpose of obtaining Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Seller Shareholder Meeting”), and, in any event, if the Proxy Statement is mailed prior to December 16, 2013, shall hold such meeting no later than January 22, 2014 and shall not submit any other proposal to its shareholders (other than a proposal to adjourn or postpone the meeting) in connection with the Seller Shareholder Meeting without the prior written consent of Purchaser, and (ii) subject to Section 6.14, use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and to secure Shareholder Approval prior to January 22, 2014.

(d) Seller shall not place any physical or legal impediment on the holder of the Proxy that would prevent such holder from voting in favor of the adoption of this Agreement at the Seller Shareholder Meeting (or any adjournment or postponement thereof). Seller agrees the Proxy is acceptable, in form and content, to permit Purchaser to vote the shares of The Fairholme Fund that are subject to the Proxy at the Seller Shareholder Meeting.

(e) Purchaser agrees to vote the shares of The Fairholme Fund that are subject to the Proxy to approve the transactions contemplated hereby.

Section 6.16 FDOT Agreement. Following the Effective Date, Purchaser and Seller shall use commercially reasonable, good faith efforts to negotiate with the State of Florida Department of Transportation (the “FDOT”) a partial assignment to and assumption by Purchaser of the FDOT Agreement; provided, that regardless of whether Purchaser, Seller and the FDOT execute a partial assignment and assumption of the FDOT Agreement prior to Closing, the FDOT Agreement (as may be amended by such partial assignment and assumption) shall be an

Assumed Contract hereunder. Seller agrees (i) to grant to Purchaser unrestricted, exclusive rights of access across any portion of the “Subject Property” (as defined in the FDOT Agreement) retained by Seller that bisects or is directly adjacent to any portion of the Timberlands (the “FDOT Agreement Property”) and, subject to the FDOT Agreement, the right to place utilities on, across and/or under such FDOT Agreement Property, in each case, for so long as the same remains property of Seller, (ii) without the prior written consent of Purchaser, not to take any action, grant any right or impose any restriction on such FDOT Agreement Property (other than in compliance with Seller’s obligations under the FDOT Agreement) that would in any material respect impair, interfere with or adversely affect the use, operation or enjoyment of the Timberlands adjacent to such FDOT Agreement Property, (iii) for so long as such FDOT Agreement Property remains the property of Seller, to execute from time to time such further documents or instruments as may be reasonably required or desirable to carry out the intent of the Parties under this Section 6.16, (iv) to the extent permitted by the FDOT Agreement, from and after Closing Seller shall assign to Purchaser all of its right, title and interest in and to any right of first refusal in favor of Seller set forth in the FDOT Agreement and (v) subject to obtaining the consent of the FDOT, to include such FDOT Agreement Property in the Timberlands subject to this Agreement (if the consent of the FDOT is obtained prior to Closing) or to sell to Purchaser such FDOT Agreement Property (if the consent of the FDOT is obtained after Closing), in each case, at a price calculated in accordance with the Value Table and otherwise on the terms and conditions set forth in this Agreement. The provisions of this Section 6.16 shall survive Closing.

ARTICLE VII

ADDITIONAL AGREEMENTS RELATING TO THE TIMBERLANDS

Section 7.1 Right of Entry.

(a) General; Certain Limitations. Upon at least one Business Day’s prior written notice to Seller, prior to the Closing Date or termination of this Agreement in accordance with Article XI, Purchaser, through its authorized agents or representatives, may enter upon the Timberlands at all reasonable times for the purposes of making inspections and other studies; provided, however, that neither Purchaser nor its agents or representatives shall enter upon the Timberlands for the purpose of preparing Phase II Reports or making any soil borings or other invasive or other subsurface environmental investigations relating to all or any portion of the Timberlands without Seller’s prior written consent thereto, in Seller’s sole discretion. Upon the completion of such inspections and studies, Purchaser, at its expense, shall repair any damage caused to the Property and remove all debris resulting from and all other material placed on the Timberlands in connection with Purchaser’s inspections and studies.

(b) Disclosure of Results. The results of such inspections and studies (as well as any information and documents that Seller delivered or caused to be delivered to Purchaser concerning the Timberlands) shall be treated as strictly confidential by Purchaser and the same shall not be disclosed to any third party or Governmental Authority (provided that such results, information and documents may be disclosed to consultants, attorneys, investors and lenders of Purchaser for use solely in connection with the transactions contemplated by this Agreement, who shall be required by Purchaser to similarly treat such results, information and documents as strictly confidential) except to the extent required by any Law or court order or in connection with any legal proceeding filed to enforce a Party’s rights under this Agreement. In the event that disclosure of the results of any such inspection or study or any such information or document that Seller delivered or caused to be delivered to Purchaser concerning the Timberlands is required by applicable Law or court order, Purchaser shall notify Seller promptly in writing so that Seller may seek a protective order (at its own cost and expense) or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 7.1(b). Purchaser shall reasonably cooperate with Seller, at Seller’s sole cost and expense, to obtain a protective order or other appropriate remedy. In the event that no such protective order or other appropriate remedy is obtained, or Seller waives compliance with the terms of this Section 7.1(b), Purchaser shall give Seller written notice of the information to be disclosed as far in advance of its disclosure as practicable. In the event this Agreement is terminated for any reason, Purchaser, at no additional cost to Purchaser, will promptly furnish to Seller copies of all such inspections or studies performed by or on behalf of Purchaser with respect to the Property; provided, however, that Purchaser shall not be required to provide Seller with copies of appraisals, marketing, or financial analysis, generated or made by or on behalf of Purchaser and those documents or reports which are protected by the attorney-client and/or attorney work product privileges. Purchaser does not make any warranty regarding the content or accuracy of any such information. If Seller wishes to use or rely on such inspections or studies, Seller shall have the responsibility, at Seller’s cost, to obtain any necessary consent from third parties that may have prepared such inspections or studies. The provisions of this Section 7.1(b) shall survive the Closing.

(c) Insurance. Purchaser and the contractors, representatives and agents of Purchaser who enter upon the Timberlands shall maintain general liability insurance, naming Seller and the Seller Subsidiaries as additional insureds, in an amount not less than $1,000,000.00 and, prior to any such entry upon the Timberlands, shall provide Seller with written evidence of such insurance. Notwithstanding the foregoing, Purchaser shall have the right to self insure with respect to this provision.

(d) Indemnity. Purchaser hereby indemnifies, defends and holds the Seller Indemnitees harmless from and against all Losses arising out of any inspections, investigations, examinations, samplings or tests conducted by Purchaser or any of its agents, employees or contractors, whether prior to or after the Effective Date, with respect to the Property. Notwithstanding the foregoing, Purchaser shall not be liable under this Section 7.1(d) for any existing physical conditions at the Property or any results of any inspections or investigations performed by or on behalf of Purchaser and not caused by Purchaser or its Affiliates or agents. All claims pursuant to this Section 7.1(d) shall be resolved in accordance with the procedures and parameters set forth in Article X. The provisions of this Section 7.1(d) shall survive Closing or any earlier termination, cancellation or expiration of this Agreement.

Section 7.2 Permits and Licenses. Purchaser shall be solely responsible for obtaining all permits and licenses, if any, required by Purchaser to carry on its intended operations on the Timberlands and not assigned to Purchaser at Closing.

Section 7.3 Certain Easements.

(a) Easement Title. To the extent affirmative action is necessary for Seller or any Seller Subsidiary to acquire or reserve the easement ownership of the Reserved Easements or to establish or confirm easement title to the Reserved Easements in Seller or such Seller Subsidiary, Purchaser and its Affiliates shall cooperate with Seller in such efforts, including executing all documents pertaining to the Reserved Easements as are reasonably requested by Seller. To the extent affirmative action is necessary for Purchaser to acquire the easement ownership of the Purchaser Easements or to establish or confirm easement title to the Purchaser Easements in Purchaser, Seller shall cooperate with Purchaser in such efforts and shall use commercially reasonable efforts to assist Purchaser in acquiring such ownership, including executing all documents pertaining to the Purchaser Easements as are reasonably requested by Purchaser.

(b) Post-Closing Reserved Easements. For a period of three (3) years following the Closing Date, in the event that Seller identifies any portion of the Timberlands that should have been identified as a Reserved Easement (based on the definition thereof), but was not disclosed to Purchaser prior to the Closing (a “Post-Closing Reserved Easement”), so long as such Post-Closing Reserved Easement relates to a use or access right that existed as of the Closing (taking into account the change of ownership of Seller’s various properties and assets) and does not have a material adverse effect on the use and enjoyment of the burdened Timberlands for (i) growing and harvesting timber, (ii) hunting, fishing or other recreational uses (other than for the recreational use of off road or all-terrain vehicles), (iii) the creation or preservation of conservation lands or (iv) cattle and livestock operations and in addition residential, commercial or industrial development on the Non-Core Timberlands, Purchaser and its Affiliates shall cooperate with Seller, at Seller’s sole cost and expense, in any commercially reasonable effort that may be necessary for Seller or any Person who may acquire facilities not included in the Property from Seller to acquire easement ownership in any Post-Closing Reserved Easement or to establish or confirm easement title to the Post-Closing Reserved Easements in Seller or such Person, including executing all documents pertaining to the Post-Closing Reserved Easements as are reasonably requested by Seller or any such Person.

(c) Post-Closing Purchaser Easements. For a period of three (3) years following the Closing Date, in the event that Purchaser identifies property owned by Seller in the vicinity of any of the Timberlands that should have been identified as a Purchaser Easement (based on the definition thereof), but was not disclosed to Seller prior to the Closing (a “Post-Closing Purchaser Easement”), so long as such Post-Closing Purchaser Easement relates to a use or access right that existed as of the Closing and does not have a material adverse effect on the use and enjoyment of such burdened real property for (i) growing and harvesting timber, (ii) hunting, fishing or other recreational uses (other than for the recreational use of off road or all-terrain vehicles), (iii) the creation or preservation of conservation lands or (iv) residential, commercial or industrial development, Seller and its Affiliates shall cooperate with Purchaser, at Purchaser’s sole cost and expense, in any commercially reasonable effort that may be necessary for Purchaser to acquire ownership in any Post-Closing Purchaser Easement or to establish or confirm title to any Post-Closing Purchaser Easement in Purchaser, including executing such documents pertaining to the Post-Closing Purchaser Easements as are reasonably requested by Purchaser.

(d) Additional Terms of Easements. Notwithstanding anything to the contrary in this Agreement, the easement rights granted pursuant to the Reserved Easements, Post-Closing Reserved Easements, Purchaser Easements and Post-Closing Purchaser Easements (collectively, the “Access Easements”) are non-exclusive and the owner of the burdened property shall have the right to make use of the burdened property and grant to others the right to make use of the burdened property in any manner that shall not unreasonably interfere with the easement rights granted pursuant to the Access Easements. The beneficiary of an Access Easement shall exercise the easement rights conveyed herein in a manner which will not unreasonably interfere with the owner of the burdened property’s use and occupancy of any improvements now located or reasonably foreseeable to be constructed in the future upon the burdened property. The Access Easements may be relocated and/or specifically located at any time upon the request of the owner of the burdened property; provided, however, that such owner bears the cost of relocation and/or such specific location, and the benefitted party shall execute all documents reasonably necessary to evidence such relocation and/or specific location.

(e) No Interference. None of Purchaser or any of its Affiliates shall interfere with or oppose the Reserved Easements or any Post-Closing Reserved Easements. None of Seller or any of its Affiliates shall interfere with or oppose the Purchaser Easements or any Post-Closing Purchaser Easements.

(f) Further Assurances. Each of the Parties shall from time to time execute such further documents or instruments and do such other acts or things as may be reasonably required or desirable to effectuate the provisions of this Section 7.3.

(g) Survival. The provisions of this Section 7.3 shall survive Closing.

Section 7.4 Title Insurance Matters.

(a) Title Commitments and Policies. Seller shall provide to Purchaser title commitments insured by the Title Company for the issuance of one or more Title Policies on the Timberlands (individually, a “Title Commitment” and collectively, the “Title Commitments”). At the Closing, Purchaser shall purchase from the Title Company an aggregate amount of title insurance on the Timberlands in an amount not to exceed the Purchase Price (allocated by county, as applicable) and allocated to the Timberlands using the standard 2006 ALTA owner’s title insurance policy (or such other comparable form of title insurance policy as is available in the jurisdictions in which the Timberlands are located), together with such available Florida endorsements as are requested by the Purchaser, provided the issuance of such endorsements do not impose any unreasonable obligations or liabilities on Seller (collectively, the “Title Policies”). Purchaser shall have the right to require re-insurance from any national underwriters selected by Purchaser.

(b) Title Expenses. Seller shall be responsible for the costs associated with the title examinations, the issuance of the Title Commitments that are separately stated from the premiums for the Title Policies and the first update to the Completed Title Commitments. Purchaser shall be responsible for the premiums payable in connection with the issuance of the Title Policies, including any additional premiums incurred as result of any re-insurance requested by Purchaser, and for any update to the Completed Title Commitments in excess of the first such update (unless Purchaser has ordered such first update within twenty (20) days of the then scheduled Closing Date and either Party thereafter elects to extend the Outside Date pursuant to Section 2.1, in which event one additional update for each such extension of the Outside Date shall be at Seller’s cost). Upon execution of this Agreement, the Parties shall take such action as reasonably required so that the insured amount of the Title Policy shall be deemed ordered through Purchaser’s counsel, acting as title agent for the Title Company.

Section 7.5 Post-Closing Use Restriction. For a period of fifteen (15) years following the Closing, Purchaser, on behalf of itself and its successors and assigns, covenants and agrees that no development activity of any type, including, without limitation, any temporary or permanent improvement, clearing of development sites or other preparation for development, in each case related to or for the purpose of residential, commercial, retail, hotel, resort or industrial development, can be undertaken on all or any portion of the Core Timberlands, and that Purchaser and its successors and assigns shall not apply to any Governmental Authority for permission or approval to do any of the foregoing (provided, however, that this Section 7.5 shall not prohibit Purchaser or its successors or assigns from developing the Core Timberlands or constructing temporary or permanent improvements (or having a third party develop or construct improvements) in connection with forestry operations, the preservation of conservation lands and/or cattle and livestock operations on the Core Timberlands, or constructing residential improvements on the Core Timberlands for its employees engaged in forestry and/or cattle and livestock operations (but the same shall not be leased, sold or otherwise transferred to any third party)). Purchaser shall notify in writing any purchaser, assignee or other transferee of all or any portion of the Core Timberlands of the provisions of this Section 7.5 prior to the effectiveness of such purchase, assignment or other transfer. Purchaser and Seller agree that the provisions of this Section 7.5 shall run with and be binding upon the Core Timberlands and shall inure to the benefit of, and be enforceable by, Seller and its Affiliates, successors and assigns. The provisions of this Section 7.5 shall survive Closing.

Section 7.6 Right of First Refusal.

(a) General. Before Purchaser may directly or indirectly sell, ground lease for a term in excess of twenty (20) years or otherwise transfer (including by operation of law) (“Transfer”) all or any portion of the Timberlands identified on Exhibit M (any such portion, a “ROFR Parcel”) to any Person other than a Qualifying Affiliate or a Qualifying Purchaser at any time prior to the date which is fifteen (15) years after the Closing Date (the “ROFR Expiration Date”), Seller shall have a right of first refusal to purchase such portion of the ROFR Parcel on the terms and conditions set forth in this Section (the “Right of First Refusal”). A “Qualifying Affiliate” means an Affiliate of Purchaser that agrees to be bound by the provisions of this Section 7.6 (as if such Affiliate were Purchaser hereunder) in a writing executed by Purchaser and such Qualifying Affiliate and delivered to Seller prior to the effective date of such Transfer. A “Qualifying Purchaser” shall mean a governmental agency or a not-for-profit conservation organization. The Right of First Refusal shall not apply to timber sales, timber deeds, hunting leases, utility easements, supply agreements, access easements, and/or any similar necessary or desirable agreements, leases with a term of twenty (20) years or less or easements in connection with harvesting and growing timber and/or cattle and livestock operations on the ROFR Parcel.

(b) Notice of Proposed Transfer. Upon receipt of a bona fide, good faith third party written offer for the Transfer of fee title to all or any portion of the ROFR Parcel which Purchaser intends to accept (a “Third Party Offer”), Purchaser shall (a) deliver to Seller a written notice (a “ROFR Notice”) stating: (i) that Purchaser has received a Third Party Offer, and attaching a copy of the same; (ii) the name of each proposed purchaser or other transferee (together with their Affiliates, each a “Proposed Transferee”); (iii) the legal description and acreage of the real property to be Transferred (the “Offered ROFR Parcel”); and (iv) the bona fide cash price or other consideration for which the Purchaser has agreed to Transfer the Offered ROFR Parcel (the “Offered Price”) and (b) offer the Offered ROFR Parcel at the Offered Price and on the other material terms of the Third Party Offer to Seller. Notwithstanding anything to the contrary in this Section 7.6, in the event the Third Party Offer includes real property both within the ROFR Parcel and outside of the ROFR Parcel, Purchaser shall allocate the proposed purchase price between the real property within the ROFR Parcel and the real property outside of the ROFR Parcel in good faith and on a reasonable basis.

(c) Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the ROFR Notice (as determined pursuant to the terms and condition of this Agreement), Seller may, by giving written notice to Purchaser (“Seller’s ROFR Election Notice”), elect to purchase all, but not less than all, of the Offered ROFR Parcel, at the Offered Price and on the terms determined in accordance with subsection (d) below.

(d) Purchase Price. The purchase price for the Offered ROFR Parcel purchased by Seller under this Section shall be the Offered Price, and the terms and conditions of the sale to Seller shall be on the material terms and conditions contained in the Third Party Offer (the “ROFR Terms”). If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the parties in good faith.

(e) Payment. Payment of the Offered Price shall be made by wire transfer of immediately available funds to an account designated by Purchaser and otherwise in accordance with the ROFR Terms, within thirty (30) days after Purchaser’s receipt of Seller’s ROFR Election Notice.

(f) Purchaser’s Right to Transfer. If the Offered ROFR Parcel is not purchased by Seller as provided in this Section, then Purchaser may, but shall not be obligated to, Transfer the Offered ROFR Parcel to the Proposed Transferee in accordance with the ROFR Terms and on the following terms and conditions: (i) the purchase price for the Offered ROFR Parcel may be reduced to reflect carveouts and prorations similar in nature to those provided in this Agreement (including, but not limited to, carveouts for casualty, environmental and title matters), provided that the Offered ROFR Parcel shall not be sold for a price less than 90% of the Offered Price after taking into account such carveouts and prorations, and (ii) the Transfer of the Offered ROFR Parcel shall be consummated within one hundred twenty (120) days after the earlier of (x) the date on which Seller notifies Purchaser in writing that it declines to exercise the Right of First Refusal and (y) thirty-one (31) days after Seller’s receipt of the ROFR Notice. If the Offered ROFR Parcel is not Transferred in accordance with the provisions of this Section 7.6, a new ROFR Notice shall be given to Seller, and Seller and/or its designees shall again be offered the Right of First Refusal on the Offered ROFR Parcel, before the Offered ROFR Parcel may be Transferred.

(g) Termination of Right of First Refusal. The Right of First Refusal shall terminate (i) as to any portion of the ROFR Parcel immediately upon the Transfer of such portion of the ROFR Parcel to a Person other than a Qualifying Affiliate in accordance with this Section (but shall continue in full force and effect as to any portion of the ROFR Parcel that is not so Transferred) and (ii) as to any other portion of the ROFR Parcel, on the ROFR Expiration Date.

(h) Transfer to Qualifying Purchaser.

(i) Before any Transfer of all or any portion of the ROFR Parcel to a Qualifying Purchaser (including a donative Transfer without consideration) prior to the ROFR Expiration Date (a “Qualifying Purchaser Transfer”), Purchaser shall deliver to Seller a written notice stating: (i) Purchaser’s intention to engage in a Qualifying Purchaser Transfer, and identifying the portion of the ROFR Parcel to be Transferred (the “Qualifying Purchaser Parcel”); (ii) the name of the proposed Qualified Purchaser; and (iii) Purchaser’s calculation of the fair market value of the Qualifying Purchaser Parcel, without taking into account the terms of the restrictive covenant described in Section 7.6(h)(iii) (the “Fair Market Value”). If Seller objects to Purchaser’s calculation of Fair Market Value, Seller may, within thirty (30) days after the receipt of Purchaser’s notice, deliver to Purchaser written notice of such objection. If Seller objects to Purchaser’s calculation of Fair Market Value, within fifteen (15) days after Purchaser’s receipt of such objection, each Party shall refer the matter to a Party Executive for attempted resolution. The Party Executives will meet with each other, either physically at a mutually convenient location or by telephone or videoconference, to endeavor to resolve the dispute in view of the Parties’ mutual interest in reaching a reasonable business resolution. During the period following receipt of such objection, Seller and Purchaser shall negotiate in good faith to reach agreement on the Fair Market Value. If Seller and Purchaser agree on the calculation of Fair Market Value, then such amounts shall become final and binding on the Parties. If the Party Executives are unable to agree on the Fair Market Value within 30 days after Purchaser’s receipt of Seller’s objection, Purchaser shall appoint an MAI appraiser (subject to Seller’s approval, not to be unreasonably withheld) with at least ten (10) years’ experience in the valuation of properties of a similar type as the Qualifying Purchaser Parcel and in the same geographic area of the Qualifying Purchaser Parcel (an “Appraiser”). The Appraiser shall, within forty-five (45) days of his or her appointment, appraise the Qualifying Purchaser Parcel and determine its Fair Market Value, which determination shall be final and binding on the Parties. Seller and Purchaser shall evenly divide the costs and expenses of the Appraiser.

(ii) Within thirty (30) days after (x) Purchaser’s notice to Seller of Purchaser’s calculation of Fair Market Value (if Seller does not object to such calculation) or (y) the Party Executives’ or the Appraiser’s determination of Fair Market Value (if Seller delivers a timely objection notice to Purchaser as provided in Section 7.6(h)(i)), Seller may, by giving written notice to Purchaser, elect to purchase all, but not less than all, of the Qualifying Purchaser Parcel, at a price equal to Fair Market Value. Payment of such price shall be made by wire transfer of immediately available funds to an account designated by Purchaser and otherwise without representation or warranty by Purchaser, within thirty (30) days after Purchaser’s receipt of Seller’s notice of election to purchase.

(iii) If Seller does not elect in writing to purchase all, but not less than all, of the Qualifying Purchaser Parcel within the time provided in Section 7.6(h)(ii), Purchaser may Transfer the Qualifying Purchaser Parcel to the Qualifying Purchaser identified in the Purchaser notice described in Section 7.6(h)(i), at any price, within one hundred twenty (120) days after the earlier of (x) the date on which Seller notifies Purchaser in writing that it declines to exercise its rights pursuant to this Section 7.6(h) and (y) thirty-one (31) days after Seller’s receipt of the final determination of Fair Market Value; provided, that as a condition precedent to such Transfer, the deed or other recordable instrument effecting such Transfer shall contain, or Purchaser shall otherwise record against the Qualifying Purchaser Parcel in the land records of the county in which the Qualifying Purchaser Parcel is located, a restrictive covenant in favor of Seller in the form of the Use Restriction.

(i) Recordation. At Closing, Seller and Purchaser shall execute and deliver one memorandum of the Right of First Refusal (in the form attached hereto as Exhibit N) for each county in which any portion of the ROFR Parcel is located (each, a “ROFR Memorandum”), and Seller, at Seller’s cost, shall be permitted to record such ROFR Memoranda in the land records of each such county. Upon at least ten (10) Business Days’ advance written notice from Purchaser, at the closing of the Transfer of any portion of the ROFR Parcel to a Person other than a Qualifying Affiliate in accordance with this Section, or upon any other termination or partial termination of the Right of First Refusal, including, but not limited to, a termination of the Right of First Refusal on the ROFR Expiration Date, Seller shall deliver to Purchaser one amendment or termination, as applicable, of the ROFR Memoranda for each applicable county removing the applicable portion of the ROFR Parcel from the applicable ROFR Memorandum, and at the closing of the sale of ROFR Parcel, Purchaser, at Purchaser’s cost, shall be permitted to record such amendment or termination, as applicable, in the land records of each such county.

(j) Assignment of Right of First Refusal. Except to an Affiliate, Seller shall not have the right to assign or transfer the Right of First Refusal at any time.

(k) Consideration. Purchaser and Seller acknowledge and agree that Seller has paid Purchaser good and valuable consideration in exchange for the Right of First Refusal, the receipt and sufficiency of which is hereby acknowledged.

(l) Survival. At Closing, the Parties shall execute a stand-alone right of first refusal agreement in a mutually acceptable form to memorialize the terms of this Section 7.6 (the “Right of First Refusal Agreement”).

ARTICLE VIII

INTENTIONALLY DELETED

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1 Conditions to Obligations of Each Party to Close. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

(a) Waiting Periods. All waiting periods (and any extension thereof) under Regulatory Law applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated and neither the Department of Justice nor the Federal Trade Commission shall have taken any action to enjoin or delay (for a period of longer than ninety (90) days) the consummation of the transactions contemplated by this Agreement.

(b) No Injunction. There shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or imposes conditions on such consummation not otherwise provided for herein.

(c) Purchase Price Reduction Limit. The aggregate value of (i) Title Objection Carveouts, (ii) Environmental Carveouts and (iii) the fair market value of the lost and damaged Timber and any Casualty Damages from all Casualty Losses, in each case valued in accordance with the methodologies used in Section 1.7, shall not exceed an amount equal to Forty Million and No/100 Dollars ($40,000,000.00).

Section 9.2 Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date or such other date designated in such condition (but in no event later than the Outside Date), of the following conditions:

(a) Consents. All material consents, authorizations, registrations or approvals of or with any Governmental Authority or other Person required in connection with the consummation of the transactions contemplated by this Agreement, each of which is set forth in Section 9.2(a) of Seller’s Disclosure Letter, to have been filed, made, given or obtained by Seller or its Affiliates shall have been filed, made, given or obtained and copies thereof shall have been delivered to Purchaser (except for the shareholder approval described in Section 9.3(g)); provided, however, that the obligation of Purchaser to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 9.2(a) if Purchaser fails to satisfy its obligations under Section 6.5 and such failure caused Seller to fail to meet the condition set forth in this Section 9.2(a).

(b) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct, without regard to “materiality” or “Material Adverse Effect” or similar qualifications in any such representation and warranty, in each case as of the Effective Date and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made only as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a Material Adverse Effect.

(c) Agreements and Covenants. Seller shall have performed or complied with, in all material respects, all agreements, terms, provisions, conditions, obligations, and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

(d) Seller Deliveries. Seller shall have tendered for delivery or caused to be tendered for delivery to Purchaser the items set forth in Section 2.2(a).

(e) Title Policies. The Title Company or another nationally recognized title insurance company shall have issued (or, at Purchaser’s election, irrevocably and unconditionally committed to issue) final Title Policies in the form of pro forma Title Policies issued in accordance with the terms hereof.

(f) No Material Defaults. No material default shall exist by Seller or the Seller Subsidiaries under the Timber Deeds or Supply Agreements.

Section 9.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date (but in no event later than the Outside Date), of the following conditions:

(a) Consents. The consents, authorizations, registrations or approvals of or with Governmental Authorities or any other Person required in connection with the consummation of the transactions contemplated by this Agreement, each of which is set forth in Section 9.3(a) of Purchaser’s Disclosure Letter (other than Shareholder Approval, if set forth in Section 9.3(a)), to have been filed, made, given or obtained by Purchaser or its Affiliates shall have been filed, made, given or obtained and copies thereof shall have been delivered to Seller; provided, however, that the obligation of Seller to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 9.3(a) if Seller fails to satisfy its obligations under Section 6.5 and such failure caused Purchaser to fail to meet the condition set forth in this Section 9.3(a).

(b) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct, without regard to “materiality” or similar qualifications in any such representation and warranty, in each case as of the Effective Date and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made only as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a material adverse effect on the ability of Purchaser to perform its obligations under or consummate the transactions contemplated by this Agreement.

(c) Agreements and Covenants. Purchaser shall have performed or complied with, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(d) Deliveries. Purchaser shall have tendered for delivery or caused to be tendered for delivery to Seller the items set forth in Section 2.2(b).

(e) Letters of Credit. The Letter(s) of Credit securing the Timber Notes issued by Purchaser Subsidiary in respect of the Installment Note Purchase Price shall have been delivered to Seller by one or more Credit Enhancement Banks in such maximum aggregate amounts per Credit Enhancement Bank as is satisfactory to Seller and on terms and conditions that are consistent with the Timber Note indicative terms attached as Exhibit K.

(f) LLC Agreement. Purchaser shall have entered into a liability company agreement in respect of Purchaser Subsidiary substantially in the form of Exhibit L.

(g) Shareholder Approval. Seller shall have received Shareholder Approval for the Transaction; provided, that if the shareholders of Seller reject the Transaction at the Seller Shareholder Meeting or if the Seller Shareholder Meeting (including any adjournment or postponement thereof) has concluded and the Shareholder Approval has not been obtained, this Agreement shall terminate pursuant to Section 11.1(f) effective as of such rejection date or conclusion of the Seller Shareholder Meeting, the Deposit shall be returned to Purchaser and thereupon neither party shall have any further obligation to the other party under this Agreement, except for those provisions which are expressly stated herein to survive termination of this Agreement.

ARTICLE X

SURVIVAL; INDEMNIFICATION

Section 10.1 Survival.

(a) Except as otherwise set forth in this Article X (including Section 10.3(b)), all representations and warranties made in this Agreement and all agreements or covenants made in this Agreement and to be performed prior to or at Closing shall survive for a period of twelve (12) months after the Closing Date except for (i) the representations and warranties set forth in Sections 3.1 through 3.4 and 5.1 through 5.3 (“Fundamental Representations”) and (ii) the indemnification obligations of the Parties hereunder which shall survive for the applicable statute of limitations (the “Indemnity Period”). Notwithstanding the foregoing, except as set forth in Section 11.2, no representation, warranty, covenant or agreement shall survive any termination of this Agreement. After the Indemnity Period, except as provided in Section 11.2, the Parties agree that no claims or causes of action may be brought against any Party or any of its directors, officers, employees, Affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations, warranties and agreements or covenants to be performed prior to or at Closing contained in this Agreement. This Section 10.1 shall not limit any covenant or agreement of the Parties that contemplates performance after the Closing.

(b) The representations, warranties, covenants and obligations of the Parties hereto, and the rights and remedies that may be exercised by the Purchaser and its directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the “Purchaser Indemnitees”) and Seller and its directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) based on such representations, warranties, covenants and obligations, will not be limited or affected by any knowledge acquired (or capable of being acquired) by Purchaser or any agent of Purchaser or Seller or any agent of Seller before or after the execution and delivery of this Agreement (except as otherwise set forth in Section 10.3(b)), with respect to the accuracy or inaccuracy of or compliance with or performance of such representation, warranty, covenant or obligation by the other Party hereto. The waiver by Purchaser or Seller of any of the conditions set forth in Sections 9.1, 9.2 or 9.3 will not affect or limit the provisions of this Article X.

Section 10.2 Brokerage Indemnity. Seller warrants and represents to Purchaser that Seller has not incurred any liability for any brokerage fee or commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (it being understood that TAP Advisors, a financial adviser to Seller and not a broker, may be compensated by Seller pursuant to a separate agreement). With the exception of a brokerage agreement between Purchaser and Saunders Real Estate, L.L.C. d/b/a Coldwell Banker Saunders Commercial Real Estate (“Purchaser’s Broker”), Purchaser warrants and represents to Seller that Purchaser has not incurred any liability for any brokerage fee or commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Seller and Purchaser each agree to indemnify and hold harmless the other from any and all damage, loss, liability, expense and claim (including but not limited to attorneys’ fees and court costs) arising with respect to any such fee or commission which may be suffered by the indemnified Party by reason of any action or agreement of the indemnifying Party (including, in Purchaser’s case, any fee or commission suffered by Seller from Purchaser’s Broker). This Section 10.2 shall survive Closing or any termination, cancellation or expiration of this Agreement.

Section 10.3 Indemnification; Limitations.

(a) Obligation to Indemnify. If the Closing occurs and subject to the terms, conditions and limitations set forth herein, Seller shall indemnify, defend and hold the Purchaser Indemnitees harmless for any Loss incurred or suffered by any of them as a result of or arising out of (A)(i) a breach of a representation or warranty by Seller in this Agreement or any Ancillary Agreement (it being understood that representations and warranties that are made as of a specific date speak only as of that date); (A)(ii) any breach of any agreement, term, provision, condition, obligation, or covenant to be performed or satisfied by Seller pursuant to this Agreement; (A)(iii) any third-party personal injury or tort claims regarding Seller’s use, ownership and/or operation of the Property (or any party thereof) prior to the Closing but excluding the Assumed Liabilities and any Environmental Claims released pursuant to Section 1.7(d)(iv); (A)(iv) any claim arising from the Assumed Contracts relating to any act or omission prior to the Closing Date; and (A)(v) any claim arising from inaccuracy or material default alleged in any Seller’s Estoppel Certificate. If Closing occurs and subject to the terms, conditions and limitations set forth herein, Purchaser shall indemnify, defend and hold the Seller Indemnitees harmless for any Loss incurred or suffered by any of them as a result of or arising out of (B)(i) a breach of a representation or warranty by Purchaser in this Agreement (it being understood that representations and warranties that are made as of a specific date speak only as of that date), (B)(ii) any breach of any agreement, term, provision, condition, obligation, or covenant to be performed or satisfied by Purchaser pursuant to this Agreement, (B)(iii) any Assumed Liability and (B)(iv) the use, ownership and/or operation of the Property (or any portion thereof) from and after Closing. For the purposes of determining whether a breach of any representation or warranty exists (pursuant to this Section 10.3(a) only) and the amount of Losses associated with such breach, all qualifications based on materiality, such as “in all material respects”, “Material Adverse Effect”, and similar qualifiers, shall be disregarded.

(b) Certain Limitations. Notwithstanding the foregoing and solely with respect to the indemnification obligations in Section 10.3(a) above, Seller shall be obligated to indemnify the Purchaser Indemnitees and Purchaser shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to any Loss as to which the Person claiming the right to be indemnified (the “Indemnified Party”) has given the Party from whom it is claiming indemnification (the “Indemnifying Party”) written notice prior to the end of the Indemnity Period, except that any claims for breach of any of the representations and warranties set forth in the Fundamental Representations may be made at any time in the future, subject to any applicable statute of limitations. Seller shall not be obligated to indemnify the Purchaser Indemnitees with respect to any representation, warranty or certification of Seller to the extent that, prior to the Effective Date, (i) Purchaser had actual knowledge of the breach of such representation, warranty or certification, or (ii) any due diligence test, investigation or inspection of the Property by Purchaser or its agents or employees evidenced such breach of representation, warranty or certification. Seller shall not be obligated to indemnify the Purchaser Indemnitees on account of a breach of the representations and warranties of Seller set forth in Sections 3.6(a), 3.6(b), 4.2, 4.3, 4.6(vi), 4.6(vii), 4.7, 4.11(i), 4.11(iii), 4.11(iv) or 4.16 if (i) such breach first occurred after the Effective Date and (ii) Seller used commercially reasonable efforts to attempt to cure the facts and circumstances giving rise to such breach (including the expenditure of funds, but only up to a maximum of Five Hundred Thousand and No/100 Dollars ($500,000.00) with respect to all such breaches in the aggregate).

(c) Seller Thresholds. Seller shall not be liable in respect of Losses with respect to the matters contained in Section 10.3(a)(A)(i), (ii) or (v) unless the aggregate amount of all Losses for which Seller would otherwise be liable exceeds Five Million Dollars ($5,000,000.00) (the “Seller Threshold”) whereupon the Purchaser’s Indemnified Parties shall be entitled, subject to the other limitations set forth in this Agreement, to indemnification for all Losses incurred by the Purchaser’s Indemnified Parties to the extent in excess of the Seller Threshold, up to the Seller Liability Cap. The Seller Threshold shall not be applicable to Losses arising with respect to Sections 1.7, 1.8, 2.3, 10.2, 10.3(a)(A)(iii)-(iv), 12.14 or 12.15.

(d) Seller Liability Cap. The maximum aggregate liability of Seller and its Affiliates for any and all Losses with respect to the matters contained in Section 10.3(a)(A)(i), (ii) or (v) shall not exceed Fifty-Six Million Five Hundred Thousand Dollars ($56,500,000) (the “Seller Liability Cap”). Notwithstanding any other provision of this Agreement, there is no Seller Liability Cap for any and all Losses arising with respect to (i) Sections 1.7, 1.8, 2.3, 10.2, 10.3(a)(A)(iii)-(iv), 12.14 or 12.15 of this Agreement, or (ii) any fraud or intentional misconduct by Seller or any of the Seller Subsidiaries.

Section 10.4 Procedures for Claims and Satisfaction. All claims for indemnification under this Article X shall be resolved in accordance with the following procedures:

(a) Notice of Claim. Any party seeking to assert an indemnification claim under this Article X shall deliver a written notice to the Party against which the claim is made. To the extent applicable, such notice must be provided within the time period specified in Section 10.3(b). Any Party providing such notice will use reasonable efforts to include with as much specificity as is reasonably practicable, the basis of the claim for such Loss and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

(b) Defense of Third Party Claims.

(i) Generally. If a claim or demand for indemnification is based upon an asserted liability or obligation to a Person not a Party (other than Purchaser), a successor or assign of a Party nor a Purchaser Indemnitee or a Seller Indemnitee (a “Third Party Claim”), then (and without limiting the obligations under Section 10.5(a)), the Indemnified Party will undertake in good faith to give prompt notice of any such Third Party Claim to the Indemnifying Party; provided, however, that a failure to provide such notice of a Third Party Claim will not prejudice any right to indemnification under this Agreement except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party will defend such Third Party Claims at its expense with lawyers chosen (with the Indemnified Party’s consent, which will not be unreasonably withheld, conditioned or delayed) and paid by it and will give written notice (the “Notice of Defense”) to the Indemnified Party within 30 days after the date such notice of a Third Party Claim is deemed received that acknowledges that it is defending the claim and that identifies the lawyer retained for the defense. The Indemnifying Party may not settle any such Third Party Claim without the consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed).

(ii) Control of Defense. Notwithstanding anything to the contrary in this Section 11.4: (A) the Indemnified Party will be entitled to participate in the defense of such claim or action and to employ lawyers of its choice for such purpose at its own expense, and (B) the Indemnifying Party will pay the reasonable fees and expenses of lawyers retained by the Indemnified Party pursuant to (A), if: (1) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single lawyer or law firm from representing both the Indemnified Party and the Indemnifying Party in such claim or action, and such conflict has not been timely waived; (2) the Indemnifying Party either failed to give a Notice of Defense or has failed or is failing to prosecute or defend vigorously such claim or action after notice from the Indemnified Party and a reasonable opportunity to cure; or (3) there is a reasonable likelihood that criminal penalties could be imposed on the Indemnified Party in connection with such claim or action.

(c) General Limitations. Each of the indemnification obligations of Seller and Purchaser under this Article X, including the indemnification obligation pursuant to Section 10.3(a), is subject to the following limitation. The amount of any Loss shall be reduced by any amount received by the Indemnified Party (or an Affiliate) with respect thereto under any third party insurance coverage or from any other Person (excluding an Affiliate of the Indemnified Party) alleged to be responsible therefor, net of any expense incurred by the Indemnified Party in collecting such amount. Any Indemnified Party that makes a claim for indemnification under this Article X shall use commercially reasonable efforts to collect any amount available under any known insurance coverage and from any known other Person alleged to have responsibility but collection of any such amounts or exhaustion of all available remedies will not be a condition to pursuing or collecting on any indemnifiable claim under this Article X. If an Indemnified Party (or an Affiliate) receives an amount under insurance coverage or from such other Person with respect to a Loss at any time subsequent to any indemnification provided the Indemnifying Party pursuant to this Article X, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party (or Affiliate), net of any expense incurred by the Indemnified Party in collecting such amount. The Indemnified Parties shall ensure that all commercially reasonable steps are taken and all commercially reasonable assistance is given to avoid or mitigate any Losses, which in the absence of mitigation might give rise to or increase a Loss in respect of any claim under this Article X. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that could reasonably have been avoided had the Indemnified Party made such efforts.

(d) Notice of Fixed Loss. When a Loss as to which a notice has been timely given in accordance with Section 10.5(a) is paid or is otherwise fixed or determined, then the Indemnified Party will give the Indemnifying Party notice of such Loss, in reasonable detail and specifying the amount of such Loss (which notice will be in addition to the notice required under Section 10.5(a), but the notices under this Section 10.5(d) and under Section 10.5(a) may be given simultaneously and in a single instrument when appropriate and in compliance with both provisions). If the Indemnifying Party is permitted to dispute such claim, it will, within 30 days after receipt of notice of the claim of Loss against it pursuant to this Section 10.5(d), give counter-notice, setting forth the basis for disputing such claim, to the Indemnified Party. If no such counter-notice is given within such thirty-day period or if the Indemnifying Party acknowledges liability for indemnification, then such Loss will be satisfied within three Business Days as provided in Section 10.5(e).

(e) Satisfaction of Indemnification Obligation. Subject to the procedures set forth above and in accordance with the deadlines specified in the preceding provisions of this Section 10.5, any indemnified Loss will be satisfied by the Indemnifying Party paying the amount of such Loss to the Indemnified Party plus interest on the amount of such Loss incurred by the Indemnified Party from the date the Indemnified Party actually paid such Loss (but without duplication of any interest payable with respect to any judgment underlying a Loss resulting from a Third Party Claim) at the Prime Rate. Payments pursuant to the foregoing will be by wire transfer or by check, as the recipient may direct; provided, however, that in the absence of directions within a reasonable period of time, payment may be made by check.

Section 10.5 Certain Rules.

(a) Adjustment to Purchase Price. Any payment made pursuant to the indemnification provisions of this Article X shall be deemed to be an adjustment to the Purchase Price and the Parties shall treat it as such for all purposes. There shall be no indemnification under any provision of this Article X for a breach of any representation, warranty, agreement or covenant or any other Loss to the extent an adjustment to the Purchase Price has been made pursuant to Section 1.7 or with respect to such breach or to the extent any adjustment to the Purchase Price has been made pursuant to Section 1.8.

(b) Definition of Loss. “Loss” means any loss, cost, damage, expense, payment, liability or obligation incurred or suffered with respect to the act, omission, fact or circumstance with respect to which such term is used, including: (i) subject to Section 10.4(b), related reasonable out-of-pocket attorneys’, accountants’ and other professional advisors’ fees and expenses, including those as to investigation, prosecution or defense of any claim or threatened claim including any attorneys’ fees and expenses in connection with one or more appellate or bankruptcy proceedings arising out of any such claim; and (ii) amounts paid in settlement of a dispute with a Person not a Party that if resolved in favor of such Person would constitute a matter to which a Party is indemnified pursuant to this Agreement, even though such settlement does not acknowledge that the underlying facts or circumstances constitute a breach of a representation and warranty or other indemnified matter. Notwithstanding the foregoing, except for any action permitted pursuant to Section 12.15 when the remedy of specific performance is not available, “Loss” does not include any punitive damages, lost profits, consequential damages, diminution in value or other special damages; provided, however, that in the case of a Third Party Claim, “Loss” includes the total amount of any judgment and any other award payable to a Person other than a Party, a successor or assign of a Party, or a Purchaser Indemnitee or a Seller Indemnitee pursuant to the Third Party Claim. No Indemnifying Party shall be liable under this Article X in respect of any Loss that is contingent unless and until such contingent Loss becomes an actual liability and is due and payable. No Indemnified Party shall be entitled to recover from any Indemnifying Party under this Article X more than once in respect of the same Loss (notwithstanding that such Loss may result from breaches of multiple provisions of this Agreement).

Section 10.6 Exclusive Remedy. Each of the Parties agrees that, except as contemplated by Section 12.15, if the Closing occurs, the indemnification provided in this Article X is the exclusive remedy (other than the indemnities provided in Section 7.1(d)) for a breach by any Party of any representation, warranty, agreement or covenant contained in this Agreement and is in lieu of any and all other rights and remedies that any other Party may have under this Agreement or otherwise for monetary relief or equitable relief with respect to the matters described in this Article X.

Section 10.7 Survival. All provisions of Article X shall survive Closing.

ARTICLE XI

TERMINATION AND ABANDONMENT

Section 11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by Seller, upon a breach or violation of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 9.3(a)-(f) and, in any such case, (i) such breach or violation shall be incapable of being cured by the Outside Date, and/or (ii) Purchaser shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation commencing within a reasonable time after the giving of written notice thereof by Seller to Purchaser of such violation or breach;

(c) by Purchaser, upon a breach or violation of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 9.2(a)-(f) and, in any such case, (i) such breach or violation shall be incapable of being cured by the Outside Date, or (ii) Seller shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation commencing within a reasonable time after the giving of written notice thereof by Purchaser to Seller of such violation or breach;

(d) by Purchaser or Seller upon a failure to satisfy any condition set forth in Section 9.1;

(e) by Purchaser upon a failure to satisfy the condition set forth in 9.2(e), provided such failure is not caused in whole or part by Seller (in which event Purchaser shall be entitled to terminate this Agreement pursuant to Section 11.1(c));

(f) automatically as provided in Section 9.3(g);

(g) by Purchaser or Seller if the Closing shall not have taken place by the Outside Date, as the same may be extended by Seller or Purchaser pursuant to Section 2.1; provided, that a Party may not terminate pursuant to this Section 11.1(g) if such Party’s failure to perform any of its obligations under this Agreement primarily contributes to the failure of the Closing to have occurred by such time;

(h) by Seller, if, prior to obtaining Shareholder Approval, Seller (A) has otherwise complied in all material respects with the terms of this Agreement, including Section 6.14 (including having complied fully with the notice and information requirements thereof) and (B) concurrently with the termination of this Agreement, enters into a definitive transaction agreement providing for the consummation of the transaction contemplated by a Superior Proposal; and

(i) by Purchaser, if, prior to obtaining Shareholder Approval, Seller Board (A) makes a Recommendation Change or (B) fails to make the Recommendation.

Section 11.2 Effect of Termination. Subject to the following provisions of this Section 11.2, upon any termination of this Agreement as provided in Section 11.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the provisions of Section 7.1(d) and Section 10.2 and any other provision of this Agreement which by its express terms survives termination hereof.

(a) If Seller elects to terminate this Agreement pursuant to Section 11.1(b), then Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive a return of the Deposit, and the actual documented reasonable third party out-of-pocket costs and expenses, if any, of Seller’s attorneys in enforcing its rights to the Deposit (if Seller prevails), as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit, plus such attorneys’ costs and expenses, is a reasonable estimate thereof.

(b) If Purchaser elects to terminate this Agreement pursuant to Section 11.1(c), then Purchaser shall be entitled, as its sole remedy subject to Section 12.15, to terminate this Agreement and receive a return of the Deposit, plus Seller shall pay to Purchaser its actual documented reasonable third party out-of-pocket costs and expenses incurred (i) in connection with the transactions contemplated herein, and (ii) by Purchaser’s attorneys in enforcing its rights to a refund of the Deposit, not to exceed a maximum amount of One Million Five Hundred Thousand and No/100 ($1,500,000.00); provided, however, that if Seller’s breach or violation is the result of fraud or intentional misconduct of Seller, then Purchaser also shall be entitled to pursue an action for damages.

(c) If Seller or Purchaser elects to terminate this Agreement pursuant to Section 11.1(a), Section 11.1(d) or Section 11.1(g), or if Purchaser elects to terminate this Agreement pursuant to Section 11.1(e), then Purchaser shall be entitled, as its sole remedy, to receive the return of the Deposit.

(d) If this Agreement is automatically terminated pursuant to Section 11.1(f), Purchaser shall receive the return of the Deposit and Seller shall pay to Purchaser its actual documented reasonable third party out-of-pocket costs and expenses incurred in connection with the transactions contemplated herein (including legal fees, accounting fees, consultant’s fees and advisor’s fees), not to exceed a maximum amount of One Million Five Hundred Thousand and No/100 ($1,500,000.00), provided that the Seller shall pay to Purchaser the

Break-Up Fee (but not the foregoing expense reimbursement) upon any of the following: (i) Seller fails to conduct the vote at the Seller Shareholder Meeting; (ii) prior to such termination and after the date of this Agreement, any Alternative Proposal is announced, disclosed or otherwise generally made known to the Seller’s shareholders; and (iii) the Seller Board has carried out a Change Action other than as a result of an Intervening Event which is unrelated to an Alternative Proposal. Seller’s payment to Purchaser of the Break-Up Fee shall be due within two days following termination of this Agreement.

(e) If this Agreement is terminated by Seller pursuant to Section 11.1(h) or by Purchaser pursuant to Section 11.1(i), Purchaser shall receive the return of the Deposit and Seller shall pay to Purchaser the Break-Up Fee. Seller’s payment to Purchaser of the Break-Up Fee shall be due within two days following termination of this Agreement.

(f) If Seller fails to pay when due any amount payable under this Section 11.2, then (i) Seller shall reimburse Purchaser for all costs and expenses (including reasonable attorneys’ fees) incurred in connection with the enforcement by Purchaser of its rights under this Section 11.2 and (ii) Seller shall pay to Purchaser interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Purchaser in full ) at a rate per annum equal to the rate paid on judgments entered by Florida state courts under Florida law.

(g) The parties acknowledge that Seller’s obligation to pay the Break-Up Fee to Purchaser is a material inducement to Purchaser’s willingness to enter into this Agreement and has been separately bargained for by the Parties.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Notice. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered in person, sent by email in PDF format, facsimile transmission, or sent by overnight courier service (with all fees prepaid) as follows:

If to Seller, to:

The St. Joe Company

133 WaterSound Parkway

WaterSound, Florida 32413

Attention: Park Brady

Facsimile: 850-231-7403

Email: park@joe.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attention: Andrew G. Dietderich

Facsimile: 212-291-9041

Email: dietdericha@sullcrom.com

If to Purchaser:

AgReserves, Inc.

79 South Main Street, Suite 1200

Salt Lake City, Utah 84111

Attention: Paul C. Genho, Chairman

Facsimile: 801-359-0711

Email: pgenho@fri-slc.com

with a copy to:

Foley and Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202-5017

Attention: David C. Cook

W. Christopher Rabil

Attention: David C. Cook

             W. Christopher Rabil

Facsimile: 904-359-8700

Email: dcook@foley.com

           crabil@foley.com

with a copy to:

Kirton McConkie PC

50 East South Temple Street

Salt Lake City, Utah 84111

Attention: Robert C. Hyde

Facsimile: 801-321-4893

Email: rhyde@kmclaw.com

Any such notice, request, demand or other communication shall be deemed to be given and effective on the date delivered if delivered in person, or by email in PDF format or facsimile if transmitted before 6:00 p.m. Eastern Time on a Business Day and if transmitted after 6:00 p.m. Eastern Time, on the first Business Day after the date of transmission, or if sent by overnight courier service, on the first Business Day after the date sent as evidenced by the date of the bill of lading; and shall be deemed received if delivered in person, on the date of personal delivery, if sent by overnight courier service, on the first Business Day after the date sent, or if by email in PDF format or facsimile transmission, on the date of confirmation of receipt if prior to 6:00 p.m. Eastern Time (including electronic confirmation), and if the date and time of confirmation of receipt is after 6:00 p.m. Eastern Time, on the first Business Day after the date of confirmation. Any Party sending a notice, request, demand or other communication by facsimile transmission shall also send a hard copy of such notice, request, demand or other communication by one of the other means of providing notice set forth in this Section 12.1. Any notice, request, demand or other communication shall be given to such other representative or at such other address as a Party may furnish to the other Parties in writing pursuant to this Section 12.1. Any party may give any notice, request, demand, claim or other communication hereunder by or through its counsel.

Section 12.2 Legal Holidays. If any date set forth in this Agreement for the performance of any obligation by any Party, or for the delivery of any instrument or notice as herein provided, should be a Saturday, Sunday or legal holiday, the compliance with such obligation or delivery shall be deemed acceptable on the next day which is not a Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Florida for observance thereof.

Section 12.3 Further Assurances. Each of the Parties shall execute such further Conveyance Instruments and such other documents, instruments of transfer or assignment, and corrective documents and do such other acts or things as may be reasonably required or desirable to carry out the intent of the Parties hereunder and the provisions of this Agreement and the transactions contemplated hereby. The provisions of Section 12.3 shall survive Closing.

Section 12.4 Assignment; Binding Effect.

(a) Except as otherwise provided under this Section 12.4, this Agreement shall not be directly or indirectly assignable or otherwise transferable (i) by Purchaser without the prior written consent of Seller, and

(ii) by Seller without the prior written consent of Purchaser. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing to the contrary, Purchaser shall have the right to assign this Agreement, in whole or in part, to one or more wholly owned subsidiaries of Purchaser that is treated as a disregarded entity for tax purposes, without the consent of Seller. Purchaser must provide notice to Seller at least five (5) Business Days prior to Closing of any such assignment, and any such assignment must be in writing on a form reasonably approved by Seller. Such assignment must, in part, provide that any such assignee must assume and be bound by all provisions of this Agreement and perform all obligations of Purchaser pursuant hereto as to the portion of the Property to be conveyed to such assignee. Any such assignment shall not relieve Purchaser of its obligations hereunder, and Purchaser shall remain liable hereunder in the event of non-performance by its assignee.

(b) Purchaser shall have the option to take title in multiple entities designated by Purchaser (the “Purchaser Designated Entities”), provided that (i) such Purchaser Designated Entities are wholly owned subsidiaries of Purchaser and (ii) at least five (5) Business Days prior to Closing, Purchaser provides Seller with written notice (the “Designated Entity Notice”) of (A) its election to take title to the Property in the Purchaser Designated Entities, (B) the names of the Purchaser Designated Entities and (C) the portions of the Property which each Purchaser Designated Entity will acquire. Notwithstanding anything to the contrary in this Agreement, in the event that Purchaser elects to take title to the Timberlands through one or more Purchaser Designated Entities, at Closing, Seller and/or Seller Subsidiary (as applicable) shall deliver a separate Deed to each Purchaser Designated Entity conveying to such Purchaser Designated Entity the applicable portion of the Timberlands identified in the Designated Entity Notice. Any designation of Purchaser Designated Entities shall not relieve Purchaser of its obligations hereunder, and Purchaser shall remain liable hereunder in the event of non-performance by its assignee.

(c) Notwithstanding anything to the contrary in this Section 12.4 or any other provision of this Agreement, until the date that is fourteen (14) days following Closing, Purchaser shall hold title to the Property directly or in one or more wholly owned subsidiaries of Purchaser that is treated as a disregarded entity for tax purposes and shall not transfer or cause or permit to be transferred any portion of the Property to any Affiliate of Purchaser that is not a wholly owned subsidiary of Purchaser treated as a disregarded entity for tax purposes.

Section 12.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), Seller’s Disclosure Letter, Purchaser’s Disclosure Letter, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties and supersede any prior agreements or understandings, whether written or oral, among the Parties with respect to the subject matter hereof.

Section 12.6 Amendment; Waiver. This Agreement may not be amended or modified in any manner other than by an agreement in writing signed by all of the Parties or their respective successors or permitted assigns. No waiver under this Agreement shall be valid or binding unless set forth in a writing duly executed and delivered by each Party against whom enforcement of such waiver is sought. Neither the waiver by any of the Parties of a breach of or a default under any provision of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any provision of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 12.7 Confidentiality. Each Party will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information confidential in accordance with the terms of the Confidentiality Agreement.

Section 12.8 No Third Party Beneficiaries. Nothing in this Agreement or any of the Ancillary Agreements, whether express or implied, is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto, the Purchaser Indemnitees and the Seller Indemnitees (with respect to Article X), any right, remedy or other benefit under or by reason of this Agreement.

Section 12.9 Severability of Provisions. If any provision of this Agreement (including any phrase, sentence, clause, Section or subsection) is inoperative, invalid, illegal or unenforceable for any reason, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 12.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES HEREBY (I) IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF FLORIDA AND THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF FLORIDA, IN EACH CASE, SITTING IN BAY COUNTY, FLORIDA FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FLORIDA STATE COURT OR THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF FLORIDA, IN EACH CASE, SITTING IN BAY COUNTY, FLORIDA. EACH OF THE PARTIES HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTY AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 12.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF ON SUCH PARTY.

(b) EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OF THE ANCILLARY AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

Section 12.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and, when taken together, shall constitute one agreement.

Section 12.12 Captions. The captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. “Article,” “Section,” “Subsection,” “Exhibit” or “Schedule” refers to such item of or attached to this Agreement.

Section 12.13 Construction. The Parties agree that “including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as nonexclusive, non-characterizing illustrations and equivalent to the terms “including, but not limited to,” and “including, without limitation.” Each Party acknowledges that it has had the opportunity to be advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if any ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any Party solely because such Party or its representatives were the drafters of any such provision.

Section 12.14 Reimbursement of Legal Fees. In the event any legal proceeding should be brought to enforce the terms of this Agreement or for breach of any provision of this Agreement, the non-prevailing Party shall reimburse the prevailing Party for all reasonable costs and expenses of the prevailing Party (including its attorneys’ fees and disbursements). For purposes of the foregoing, (i) “prevailing Party” means (A) in the case of the Party initiating the enforcement of rights or remedies, that it recovered substantially all of its claims, and (B) in the case of the Party defending against such enforcement, that it successfully defended substantially all of the claims made against it, and (ii) if no Party is a “prevailing Party” within the meaning of the foregoing, then no Party will be entitled to recover its costs and expenses (including attorney’s fees and disbursements) from any other Party. The provisions of this Section 12.14 shall survive Closing.

Section 12.15 Specific Performance. The Parties acknowledge that money damages would not be a sufficient remedy for any breach by Seller of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights of Purchaser under this Agreement shall be enforceable against Seller by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. If Seller fails to consummate the transactions contemplated in this Agreement, Purchaser may undertake an action, suit or proceeding for the specific enforcement of this Agreement unless Purchaser’s failure to perform any of its obligations under this Agreement primarily contributes to the failure of Seller to consummate the transactions contemplated by this Agreement. In the event the remedy of specific performance is not available to Purchaser due to the fraud or intentional misconduct of Seller, in addition to return of the Deposit, Purchaser shall be entitled to pursue any and all remedies and damages available at law or equity. Seller’s only right to specific performance by Purchaser hereunder shall be for any breach of the Confidentiality Agreement or Section 6.3 or Section 7.1 of this Agreement. The provisions of this Section 12.15 shall survive Closing.

Section 12.16 Dispute Resolution Regarding Values. If Purchaser and Seller are unable to agree upon the value of any Casualty Loss pursuant to Section 1.7(c)(ii), Purchaser and Seller shall refer the matter to a Forestry Consultant, and each will, at a mutually agreed time within three days after such referral, simultaneously submit to the Forestry Consultant their respective calculations of the fair market value of such damaged or lost Timber based on the specifications and values set forth on the Value Table. Within fifteen (15) days of such submissions, the Forestry Consultant shall determine the fair market value of the damaged or lost Timber and shall select one of the two submissions of the Parties (and shall not select any other amount) as being most representative of the fair market value of such damaged or lost Timber based on the specifications and values set forth on the Value Table, and the submission so selected shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party.

Section 12.17 1031 Exchange. Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange or so-called “reverse 1031 exchange” under Section 1031 of the Code for either Seller or Purchaser. Each party hereby agrees to take all reasonable steps necessary before, on or after the Closing Date, to facilitate such exchange if requested by the other party; provided, however, that the party making such accommodation shall not be required to incur any material out-of-pocket cost, expense or other obligation in connection with such exchange and the Closing shall not be delayed.

Section 12.18 Radon Gas Disclosure. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county public health unit.

Section 12.19 Coastal Construction Control Line. All or part of the Timberlands are or may be located either (1) partially or totally seaward of the Coastal Construction Control Line as defined in Section 161.053, Florida Statutes (the “CCCL”), or (2) within a coastal building zone as defined in Section 161.54, Florida Statutes. Therefore, the Timberlands may be subject to coastal erosion and to federal, state or local regulations that govern coastal property, including the delineation of the CCCL, rigid coastal protection structures, beach nourishment and the protection of marine turtles. Additional information can be obtained from the Florida Department of Environmental Protection, including whether there are significant erosion conditions associated with the Timberlands. Florida law requires Seller to provide Purchaser with an affidavit, or a survey, meeting the requirements of Chapter 472 of the Florida Statutes, delineating the location of the CCCL on the Timberlands at or prior to Closing, unless Purchaser waives this requirement in writing. Purchaser hereby waives the right to receive a CCCL affidavit or survey.

ARTICLE XIII

DEFINITIONS

The terms set forth below when used in this Agreement shall have the following meanings:

“Access Easements” has the meaning specified in Section 3.1.

“Adjustment Value” means the difference between (x) the net proceeds actually received by Seller with respect to all Timber removed from the Timberlands during the Timber Adjustment Period minus (y) the sum of the amounts described on Exhibit P attached hereto with respect to each of the months during the Timber Adjustment Period (disregarding any month described on Exhibit P if such month occurs entirely after the Closing Date, and prorating on a daily basis the month described on Exhibit P during which the Closing Date occurs).

“Adverse Environmental Condition” means, with respect to any of the Timberlands, the existence of an Environmental Matter.

“Affiliate” of any Person means another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the first Person.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Alternative Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to any (i) direct or indirect acquisition or purchase of all or any portion of the Property, (ii) direct or indirect acquisition or purchase (including by tender or exchange offer) of equity securities of Seller that would be inconsistent with the Transaction, (iii) merger, consolidation, share exchange, business combination, asset purchase, recapitalization or similar transaction involving Seller, or any of its Subsidiaries in a transaction that would be inconsistent with the Transaction; in each case other than the Transaction.

“Ancillary Agreements” has the meaning specified in Section 3.1.

“Appraiser” has the meaning specified in Section 7.6(h)(i).

“Assumed Condemnations” has the meaning specified in Section 1.2(e).

“Assumed Contracts” has the meaning specified in Section 1.2(d).

“Assumed Liabilities” has the meaning specified in Section 1.3.

“Books and Records” has the meaning specified in Section 6.4(a).

“Break-Up Fee” means Twenty-One Million One Hundred Eighty Seven Thousand Five Hundred and No/100 Dollars ($21,187,500.00).

“Business Day” means any day other than a Saturday, Sunday or “legal holiday” as defined in Section 12.2.

“Cash Purchase Price” means that portion of the Purchase Price designated by Seller pursuant to Section 1.4(c) and payable by Purchaser to Seller in accordance with Section 1.4(d)(i).

“Casualty Damages” has the meaning specified in Section 1.7(c)(ii).

“Casualty Loss” means any material physical damage to or loss of the timber on any portion of the Timberlands by fire, earthquake, flood or other casualty occurring prior to the Closing.

“Casualty Loss Basket” has the meaning specified in Section 1.7(c)(ii).

“CCCL” has the meaning specified in Section 12.19.

“Claims” means, with respect to the Property, all claims, demands, investigations, causes of action, suits, defaults, assessments, litigation or other proceedings, including administrative proceedings, third party actions, arbitral proceedings and proceedings by or before any Governmental Authority.

“Closing” has the meaning specified in Section 2.1.

“Closing Date” has the meaning specified in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Completed Title Commitment” means a Title Commitment together with a legible copy of each recorded documentary exception referenced therein when posted to the Title Company’s online repository.

“Condemnation” means any condemnation proceeding filed or threatened in writing by any Governmental Authority or any exercise, by a Governmental Authority, of eminent domain powers (or notice of the exercise thereof) with respect to the Timberlands.

“Confidentiality Agreement” means the Confidentiality Agreement dated September 25, 2012 between Seller and Purchaser, as amended.

“Contract” means any agreement, lease, license, evidence of debt, mortgage, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding or other contract, obligation or arrangement of any kind.

“Conveyance Instruments” means such deeds and/or other instruments necessary or appropriate under applicable Laws to convey to Purchaser fee simple title to the Timberlands, with covenants of limited or special warranty as to title, in each case subject to the Permitted Exceptions.

“Core Timberlands” means that portion of the Timberlands identified as part of the “Offering” but not as “Non Core Properties” on the map attached hereto as Schedule 1-A.

“Credit Enhancement Banks” means one or more banks or other financial institutions selected by Seller to provide the standby Letters of Credit required by Section 1.4(d)(ii) as credit enhancement for the Timber Notes.

“Deeds” has the meaning specified in Section 2.2(a)(iii).

“Deposit” has the meaning specified in Section 1.4(b).

“Designated Entity Notice” has the meaning specified in Section 12.4(b).

“Due Diligence Period” means the period commencing on the Effective Date and ending at 11:59 p.m. on Friday, December 13, 2013.

“Effective Date” means the date of this Agreement.

“Environmental Carveout” has the meaning specified in Section 1.7(d)(ii).

“Environmental Claims” has the meaning specified in Section 1.7(d)(iv).

“Environmental Laws” means any United States federal, state or local Laws and the regulations promulgated thereunder, in existence on the Effective Date, relating to pollution or protection of the environment or to threatened or endangered species, including the federal Endangered Species Act, Laws relating to wetlands protection, Laws relating to reclamation of land and waterways and Laws relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, soil, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Matters” means any material violation of any applicable Environmental Law by Seller at or on the Timberlands existing as of the Effective Date and as of the Closing Date, relating to (i) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into air, surface water, ground water, soil, land surface or subsurface strata, buildings or facilities or (ii) otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances by any Person at the Timberlands prior to the Effective Date.

“Environmental Permits” means all permits approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“Environmental Reports” means (x) all of the Phase I Reports and (y) any Phase II Reports or other third-party environmental reports relating to the Timberlands obtained by Seller.

“ERISA” has the meaning specified in Section 3.8.

“Escrow Agreement” has the meaning specified in Section 1.4(b).

“Estoppel Certificates” has the meaning specified in Section 6.8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” has the meaning specified in Section 7.6(h)(i).

“FDOT” has the meaning specified in Section 6.16.

“FDOT Agreement” means that certain Agreement, dated as of October 27, 2006, by and between the State of Florida Department of Transportation and Seller, as the same may have been amended, modified or supplemented from time to time.

“FDOT Agreement Property” has the meaning specified in Section 6.16.

“Forestry Consultant” means any forestry consultant independent of the Parties appointed by Seller and reasonably approved by Purchaser to act as a consultant and/or arbitrator under the provisions of Section 1.7 and Section 12.16.

“Fundamental Representations” has the meaning specified in Section 10.1(a).

“General Assignment and Assumption” has the meaning specified in Section 2.2(a)(ii).

“Governmental Authority” means any federal, state, local or foreign government or any court or any administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.

“Harvest Amount” means the volume, by category set forth on the Value Table, of all Timber that was actually removed from the Timberlands during the Timber Adjustment Period.

“Harvest Plan” means the Seller’s Harvest Plan for 2013 and/or the Seller’s Harvest Plan for 2014, collectively, each as described in Section 4.5(a) of Seller’s Disclosure Letter

“Harvest Report” has the meaning specified in Section 1.7(a)(i).

“Hazardous Substances” means any hazardous substance as defined in 42 U.S.C. § 9601(14), any hazardous waste as defined by 42 U.S.C. § 6903(5), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33) or any toxic substance, oil or hazardous material regulated by or forming the basis of liability under any Environmental Laws, including, without limitation, any of the following Laws and regulations, as amended from time to time prior to the Closing: (i) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (vi) the Clean Air Act, 42 U.S.C. § 1857 et seq.; and (vii) all Laws of the states in which the Timberlands are located that are based on, or substantially similar to, the federal statutes listed in parts (i) through (vi) of this subparagraph.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified REC Parcels” means the parcels of real property identified on the aerial photographs attached hereto as Schedule 1-B.

“Identified Title Carveouts” means the parcels of real property identified as Windmark Breach Conservation Easement and Boat Ramp Offsite Mitigation on the maps attached hereto as Schedule 1-C.

“Indemnified Party” has the meaning specified in Section 10.3(b).

“Indemnifying Party” has the meaning specified in Section 10.3(b).

“Indemnity Period” has the meaning specified in Section 10.1.

“Installment Note Purchase Price” means that portion of the Purchase Price designated by Seller pursuant to Section 1.4(c) and payable by Purchaser to Seller in accordance with Section 1.4(d)(ii).

“Intervening Event” means a material event, change, development or occurrence that occurs or arises after the date of this Agreement that was neither known to Seller Board nor reasonably foreseeable to Seller Board as of the date of this Agreement, or becomes known to Seller Board before the Shareholder Approval shall have been obtained and, if it had occurred prior to the date of this Agreement, would have improved Seller’s prospects such that Seller Board determines in good faith, after consulting with its legal and financial advisors, that the Transaction is less favorable to the shareholders than the Seller continuing to own the Property; provided, however, that in no event will the receipt, existence of or terms of an Alternative Proposal or any inquiry relating thereto constitute an Intervening Event.

“Law” means any rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including common law, state and federal laws and laws of foreign jurisdictions.

“L/C Amount” has the meaning specified in Section 6.13(c).

“L/C Commitment Letters” has the meaning specified in Section 6.13(c).

“Letter of Credit” has the meaning specified in Section 1.4(d)(ii).

“Licenses” has the meaning specified in Section 1.2(c).

“Lien” means any mortgage, lien, charge, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, assessment, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative (but excluding all negative pledges), and whether imposed or created by operation of law or otherwise) in, on or with respect to, or pledge of, any Property, or any other interest in the Property, designed to secure the repayment of debt or any other obligation, whether arising by Contract, operation of law or otherwise.

“Loss” has the meaning specified in Section 10.5(b).

“Material Adverse Effect” means any event, occurrence, condition, fact or change that individually or together with any other events, occurrences, conditions, facts or changes, has a material and adverse effect on the Property, the timber business operated on the Timberlands, the cattle and livestock operations contemplated to be conducted on the Timberlands, the results of such business operations and the prospects for such business taken as a whole; provided, however, that none of the following shall be considered or taken into account in determining whether there has been a Material Adverse Effect: (a) any changes that are generally applicable to the timber industry, the forest products industry, the pulp and paper industry and the cattle and livestock industry and their respective markets, provided, it does not have a disproportionate effect on the Property, the timber business conducted or the cattle and livestock operations contemplated to be conducted on the Core Timberlands relative to the timber or cattle and livestock industry as a whole, (b) any changes that are generally applicable to the United States economy or securities markets or the world economy or international securities markets, (c) any continuation of an adverse trend or condition that does not exclusively affect the Property, (d) any effect resulting from acts of God, war or terrorism, (e) any change in Law or interpretations thereof applicable to Seller and/or Purchaser, or (f) any effect resulting from actions required to be taken pursuant to this Agreement or any Ancillary Agreement, or that are attributable (in whole or in part) to the announcement of this Agreement and the transactions contemplated hereby.

“Merchantable Timber” means that portion of the Timber meeting the specifications for “Merchantable Timber” as described in Exhibit B.

“Monetary Liens” has the meaning specified in Section 1.7(b)(i).

“Non-Core Timberlands” means that portion of the Timberlands identified as “Non Core Properties” on the map attached hereto as Schedule 1-A.

“Note Document” has the meaning specified in Section 6.13(a).

“Note Parties” has the meaning specified in Section 6.13(b).

“Notice of Defense” has the meaning specified in Section 10.5(b)(i).

“Objection Notice” has the meaning specified in Section 1.7(a)(i).

“Offered Price” has the meaning specified in Section 7.6(b).

“Offered ROFR Parcel” has the meaning specified in Section 7.6(b).

“Outside Date” has the meaning specified in Section 2.1.

“Parties” means Seller and Purchaser, collectively. “Party” means Seller or Purchaser, individually.

“Pellet Supply Agreement” has the meaning specified in Section 6.7(c).

“Permitted Exceptions” has the meaning specified in Section 1.6.

“Person” means an individual, partnership, limited partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Personal Property” has the meaning specified in Section 1.2(b).

“Phase I Reports” has the meaning specified in Section 1.7(d)(i).

“Phase II Report” means an investigation and written report conducted by an environmental professional that further evaluates a REC identified in a Phase I Report or other transaction screen process for the purpose of providing additional information regarding the nature and extent of environmental contamination associated with a REC.

“Post-Closing Purchaser Easement” has the meaning specified in Section 7.3(c).

“Post-Closing Reserved Easement” has the meaning specified in Section 7.3(b).

“Pre-Merchantable Timber” means that portion of the Timber meeting the specifications for “Pre-Merchantable Timber” as described in Exhibit B.

“Prime Rate” means the prime rate of interest as published from time to time in the “Money Rates” table of The Wall Street Journal.

“Property” has the meaning specified in Section 1.2.

“Proposed Transferee” has the meaning specified in Section 7.6(b).

“Proxy” has the meaning specified in Section 1.5.

“Proxy Statement” means the proxy statement to be filed with the SEC relating to the matters for which Shareholder Approval are sought pursuant to this Agreement.

“Purchase Price” has the meaning specified in Section 1.4(a).

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Purchaser Designated Entities” has the meaning specified in Section 12.4(b).

“Purchaser Easements” means such ingress and egress easements across real property owned or controlled by Seller or its Affiliates, together with the right to locate utilities within the boundaries of ten (10) feet on either side of any such road used to exercise such easements, as may be reasonably necessary to allow Purchaser and its Affiliates, successors and assigns to use any portion of the Timberlands for (i) growing and harvesting timber, (ii) hunting, fishing or other recreational uses (other than for the recreational use of off-road or all-terrain vehicles) or (iii) cattle and livestock operations and in addition to use any portion of the Non-Core Timberlands for residential, commercial or industrial development.

“Purchaser Indemnitees” has the meaning specified in Section 10.1(b).

“Purchaser Subsidiary” means Panama City Timber Finance Company, LLC, a Delaware limited liability company.

“Purchaser’s Broker” has the meaning specified in Section 10.2.

“Purchaser’s Disclosure Letter” has the meaning specified in the preamble to Article V.

“Qualifying Affiliate” has the meaning specified in Section 7.6(a).

“Qualifying Purchaser” has the meaning specified in Section 7.6(a).

“Qualifying Purchaser Transfer” has the meaning specified in Section 7.6(h)(i).

“REC” means the presence or likely presence of any Hazardous Substance on a property under conditions that indicates an existing release, a past release, or a material threat of a release of any Hazardous Substance into structures on the Timberlands or into the ground, groundwater or surface water of the Timberlands.

“Regulatory Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency control or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Reserved Easements” means such ingress and egress easements across the Timberlands, together with the right to locate utilities within the boundaries of ten (10) feet on either side of any such road used to exercise such easements, as may be reasonably necessary to allow Seller and its Affiliates, successors and assigns to use any portion of the real property retained by Seller for (i) growing and harvesting timber, (ii) hunting, fishing or other recreational uses (other than for the recreational use of off-road or all-terrain vehicles), or (iii) residential, commercial or industrial development, in each case described in Section 1.2(a) of Seller’s Disclosure Letter, collectively.

“Right of First Refusal” has the meaning specified in Section 7.6(a).

“Right of First Refusal Agreement” has the meaning specified in Section 7.6(l).

“ROFR Expiration Date” has the meaning specified in Section 7.6(a).

“ROFR Memorandum” has the meaning specified in Section 7.6(i).

“ROFR Notice” has the meaning specified in Section 7.6(b).

“ROFR Parcel” has the meaning specified in Section 7.6(a).

“ROFR Terms” has the meaning specified in Section 7.6(d).

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Board” has the meaning specified in the recitals to this Agreement.

“Seller Liability Cap” has the meaning specified in Section 10.3(d).

“Seller Indemnitees” has the meaning specified in Section 10.1(b).

“Seller Subsidiaries” has the meaning specified in the recitals to this Agreement.

“Seller Threshold” has the meaning specified in Section 10.3(d).

“Seller’s Disclosure Letter” has the meaning specified in the preamble to Article III.

“Seller’s Knowledge” means actual knowledge possessed by David Harrelson, after commercially reasonable inquiry and without any personal liability hereunder on the part of such Person.

“Seller’s ROFR Election Notice” has the meaning specified in Section 7.6(c).

“SFI Standards” has the meaning specified in Section 6.2.

“Shareholder Approval” means approval at the Seller Shareholder Meeting of this Agreement and the transactions contemplated hereby.

“Subsidiaries” means with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or one or more of its Subsidiaries.

“Superior Proposal” means an unsolicited bona fide written Alternative Proposal that the Seller Board determines in its good faith, reasonable judgment (after consulting with outside counsel and its financial advisor), taking into account all legal, financial and regulatory and other aspects of the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), the likelihood and timing of required governmental approvals and consummation and the Person making the proposal, (a) is more favorable to the shareholders of Seller from a financial point of view than the Transaction (including any adjustment to the terms and conditions proposed by Purchaser as contemplated by Section 6.14(e)) and (b) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such party.

“Supply Agreements” means the Timber Supply Agreement, the Thinnings Supply Agreement, and (if executed prior to the Closing Date) the Pellet Supply Agreement.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Tax.

“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Thinnings Supply Agreement” has the meaning specified in Section 6.7(b).

“Third Party Claim” has the meaning specified in Section 10.5(b).

“Third Party Offer” has the meaning specified in Section 7.6(b).

“Timber” has the meaning specified in Section 1.2(a).

“Timber Adjustment Period” means the period beginning on August 1, 2013 through the Closing Date.

“Timber Deeds” has the meaning specified in Section 6.2(b).

“Timber Note” has the meaning specified in Section 1.4(d)(ii).

“Timber Supply Agreement” has the meaning specified in Section 6.7(a).

“Timberlands” has the meaning specified in Section 1.2(a).

“Title Commitment” has the meaning specified in Section 7.4(a).

“Title Company” means Fidelity National Title Insurance Company.

“Title Objection” has the meaning specified in Section 1.7(b)(i).

“Title Objection Carveout” has the meaning specified in Section 1.7(b)(ii).

“Title Policies” has the meaning specified in Section 7.4(a).

“Transaction” means the sale of the Property by Seller to Purchaser as contemplated by this Agreement.

“Transaction Documents” means this Agreement and any exhibits or schedules thereto or other documents referred to therein, and the Ancillary Agreements.

“Transfer” has the meaning specified in Section 7.6(a).

“Transfer Agreement” has the meaning specified in Section 7.6(b).

“Transfer Taxes” has the meaning specified in Section 2.3.

“Treasury Regulations” means the treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code.

“Use Restriction” has the meaning specified in Section 2.2(a)(ix).

“Value Table” means the value table set forth on Exhibit B attached hereto.

[Signatures begin on the following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed by an officer thereunto duly authorized, all as of the date first written above.

SELLER:

THE ST. JOE COMPANY

By:	/s/ Park Brady
Name:	Park Brady
Title:	Chief Executive Officer

PURCHASER:

AGRESERVES, INC.

By:	/s/ Louis L. Rothey, Jr.
Name:	Louis L. Rothey, Jr.
Title:	Vice President

The undersigned hereby joins in this Agreement for purpose of confirming its obligations hereunder as a Seller Subsidiary:

ST. JOE TIMBERLAND COMPANY OF DELAWARE, L.L.C.

By:	/s/ Park Brady
Name:	Park Brady
Title:	Manager and Chief Executive Officer

Annex B

November 6, 2013

Board of Directors

The St. Joe Company

133 South WaterSound Parkway

WaterSound, FL 32413

Members of the Board:

We understand that The St. Joe Company (the “Company”) and AgReserves, Inc. (“Purchaser”), propose to enter into a Purchase and Sale Agreement, substantially in the form of the draft dated November 6, 2013 (together with any related agreements, the “Purchase and Sale Agreement”), which provides, among other things, for the sale (the “Land Sale”) of approximately 382,834 acres of timberlands located in Bay, Calhoun, Franklin, Gadsden, Gulf, Jefferson, Leon, Liberty and Wakulla Counties, Florida and certain other related assets (together, the “Property”) by the Company to Purchaser for a purchase price of $565,000,000 (the “Consideration”). The terms and conditions of the Land Sale are more fully set forth in the Purchase and Sale Agreement.

You have requested our opinion as to whether the Consideration to be received by the Company in connection with the Land Sale is fair from a financial point of view to the Company.

For purposes of the opinion set forth herein, we have:

1)	reviewed certain publicly available financial statements and other business and financial information relating to the Company that we deemed relevant;

2)	reviewed certain non-public internal financial statements and other financial and operating data concerning the historical, current and future operations, financial conditions and prospects of the Company and the Property prepared and furnished to us by the management of the Company;

3)	reviewed certain non-public financial and operating projections prepared and furnished to us by the management of the Company, including the Company’s 20-year harvest plan for the Property;

4)	discussed the past and current operations, financial projections and financial condition and the prospects of the Company and the Property with senior executives of the Company;

5)	reviewed publicly available financial statements and other business, operating and financial information of certain publicly traded companies comparable to the Company;

6)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions that we deemed relevant;

7)	participated in certain discussions and negotiations among representatives of the Company and Purchaser;

8)	reviewed a draft of the Purchase and Sale Agreement dated November 6, 2013 (which, for the avoidance of doubt, includes all exhibits and schedules thereto); and

9)	performed such other reviews, inquiries and analyses and considered such other information and factors as we have deemed necessary or appropriate.

We have assumed and relied upon, with your consent, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, without independent verification. We have not made any independent real estate appraisal of the Property, nor have we been furnished with any third party valuations or appraisals of the Property. We have further assumed that there are no facts or circumstances that would make any information reviewed by us inaccurate or misleading.

152 WEST 57TH STREET, 34TH FLOOR, NEW YORK, NY 10019

PHONE: 212-909-9010 | FAX: 212-909-9020 | WWW.TAPADVISORS.COM

With respect to the financial projections, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance with respect to operating the Property and we express no view as to any financial projections or the assumptions on which they are based. In addition, we have assumed, with your consent, that (i) the parties to the Purchase and Sale Agreement will comply with all material terms thereof, (ii) the Land Sale will be consummated in accordance with the terms set forth in the Purchase and Sale Agreement and the related documents without any waiver, amendment or delay of any terms or conditions, (iii) the Purchase Price (as such term is defined in the Purchase and Sale Agreement) will not be subject to any of the adjustments set forth in Section 1.7 of the Purchase and Sale Agreement and (iv) in connection with the receipt of any necessary governmental, regulatory or other approvals and consents required for the consummation of the Land Sale, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on any of the parties, the Land Sale or the contemplated benefits expected to be derived from the Land Sale.

This opinion is limited to and addresses only the fairness to the Company, from a financial point of view, as of the date hereof, of the Consideration to be received by the Company in connection with the Land Sale. Our opinion does not address the relative merits of the Land Sale as compared to any other alternative business transactions or strategies, whether or not such alternative business transactions or strategies could be achieved or are available, or the Company’s underlying business decision to effect the Land Sale or any related transaction. We express no opinion with respect to the fairness of the Land Sale to any other party, including without limitation the Company’s shareholders.

We are not legal, tax, accounting or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax accounting or regulatory advisors with respect to legal, tax, accounting or regulatory matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and other potential competing transactions involving the Company and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Land Sale. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. We will not receive any separate fee for the delivery of this opinion.

Neither we nor any of our affiliates has received any fees from Fairholme Capital Management, LLC, Fairholme Funds, Inc. or any of their respective affiliates within the past two years.

This opinion has been approved by an a committee of TAP Securities LLC authorized to approve opinions of this nature in accordance with our customary practice. This opinion is given to the Board of Directors of the Company (in its capacity as such) and may not be used for any other purpose without our prior written consent, except that a copy of this opinion in its entirety and/or a fair summary thereof may be included in a definitive proxy statement filed by the Company, or any filing the Company is required by applicable law to make, with the Securities and Exchange Commission in connection with the Land Sale. In addition, we express no opinion or recommendation as to how any Company shareholder should vote at the shareholders’ meeting to be held in connection with the Land Sale and the Purchase and Sale Agreement.

152 WEST 57TH STREET, 34TH FLOOR, NEW YORK, NY 10019

PHONE: 212-909-9010 | FAX: 212-909-9020 | WWW.TAPADVISORS.COM

Based on and subject to the forgoing, we are of the opinion on the date hereof that the Consideration to be received by the Company in connection with the Land Sale is fair from a financial point of view to the Company.

Very truly yours,

TAP SECURITIES LLC

152 WEST 57TH STREET, 34TH FLOOR, NEW YORK, NY 10019

PHONE: 212-909-9010 | FAX: 212-909-9020 | WWW.TAPADVISORS.COM

THE ST. JOE COMPANY 133 SOUTH WATERSOUND PARKWAY WATERSOUND, FL 32413 ATTN: KENNETH M. BORICK

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by The St. Joe Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M55917-B36375 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE ST. JOE COMPANY

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
1.

Approval of the sale by The St Joe Company of approximately 382,834 acres of land located in Northwest Florida, along with certain other assets and inventory and rights under certain continuing leases and contracts, pursuant to the Purchase and Sale Agreement by and between St. Joe and AgReserves Inc., dated November 6, 2013.

	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2.

Approval of one or more adjournments of the Special Meeting to solicit additional votes and proxies if there are insufficient votes at the time of the Special Meeting to approve the Transaction Proposal.

	☐	☐	☐

NOTE: Such other business as may properly come before the Special Meeting or any postponements or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

PROXY CARD

THE ST. JOE COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF SHAREHOLDERS

March 4, 2014

The shareholder(s) hereby appoint(s) Kenneth M. Borick and Park Brady, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of The St. Joe Company that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 8:00 AM, Eastern Standard Time on March 4, 2014, at the Offices of Greenberg Traurig, P.A., 333 S.E. 2nd Ave., Suite 4400, Miami, Florida 33131, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted FOR proposals 1 and 2, all as described on the reverse side. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. This proxy will revoke all prior proxies signed by you.

Continued and to be signed on reverse side